Filed pursuant to Rule 424(b)(3)
                                                Registration No. 33-65125
PROSPECTUS



                          BENTLEY PHARMACEUTICALS, INC.
                         458,500 Shares of Common Stock
                               -------------------

     This Prospectus relates to 458,500 shares (the "Selling Shareholders' Shares") of common stock, par value $.02 per share (the "Common Stock"), of Bentley Pharmaceuticals, Inc. (the "Company"), which are being offered for sale by certain selling shareholders (the "Selling Shareholders"). The Selling Shareholders' Shares include (i) 75,000 shares of Common Stock issued by the Company in an October 1995 private placement (the "First Placement"); (ii) 150,000 shares of Common Stock issuable upon conversion, at the option of the holder thereof, of $720,000 principal amount convertible notes (the "Notes") issued in the First Placement at a conversion price of $3.00 per share upon 15 days notice to the Company; (iii) 131,250 shares of Common Stock issued by the Company in a subsequent October 1995 private placement (the "Second Placement");
(iv) 100,000 shares of Common Stock which may be issued by the Company upon exercise of stock purchase warrants by Baytree Associates, Inc.; and (v) 2,250 shares of Common Stock issued to Martin E. Janis & Co., Inc. in connection with consulting services rendered. See "Selling Shareholders and Plan of Distribution." The Company will not receive any of the proceeds from the sales of the Selling Shareholders' Shares by the Selling Shareholders.

     The Selling Shareholders, their pledgees and/or their donees, may be deemed to be "underwriters" as defined in the Securities Act of 1933. If any broker-dealers are used by the Selling Shareholders, their pledgees and/or their donees, any commissions paid to broker-dealers and, if broker-dealers purchase any Selling Shareholders' Shares as principals, any profits received by such broker-dealers on the resale of the Selling Shareholders' Shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the Selling Shareholders, their pledgees and/or their donees, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling
Shareholders' Shares offered by Selling Shareholders will be borne by the Company. Brokerage commission, if any, attributable to the sale of the Selling Shareholders' Shares will be borne by the Selling Shareholders, their pledgees and/or their donees.

     The Selling Shareholders' Shares offered by this Prospectus may be sold from time to time by the Selling Shareholders, their pledgees and/or their donees. No underwriting arrangements have been entered into by the Selling Shareholders. The distribution of the Selling Shareholders' Shares by the Selling Shareholders, their pledgees and/or their donees, may be effected in one or more transactions that may take place on the American Stock Exchange or the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders, their pledgees and/or their donees, in connection with sales of the Selling Shareholders' Shares.

     On the date of this Prospectus, a registration statement under the Securities Act of 1933 with respect to an underwritten public offering (the "Offering") of 6,000 Units (without giving effect to the over-allotment option (the "Over-allotment Option") granted to the Underwriters to purchase an additional 900 Units), with each Unit consisting of one thousand dollar ($1,000) principal amount 12% convertible senior subordinated debenture due February 13, 2006 ("Debentures") and 1,000 class A redeemable warrants, with each redeemable warrant entitling the holder to purchase one share of Common Stock and one class B redeemable warrant (the "Units"), was declared effective by the Securities and Exchange Commission. The Debentures are convertible into Common Stock at a conversion price per share of the lesser of $2.50 or 80% of the average closing price of the Common Stock on the American Stock Exchange for the 20 consecutive trading days immediately preceding the date twelve months after the date of this Prospectus (or earlier upon a notice of redemption). Upon conversion of all of the Debentures, based on the conversion price of $2.50, the Company will issue 2,760,000 shares of Common Stock (which amount may be increased to 3,860,140 shares of Common Stock if the average closing price of the Common Stock during the twenty trading days used for calculation of the conversion of the Debentures was equal to $2.23, the average closing price of the Common Stock during the twenty trading days ended February 12, 1996. 10,350,000 shares of Common Stock would be issuable upon exercise of the Class A and Class B redeemable warrants. In connection with the offering of the Units, the Company granted the Underwriter a warrant to purchase 570 Units (the "Underwriter's Warrant"). 1,083,000 shares of Common Stock would be issuable upon exercise of the securities underlying the Underwriter Warrants.

                               ------------------

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE
                PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS
               SPECIFIED UNDER THE CAPTION "RISK FACTORS" LOCATED
                          ON PAGE 7 OF THIS PROSPECTUS.
                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                               ------------------

                The date of this Prospectus is February 14, 1996.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission:
Northeast Regzional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 on which the Company's Common Stock is listed.

     This Prospectus does not contain all the information set forth in the Form S-1 Registration Statement (No. 33-65125) (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is hereby made to the copy of the contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in this Prospectus is qualified in all respects by such reference. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are expressly incorporated by reference in such documents). Requests should be directed to Bentley Pharmaceuticals, Inc., One Urban Centre, Suite 550, 4830 West Kennedy Boulevard, Tampa, Florida 33609, (813) 286-4401, Attention: Michael D. Price, Chief Financial Officer.














     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS AND THE UNDERLYING SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus is based on the assumption that the Underwriter's option to purchase Units from the Company to cover over-allotments is not exercised and that all share and per share information has been adjusted to give retroactive effect to a one-for-ten reverse stock split of the Company's Common Stock effected on July 25, 1995 and an increase in the number of authorized shares of Common Stock from 5,000,000 to 20,000,000 effected on January 1, 1996. As used in this Prospectus, the terms "Company" and "Bentley" refer to Bentley Pharmaceuticals, Inc. unless otherwise indicated by the context.

THE COMPANY

     The Company is an international pharmaceutical and health care company engaged primarily in the manufacturing, marketing and distribution of pharmaceutical products in France and Spain, with limited distribution of health care products and research and development activities in the United States. The Company's operations in France consist of the brokerage of fine chemicals and the marketing of the drug Ceredase, manufactured by Genzyme Corporation and used in the treatment of Gaucher's Disease, under contracts of limited duration with Genzyme Corporation, the most recent of which terminates on March 31, 1996. In Spain, the Company manufactures, packages and distributes both its own and other companies' pharmaceutical products and has recently begun to emphasize the manufacture of pharmaceuticals under contract. In the United States, the Company markets disposable linens to emergency health services which are manufactured under contract. The percentage of the Company's total revenues for the nine months ended September 30, 1995 which are attributable to its operations in France, Spain and the United States are approximately 82%, 17% and 1%, respectively. Limited research and development activities are conducted both in the United States and Europe and the Company has several products under development. The Company's chemical and pharmaceutical operations in France and Spain are a result of its 1991 acquisition of Chimos S.A. and the establishment of a pharmaceutical subsidiary in France, Laboratoires Belmac S.A. (these two entities in France have since been merged into one entity named and referred to herein as Chimos/LBF S.A.) and the 1992 acquisition of Rimafar S.A. (subsequently renamed and referred to herein as Laboratorios Belmac S.A.), respectively.

     The strategic focus of the Company has shifted in response to the evolution of the global health care environment. The Company has moved from a research and development-oriented pharmaceutical company, developing products from the chemistry laboratory through marketing, to a company seeking to acquire late-stage development compounds that can be marketed within one or two years, and currently marketed products. As a result of this transition, the Company has decreased its research and development expenses dramatically over the past few years as well as implemented cost-cutting measures throughout the Company's operations. The Company emphasizes product distribution in France and Spain, strategic alliances and product acquisitions, which management of the Company expects will move the Company closer to profitability in the near future.

     Throughout its history, the Company has experienced negative cash flows from operations, which have been reduced in the past three years as a result of the shift in the Company's strategic focus. The Company has funded its operations primarily from financing activities and the sale of rights to certain of its pharmaceutical products. In October 1995 the Company completed private placements of debt and equity securities, of which $1,770,000 of the debt must be repaid from the proceeds of the Offering. A portion of the proceeds of the Offering will be utilized for such payment.

     The address and telephone number of the Company's principal executive offices are 4830 West Kennedy Boulevard, One Urban Centre, Suite 550, Tampa, Florida 33609, (813) 286-4401. The Company was organized under the laws of the State of Florida in February 1974.

THE OFFERING

     This Prospectus  relates to the offering of 458,500 shares of Common Stock.
See   "Description  of  Securities"  and  "Selling   Shareholders  and  Plan  of
Distribution."

RISK FACTORS

     Investment in the Company involves certain risks. Risk factors include, among others, the following: (i) the Company has a history of operating losses and accumulated operating deficits; (ii) the Company has a negative cash flow from operating activities and may not be able to fund current operations; and
(iii) these matters may indicate that there is substantial doubt about the Company's ability to continue as a going concern. See "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (In thousands, except per share data)

     The summary consolidated financial information for the fiscal year ended June 30, 1992, the six month period ended December 31, 1992, the fiscal years ended December 31, 1993 and 1994 and the nine month period ended September 30, 1995 set forth below is derived from and should be read in conjunction with the Company's consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. The data for the nine month period ended September 30, 1994 are derived from and qualified by reference to the Company's consolidated financial statements appearing elsewhere herein and, in the opinion of management of the Company, includes all adjustments that are of a normal recurring nature and necessary for a fair presentation. The statement of operations data for the nine month periods ended September 30, 1994 and 1995 are not necessarily indicative of results for a full year.




STATEMENT OF OPERATIONS DATA

                                                For the Six
                                   For the         Months
                                     Year           Ended                  For the                      For The
                                     Ended        December               Year Ended                Nine Months Ended
                                   June 30,          31,                December 31,                 September 30,
                                  ----------        ---             -------------------           -------------------
                                     1992           1992            1993           1994           1994           1995
                                     ----           ----            ----           ----           ----           ----
Net Sales......................... $13,138          $9,708        $19,849        $26,284        $19,676        $23,583
Cost of Sales.....................   8,871           5,899         15,100         21,464         15,940         19,523
Operating Expenses................  14,758          23,493(1)      14,722(2)       9,050          7,413          6,265
Other Income (Loss)............... (10,491)        (19,684)        (9,973)        (4,230)        (3,677)        (2,205)
Other (Income) Expense, Net.......     320            (153)           263           (652)(3)        (26)          (686)(3)
Net Income (Loss)................. (10,811)        (19,531)       (10,236)        (3,578)        (3,651)        (1,519)
Net Income (Loss) Per Common
Share.............................  (11.12)         (16.60)         (6.32)         (1.56)         (1.67)          (.55)
Weighted Average Shares of
Common Stock Outstanding..........     997           1,203          1,655          2,395          2,257          2,978





BALANCE SHEET DATA

                                                             December 31,                 September 30, 1995
                                                       -------------------            ----------------------------
                                                       1993           1994            Actual        As Adjusted(4)
                                                       ----           ----            ------        --------------
Working Capital..................................     $2,043         $1,928           $1,779            $8,277
Non-Current Assets...............................      5,937          5,644            5,960             7,275
Total Assets.....................................     16,160         16,332           16,170            21,983
Non-Current Liabilities less Current Portion.....      2,821            336              500             4,832
Redeemable Preferred Stock.......................      2,218          2,256            2,374             2,374
Common Stockholders' Equity......................      2,941          4,980            4,865             6,346


RATIO OF EARNINGS TO FIXED CHARGES

     Earnings are inadequate to cover fixed charges. The resultant deficiency was $2,493,000, $2,476,000, $10,468,000, $19,531,000, $10,236,000, $3,578,000,
and $1,519,000 for the years ended June 30, 1990, 1991, and 1992, for the six month period ended December 31, 1992, for the years ended December 31, 1993 and 1994, and for the nine month period ended September 30, 1995, respectively.

     If the Debentures included in the Offering had been outstanding since January 1, 1994, the result would have been an increase in the Company's net loss of approximately $887,000 and $665,000 for the year ended December 31, 1994 and for the nine month period ended September 30, 1995, respectively. Consequently, on a pro forma basis, the resultant deficiency, for the year ended December 31, 1994 and for the nine month period ended September 30, 1995, would have been $4,465,000 and $2,184,000, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

------------------------------------


(1) The Company changed its fiscal year end to December 31 effective December 31, 1992 and sold its French marketing rights to Amodex(R) on January 20, 1993. The six months ended December 31, 1992 include other non-recurring charges totaling $9,321,000. See Note 4 of Notes to Consolidated Financial Statements.

(2) Includes $2,241,000 related to the write-off of capitalized costs with respect to the sachet formulation of Biolid(R) and related costs and $1,000,000 related to settlement of litigation. See Notes 8 and 12 of Notes to Consolidated Financial Statements.

(3)  The  Company  sold  its  Spanish  marketing  rights  to  its  ciprofloxacin antibiotic, Belmacina(R), in 1994 and included the gain thereon (approximately $884,000) in Other (Income) Expense, Net in the year ended December 31, 1994 and recorded the anticipated gain on sale of the related trademark of $380,000 as deferred revenue as of December 31, 1994. Such deferred revenue was recognized as income in the nine month period ended September 30, 1995. See Note 8 of Notes to Consolidated Financial Statements.

(4) Adjusted to give effect to the receipt of proceeds from private placements in October 1995 and the sale of the 6,000 Units offered hereby and the use of the estimated net proceeds thereof.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a substantial degree of risk. Prior to making an investment decision, prospective investors should give careful consideration to, among other items, the following factors:

FINANCIAL RISKS

     HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE FINANCIAL RESULTS. As of September 30, 1995, the Company had a cumulative deficit of approximately $63,441,000. The Company has realized significant losses in the past and could have quarterly and annual losses in the future. The Company has not generated any profits from operations. The Company has realized quarter to quarter fluctuations in its results in the past and, although such fluctuations have been minimal in recent quarters, they may be significant in the future. Consequently, the Company may continue to operate at a loss for the foreseeable future and there can be no assurance that the Company's business will operate on a profitable basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     NEGATIVE CASH FLOW FROM OPERATING ACTIVITIES. The Company is experiencing negative cash flow from operations resulting in the need to fund ongoing operations from financing activities. In October 1995 the Company completed two private placements resulting in net proceeds to the Company of approximately
$1,590,000, all of which is being used for working capital purposes. A substantial portion of the proceeds of the Offering will be used to repay the debt incurred in the private placements to the extent such debt has not been converted to equity by the holders thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Private Placements." The future existence and profitability of the Company is dependent upon its ability to obtain additional funds such as the net proceeds of the Offering to finance operations and expand operations in an effort to achieve profitability from operations. No assurance can be given that the Company's business will ultimately generate sufficient revenue to fund the Company's operations on a continuing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     LIMITED REVENUES. Although the Company was founded in 1974, it has only generated revenue from product-related sales since August 1991. The Company has used cash from financing activities to fund its operations. The Company has made progress toward commercialization of specific products and has commenced commercialization of others. The Company is now generating revenues from sales of products of its subsidiaries Chimos/LBF, S.A., a company based in France which distributes specialty pharmaceutical products and chemicals in France ("Chimos"), and Laboratorios Belmac, S.A., a pharmaceutical manufacturer located in Spain ("Laboratorios Belmac"). Chimos and Laboratorios Belmac were acquired by the Company in August 1991 and February 1992, respectively. Substantial amounts of time and financial and other resources will be required to complete the development and clinical testing of the Company's products currently under development. Although over the last several months the Company has continued its existing limited research and development program, due to its limited cash resources, it has suspended additional research and development activities during such period pending the selection of strategic partners for development and marketing. There is no assurance that the Company will receive additional funding necessary to continue research and development activities or that it will otherwise succeed in developing any additional products with commercially valuable applications.

     ADDITIONAL FINANCING REQUIREMENTS. The Company believes that its emphasis on product distribution in France and Spain, strategic alliances and product acquisitions together with careful management of its research and development activities and the net proceeds from the Offering, should provide sufficient liquidity to enable it to conduct its existing operations through the end of 1996, of which there can be no assurance. However, the Company's pharmaceutical products being developed and which may be developed will require the investment of substantial additional time as well as financial and other resources in order to become commercially successful. Following the development period, the Company's products will generally be required to go through lengthy governmental approval processes, including extensive clinical testing, followed by market development. The Company's operating revenues and cash resources may not be sufficient over the next several years for the commercialization by itself of any of the products currently in development. Consequently, the Company may require additional licensees or partners and/or additional financing. There can be no assurance, however, that the Company can conclude such commercial arrangements or obtain additional capital when needed on acceptable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     INDEPENDENT AUDITORS' REPORT. The report of the Company's independent auditors with respect to the audited consolidated financial statements of the Company included elsewhere herein expresses an unqualified opinion that includes an explanatory paragraph referring to the Company's recurring losses from operations as well as negative operating cash flows, which raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto and the Report of Independent Auditors included herein.

     POSSIBLE RESTRICTION ON ABILITY TO UTILIZE NET OPERATING LOSS CARRY FORWARDS RESULTING FROM CHANGE IN EQUITY OWNERSHIP. At December 31, 1994 and September 30, 1995, the Company had net operating loss ("NOL") carry forwards of approximately $34,000,000 and $35,000,000, respectively, available to offset United States taxable income. The NOL carry forwards will expire in tax years 1996 through 2010. The amount of these loss carry forwards which can be used to reduce future taxable income, if any, may be reduced by, among other things, future changes in the ownership of the Company's Common Stock. Internal Revenue Code Section 382 would limit the amount of future taxable income, if any, that could be offset by the NOL carry forwards if, at any time, the percentage of the stock of the Company owned by one or more 5% shareholders increases by more than 50% over the lowest percent of the Company's stock owned by such shareholders during the preceding three year period. The Company's subsidiaries in France and Spain have NOL carry forwards of approximately $14,000,000 and $3,000,000, respectively. These will expire in various years ending in 1999. See Note 13 of Notes to Consolidated Financial Statements.

BUSINESS RISKS

     NO ASSURANCE OF SUCCESSFUL AND TIMELY DEVELOPMENT OF NEW PRODUCTS. Although the Company has a limited number of products in various stages of development, including pre-clinical testing and clinical trials, the Company has not yet substantially marketed any of these products other than Biolid(R) (the Company's macrolide antibiotic) in France, the marketing of which has since been suspended. During a periodic review of the dossier of Biolid by France's Ministry of Health in 1993 which was completed shortly after the Company had negotiated the sale of its rights to the sachet formulation of Biolid in France, the Ministry required the suspension of marketing of Biolid pending provision by the Company of additional clinical data regarding the mechanisms for the comparatively enhanced absorption of the Biolid sachet. The suspension was unrelated to safety or efficacy issues, but has not been lifted since the Company has not had sufficient resources to conduct the study required. See "Risks Inherent in Pharmaceutical Development; Dependency on Regulatory Approvals" below, "Business-- Products under Development--Biolid(R)" and Notes 4 and 8 of the Notes to Consolidated Financial Statements. There can be no assurance that the Company will be able to develop large scale production of any particular product for clinical trials or eventual commercial production. The marketing of certain of the Company's products could be adversely affected by delays in developing large-scale production processes, developing or acquiring production facilities or obtaining regulatory approval for such processes or facilities.

     RISKS INHERENT IN PHARMACEUTICAL DEVELOPMENT; DEPENDENCE ON REGULATORY APPROVALS. The process of creating, scaling-up, manufacturing and marketing any new human pharmaceutical product is inherently risky. There can be no assurance that any drug under development will be safe and effective. Moreover, pharmaceutical products are subject to significant regulation. Any human pharmaceutical product developed by the Company would require clearance by Spain's Ministry of Health for sales in Spain, France's Ministry of Health for sales in France, the U.S. Food and Drug Administration ("FDA") for sales in the United States and similar agencies in other countries. The process of obtaining these approvals is costly and time-consuming, and there can be no assurance that such approvals will be granted. In general, only a small percentage of new pharmaceutical products achieve commercial success. Such governmental regulation may prevent or substantially delay the marketing of the Company's products and may cause the Company to undertake costly procedures with respect to its research and development and clinical testing operations which may furnish a competitive advantage to more substantially capitalized companies which compete with the Company. In addition, the Company is required, in connection with its activities, to comply with good manufacturing practices (GMPs) and local, state and federal regulations. Non-compliance with these regulations could have a material adverse effect on the Company and/or prevent the commercialization of the Company's products. See "Business--Regulation."

     DEPENDENCY ON OTHERS; POSSIBLE DISCONTINUATION OF CERTAIN MARKETING ACTIVITIES. The Company relies on outside contractors for manufacturing of the products it distributes in France, including Ceredase, a drug used in the treatment of Gaucher's Disease, which currently represents approximately 60% of the Company's revenues. The Company also relies on sales of Ceredase and other products by Chimos to Pharmacie Centrale des Hopitaux. Sales to Pharmacie Centrale des Hopitaux accounted for approximately 30% and 26% of the Company's sales for the year ended December 31, 1994 and for the nine months ended September 30, 1995, respectively. Chimos, a distributor authorized by France's Ministry of Health, distributes Ceredase pursuant to an agreement of limited duration with Genzyme Corporation, the manufacturer of Ceredase. The most recent extension of this agreement terminates on March 31, 1996. There can be no assurance that the relationship between Genzyme and Chimos will continue. The Company continues to assess the importance of Ceredase to its operation since, notwithstanding the relative significance of its sales volume, its gross margins as a percentage of sales are minimal. A termination of the Company's marketing of Ceredase would likely reduce the Company's net income by approximately $300,000 annually; however, due to the extended payment terms granted to customers for this product, termination would have little short-term effect on cash receipts from the sale of Ceredase as receivables from prior sales to such customers would continue to be collected. Accordingly, management of the Company expects that such a termination would have a positive short-term effect on the Company's cash flow resulting from the elimination of costs of purchasing Ceredase from Genzyme for distribution (approximately $4.0 million over the first four to six months following termination) while receivables from prior sales continue to be collected. See "Business--Product Lines--Pharmaceutical Marketing and Sales in France."

     UNCERTAINTY OF PHARMACEUTICAL PRICING, PROFITABILITY AND RELATED MATTERS. The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, including Spain and France, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and profitability. In addition, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can
be   no   assurance   that   these   products   will   be   considered   cost
effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. See "Business--Sales and Marketing."

     UNPREDICTABILITY OF PATENT PROTECTION; PROPRIETARY TECHNOLOGY. The Company has filed numerous patent applications and has been granted a number of patents. However, there can be no assurance that its pending applications will be issued as patents or that any of its issued patents will afford adequate protection to the Company or its licensees. Other private and public entities have also filed applications for, or have been issued, patents and are expected to obtain patents and other proprietary rights to technology which may be harmful to the commercialization of the Company's products. The ultimate scope and validity of patents which are now owned by or may be granted to third parties in the future, the extent to which the Company may wish or be required to acquire rights under such patents, and the cost or availability of such rights cannot be determined by the Company at this time. In addition, the Company also relies on unpatented proprietary technology in the development and commercialization of its products. There is no assurance that others may not independently develop the same or similar technology or obtain access to the Company's proprietary technology.

     The Company also relies upon trade secrets, unpatented proprietary know-how and continuing technological innovations to develop its competitive position. All of the Company's employees with access to the Company's proprietary information have entered into confidentiality agreements and have agreed to assign to the Company any inventions relating to the Company's business made by them while in the Company's employ. However, there can be no assurance that others may not acquire or independently develop similar technology or, if patents in all major countries are not issued with respect to the Company's products, that the Company will be able to maintain information pertinent to such research as proprietary technology or trade secrets.

     RAPID TECHNOLOGICAL CHANGE. The pharmaceutical industry has undergone rapid and significant technological change. The Company expects the technology to continue to develop rapidly, and the Company's success will depend significantly on its ability to maintain a competitive position. The Company has recently shifted its strategic focus so that it does not rely on research and development of pharmaceuticals from concept through marketing. Instead, it seeks to acquire late-stage development compounds that can be marketed within one or two years and currently-marketed products. Rapid technological development may result in actual and proposed products or processes becoming obsolete before the Company recoups a significant portion of related research and development, acquisition and commercialization costs. See "Business--Products Under Development."

     COMPETITION. The Company is in competition with other pharmaceutical companies, biotechnology firms and chemical companies, many of which have substantially greater financial, marketing and human resources than those of the Company (including, in some cases, substantially greater experience in clinical testing, production and marketing of pharmaceutical products). The Company also experiences competition in the development of its products and processes from individual scientists, hospitals, universities and other research institutions and, in some instances, competes with others in acquiring technology from these sources. See "Business--Competition."

     UNCERTAINTY OF ORPHAN DRUG DESIGNATION. An Orphan Drug is a product or products used to treat a rare disease or condition, which, as defined under United States law, is a disease or condition that affects populations of less than 200,000 individuals or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. If a product is designated an Orphan Drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product. In Spain, Orphan Drugs are given a preference in the pharmaceutical review process by Spain's Ministry of Health if it can be shown that the product is an important therapeutic agent and there is unequivocal data supporting its efficacy. The Ministry of Health has the authority to require pharmaceutical manufacturers to continue to produce products which are Orphan Drugs regardless of their commercial potential. As required by the Ministry of Health, Laboratorios Belmac currently manufactures and distributes one Orphan Drug, Anacalcit, which is used in the treatment of nephrolithiasis. In France, Orphan Drug status is granted by France's Ministry of Health. Chimos does not currently own in its portfolio any Orphan Drugs, but does act as a distributor for other companies who have Orphan Drug status in France, such as Ceredase, an Orphan Drug produced by Genzyme Corporation. The Company does not currently market any Orphan Drugs in the United States. See "Business--Regulation."

     ATTRACTION AND RETENTION OF KEY PERSONNEL. The Company believes that it has been able to attract skilled and experienced management and scientific personnel. There can be no assurance, however, that the Company will continue to attract and retain personnel of high caliber. Since 1992, five individuals have served as the Company's chief executive officer. This instability in the Company's management in the recent past has hampered the Company's growth. While the Company believes that it has assembled an effective management team, the loss of several individuals who are considered key management or scientific personnel of the Company could have an adverse impact on the Company. Although all discoveries and research of each employee made during employment remain the property of the Company, the Company has not entered into noncompetition agreements with its key employees and such employees would therefore be able to leave and compete with the Company.

     RISK OF PRODUCT LIABILITY. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its technology or prospective products is alleged to have resulted in adverse effects. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant liability exposure. The Company maintains product liability insurance in the amount of $5 million. However, there is no assurance that this coverage will be adequate in terms and scope to protect the Company in the event of a product liability claim. In connection with the Company's clinical testing activities, the Company may, in the ordinary course of business, be subject to substantial claims by, and liability to, subjects who participate in its studies.

     BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $1,700,000 (34.2%) of the estimated net proceeds from the Offering has been allocated to working capital. Accordingly, the Company's management will have broad discretion as to the application of such proceeds.

     RISK OF DOING BUSINESS OUTSIDE THE UNITED STATES. Nearly all of the Company's revenues during 1994 and the first nine months of 1995 have been generated outside the United States, from the Company's subsidiaries in France and Spain. There are risks in operation outside the United States, including, among others, the difficulty of administering businesses abroad, exposure to foreign currency fluctuations and devaluations or restrictions on money supplies, foreign and domestic export law and regulations, taxation, tariffs, import quotas and restrictions and other political and economic events beyond the Company's control. The Company has not experienced any material effects of these risks as of yet, however there can be no assurance that they will not have such an effect in the future.

     CERTAIN FLORIDA LEGISLATION. The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes the Company to indemnify the Company's directors, officers, employees and agents. The Company has adopted a by-law with such an indemnity.

MARKET RISKS

     RISK OF LOSS OF ENTIRE INVESTMENT. Because of the Company's history of losses and negative cash flow from operations as well as the other risk factors referred to in this section and elsewhere in this Prospectus, a prospective investor should not purchase Units unless he is prepared to risk the loss of his entire investment.

     NO ASSURANCE OF PUBLIC MARKET. Prior to the Offering, there has been no public trading market for the Units, the Debentures or the Redeemable Warrants. Although the Units, Debentures and Class A Redeemable Warrants have been approved for listing on the American Stock Exchange and the Pacific Stock Exchange, there is no assurance that a regular trading market will develop after the Offering or that, if developed, it will be sustained. Since the Class B Redeemable Warrants will not be outstanding until the Class A Redeemable Warrants are exercised, they will not be publicly traded until a sufficient number are outstanding, thereby limiting the ability of a holder to sell them. Since the Company will not issue fractional shares, holders will only be permitted to trade the Class B Redeemable Warrants in multiples of two.

     If the Units, Debentures or Redeemable Warrants do not remain listed due to the Company's inability to meet the continued listing requirements, they may be traded from time to time on the over-the-counter market. As trading volume in such market is not expected to be high, there can be no assurance that in such event investors will be able to readily sell such securities.

     VOLATILITY OF SHARE PRICE. The market price of the Company's shares since its initial public offering in February 1988 has been volatile. In July 1995 the Company effected a one-for-ten reverse stock split. As recently as the first quarter of 1993, the market price of the Company's Common Stock was $63.75 (giving retroactive effect to the reverse stock split). Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, the results of clinical testing, patent or proprietary rights, developments or other matters may have a significant impact on the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

     POSSIBLE DELISTING OF COMMON STOCK FROM AMERICAN STOCK EXCHANGE. The Company currently does not satisfy some of the American Stock Exchange's financial guidelines for continued listing of its Common Stock. While there can be no assurance that listing on the American Stock Exchange will be continued, management of the Company believes that the Company's business prospects are improving and that the Company will be able to maintain continued listing. See "Description of Securities-- Listing on AMEX." If the Common Stock were delisted, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the price of the Common Stock, the Units, the Debentures, and the Redeemable Warrants. If the Common Stock is listed on the Pacific Stock Exchange and then delisted on the American Stock Exchange, it is likely to be delisted by the Pacific Stock Exchange.

     AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. There are currently 60,000 shares of Series A Convertible Exchangeable Preferred Stock outstanding. The Company has no current plans to issue any additional shares of Preferred Stock; however, there can be no assurance that the Company's Board of Directors will not do so at some time in the future. See "Description of Securities--Preferred Stock."

     UNDERWRITER WARRANTS AND OUTSTANDING CONVERTIBLE SECURITIES. The Company will sell to the Underwriter, for nominal consideration, warrants to purchase up to 570 Units exercisable for a period of four years, commencing one year from the date hereof, at an exercise price of $1,200 per Unit. The Company currently has outstanding 837,383 options and warrants to purchase Common Stock at exercise prices ranging from $2.50 to $177.50. The holders of the Underwriter Warrants and of the warrants and options are likely to exercise or convert them at a time when the Company would be able to obtain additional equity capital on terms more favorable than those provided by such warrants, options and Underwriter Warrants. The Underwriter Warrants and certain other warrants and options also grant to the holders certain demand registration rights and "piggy back" registration rights. These obligations may hinder the Company's ability to obtain future financing.

     DISCOUNT ON CONVERSION OF DEBENTURES. The Debentures are convertible into Common Stock at a conversion price per share equal to the lesser of $2.50 or 80% of the market price of the Common Stock during the twenty-day period ending one year from the date of this Prospectus (or the date of redemption, if earlier). This feature has a built in premium for the Debenture holders upon conversion of the Debentures which remains constant regardless of the market price of the Company's securities. A conversion of the Debentures would dilute the interests of holders of Common Stock and may adversely affect the market price for the Common Stock and any other traded securities of the Company.

     SUBORDINATION OF DEBENTURES. The Debentures are subordinated to all existing and future Senior Debt (as defined in the Indenture) of the Company and will be effectively subordinated to all indebtedness and other liabilities of any subsidiaries of the Company that may subsequently be formed. Moreover, the Indenture governing the Debentures does not restrict the ability to incur Senior Debt or other indebtedness by the Company. As a result of such subordination, Debenture holders will be dependent upon the Company's ability to generate sufficient revenue from operations to satisfy all of its obligations, including the Senior Debt and the payments related to the Debentures. Most of the Company's revenues are derived from its foreign subsidiaries. Any restrictions on the subsidiaries to make payments to the Company would affect its ability to pay interest. Moreover, in the event of insolvency of the Company, holders of Senior Debt will be entitled to be paid in full prior to any payment to the holders of the Debentures, and other creditors of the Company, including trade creditors of the Company's subsidiaries, also may recover more, ratably, than the holders of the Debentures. In addition, an event of default under the Indenture governing the Debentures may trigger defaults under Senior Debt of the Company, in which case the holders of such Senior Debt will have the power to demand payment in full and to be paid prior to any payment to the holders of the Debentures. In addition, the absence of limitations in the Indenture on the issuance of Senior Debt could increase the risk that sufficient funds will not be available to pay holders of the Debentures after payment of amounts due to the holders of Senior Debt. There can be no assurance that the Company will be able to service the Debentures in accordance with their terms. In addition, if a default were to occur, there is no assurance that Debenture holders would be able to obtain repayment of the sums then due under their Debentures. See "Description of Debentures--Subordination of Debentures."

     CURRENT  PROSPECTUS  AND STATE  SECURITIES  LAW  QUALIFICATION  REQUIRED TO
EXERCISE THE REDEEMABLE WARRANTS. A purchaser of Units will have the right to exercise the Redeemable Warrants included therein only if a current prospectus relating to the underlying shares is then in effect and such shares are qualified for sale or exempt from such qualification under the securities laws of the state in which he resides. The Company has registered these shares together with the Units offered hereby, and has qualified them in the states where it plans to sell the Units unless such qualification has not been required. It has also filed an undertaking with the Commission to maintain a current prospectus relating to such shares until the expiration of the Warrants. However, there is no assurance that it will be able to satisfy this undertaking. Accordingly, the Warrants may be deprived of any value if a current prospectus is not kept effective or if such shares are not qualified or exempt in the states in which exercising Warrant holders reside. See "Description of Securities--Redeemable Warrants."

     POTENTIAL ADVERSE EFFECT OF WARRANT REDEMPTION. The Company may, on 30 days prior written notice, redeem all of the Class A or Class B Redeemable Warrants for $.05 per Warrant if the per share closing price of the underlying Common Stock for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds 150% or 130%, respectively, of the then exercise price. If the Company calls for such redemption, then all of such class of Redeemable Warrants remaining unexercised at the end of the redemption period must be redeemed. Accordingly, to the extent that such class of Redeemable Warrants are redeemed, the Warrant holders will lose their rights to purchase Common Stock pursuant to such Warrants. Furthermore, the threat of redemption could force the Warrant holders to exercise the Warrants at a time when it may be disadvantageous for them to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold them, or to accept the redemption price which will be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Redeemable Warrants."

     DETERMINATION OF WARRANT EXERCISE PRICE AND ALLOCATION OF CONSIDERATION. Of the Unit purchase price of $1,000, for financial reporting purposes the consideration allocated to the Debenture is $722, to the conversion discount feature of the Debenture is $224 and to the 1,000 Class A Warrants is $54, and for federal income tax purposes (including original issue discount) the consideration allocated to the Debenture is $931 and to the Class A Warrants is $69. No consideration is allocated to the Class B Warrants. The exercise price of each class of Redeemable Warrants was determined by negotiation between the Company and the Underwriter and bears no relationship to the Company's net worth, book value, results of operations or any other recognized criteria of value. Accordingly, there is no assurance that the Warrants will have any value.

     LACK OF DIVIDENDS; INABILITY TO FUND DIVIDEND PAYMENTS. The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. The holders of the Company's outstanding Series A Preferred Stock have been entitled to receive cumulative dividends, payable annually on October 15, since 1992, out of funds legally available therefor at the rate of $2.25 per year on each share of Series A Preferred Stock. The Company exercised its right to adjust the conversion ratio of the Series A Preferred Stock rather than pay the dividend payments due on October 15, 1992 and 1993 and has not paid dividends of an aggregate of approximately $270,000 to holders of Series A Preferred Stock which were due on October 15, 1994 and 1995. These arrearages currently have the effect of limiting the payment of cash dividends to holders of Common Stock and giving the Preferred Stockholders, as a class, the right to designate two directors. There can be no assurance that cash flow from the future operations of the Company will be sufficient to meet these obligations. Under the terms of the Indenture, the Company is restricted from paying cash dividends on its capital stock. See "Price Range of Common Stock and Dividend Policy" and "Description of Securities--Preferred Stock."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     On July 31, 1990, the Company's Common Stock began trading on the American Stock Exchange. It is traded under the symbol BNT. The following table sets forth the high and low sales prices for the Common Stock as reported on the American Stock Exchange for the Company's last two fiscal years ended December 31, 1993 and December 31, 1994, respectively, and for the interim period indicated. All prices for the period prior to July 25, 1995 have been restated to reflect the one-for-ten reverse stock split.




                                            High Sales Price    Low Sales Price
                                            ----------------    ---------------
1994
       First Quarter.......................      $28.75             $16.25
       Second Quarter......................       18.75               9.38
       Third Quarter.......................       11.88              10.63
       Fourth Quarter......................        9.38               5.00
1995
       First Quarter.......................        7.50               3.13
       Second Quarter......................        9.38               3.75
       Third Quarter.......................        8.63               4.13
       Fourth Quarter......................        4.63               2.06
1996
       First Quarter (through February 12,
        1996)..............................        2.88               2.06

     As of February 12, 1996 there were 2,232 holders of record of the Common Stock. The closing price of the Company's Common Stock on February 12, 1996 was $2.125 per share.

DIVIDEND POLICY

     The Company has never paid any dividends on its Common Stock. The current policy of the Board of Directors is to retain earnings to finance the operation of the Company's business. Accordingly, it is anticipated that no cash dividends will be paid to the holders of the Common Stock in the foreseeable future. Under the terms of the Series A Preferred Stock, the Company is restricted from paying dividends on its Common Stock so long as there are arrearages on dividend payments on the Series A Preferred Stock. There currently are such arrearages. Under the terms of the Debentures, the Company is subject to certain restrictions which prohibit the payment of cash dividends.

                             SELECTED FINANCIAL DATA

     The selected consolidated financial information for the fiscal years ended June 30, 1990, 1991 and 1992, the six month period ended December 31, 1992, the fiscal years ended December 31, 1993 and 1994 and the nine month period ended September 30, 1995 set forth below is derived from and should be read in conjunction with the Company's consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. The data for the nine month period ended September 30, 1994 are derived from and qualified by reference to the Company's consolidated financial statements appearing elsewhere herein and, in the opinion of management of the Company includes all adjustments that are of a normal recurring nature and necessary for a fair presentation. The statement of operations data for the nine month period ended September 30, 1994 and 1995 are not necessarily indicative of results for a full year.


STATEMENT OF OPERATIONS DATA

                                                                            For the           For the              For the
                                             For the Fiscal Year           Six Months       Fiscal Year          Nine Months
                                                    Ended                    Ended            Ended                 Ended
                                                   June 30                December 31,      December 31,        September 30,
                                       ---------------------------------  -----------  --------------------  -------------------
                                          1990        1991      1992(1)      1992(2)     1993(3)    1994(4)    1994     1995(4)
                                       ---------   ---------   ---------   ---------   ---------  ---------  --------  ---------
                                                                   (in thousands, except per share data)

Net Sales............................  $     21     $    --     $ 13,138    $  9,708   $  19,849  $  26,284  $ 19,676   $ 23,583
Cost of Sales........................         7          --        8,871       5,899      15,100     21,464    15,940     19,523
                                       ---------   ---------   ---------   ---------   ---------  ---------  --------  ---------
Gross Margin.........................        14          --        4,267       3,809       4,749      4,820     3,736      4,060
Operating Expenses...................     2,529        2,506      14,758      23,493      14,722      9,050     7,413      6,265
                                       ---------   ---------   ---------   ---------   ---------  ---------  --------  ---------
Operating income (loss)..............    (2,515)      (2,506)    (10,491)    (19,684)      9,973     (4,230)   (3,677)    (2,205)
Other (income) expense...............       (22)         (30)        320        (153)        263       (652)      (26)      (686)
                                       ---------   ---------   ---------   ---------   ---------  ---------  --------  ---------
Net income (loss)....................  $ (2,493)    $ (2,476)  $ (10,811)   $(19,531)   $(10,236)  $ (3,578) $ (3,651)  $ (1,519)
                                       =========   =========   =========   =========   =========  =========  ========  =========
Net income (loss) per Common Share...  $  (5.07)    $  (3.56)  $  (11.12)   $ (16.60)   $  (6.32)  $  (1.56) $  (1.67)  $   (.55)
                                       =========   =========   =========   =========   =========  =========  ========  =========
Weighted average number of Common
   Shares outstanding................       492          695         997       1,203       1,655      2,395     2,257      2,978
                                       =========   =========   =========   =========   =========  =========  ========  =========



BALANCE SHEET INFORMATION

                                                    At June 30,                     At December 31,
                                       ---------------------------------   -------------------------------- At September
                                           1990         1991     1992(1)     1992(2)     1993(3)    1994(4)   30, 1995
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------
                                                                          (in thousands)
Working capital (deficiency).........    $1,202       $ (631)    $ 8,449    $ (3,842)    $ 2,043   $  1,928    $ 1,779
Non-current assets...................       596        2,955      18,643      13,497       5,937      5,644      5,960
Total assets.........................     2,216        3,244      38,753      21,953      16,160     16,332     16,170
Long term obligations................        25           93       2,626       2,349       2,821        336        500
Redeemable Preferred Stock...........       --           --        7,164       7,401       2,218      2,256      2,374
Common Stockholders' equity deficit..     1,773        2,231      17,352         (95)      2,941      4,980      4,865
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------

------------------------------------


(1) The Company acquired 100% of the shares of Chimos in August 1991 and, accordingly, for accounting purposes, was no longer considered in the development stage of operations. The Company also acquired 100% of the shares of Laboratorios Belmac in February 1992, as well as Amodex(R) trademark and licensing rights in France in December 1991. See Notes 3 and 8 of Notes to Consolidated Financial Statements.

(2) The Company changed its fiscal year end to December 31 effective December 31, 1992 and sold its marketing rights in France to Amodex(R) on January 20, 1993. The six months ended December 31, 1992 include other non-recurring charges totaling $9,321,000. See Note 4 of Notes to Consolidated Financial Statements.

(3) The year ended December 31, 1993 includes the effects of writing off capitalized costs with respect to the sachet formulation of Biolid, its noncrystalline form of erythromycin and a charge to earnings for the settlement of class action litigation. See Notes 8 and 12 of Notes to Consolidated Financial Statements.

(4)  The  Company  sold  its  Spanish  marketing  rights  to  its  ciprofloxacin antibiotic, Belmacina(R), in 1994 and included the gain thereon (approximately $884,000) in Other (Income) Expense in the year ended December 31, 1994 and recorded the anticipated gain on sale of the related trademark of $380,000 as deferred revenue as of December 31, 1994 which was recognized in the nine months ended September 30, 1995. Other (Income) Expense for the nine months ended September 30, 1995 also includes the recognition of income of $360,000 from the commercialization of a certain drug provided by the Company's former Chairman and Chief Executive Officer, $533,000 of expense related to the settlement of litigation with the Company's former Chief Financial Officer and income of $368,000 due to the reversal of an overaccrual for a liability. See Notes 8, 12, 15 and 17 of Notes to Consolidated Financial Statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

     The Company is an international pharmaceutical and health care company with its primary focus on the development and marketing of pharmaceutical and health care products. Substantially all of its revenues have come from its operations in France and Spain; however, the Company began limited marketing of health care products in the United States in 1994.

     Effective December 31, 1992, the Company changed its fiscal year end from June 30 to December 31. The Company incurred a net loss of $3,578,000 and $1,519,000 for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively. The Company intends to continue to focus its efforts on business activities which management believes should result in operating profits in the future, of which there can be no assurance. To improve its results, the Company's management will focus on increasing higher margin pharmaceutical and health care product sales, controlling expenses through its austerity program, careful prioritization of research and development projects resulting in continued low overall research and development expenditures, and potentially acquiring marketable products or profitable companies in the United States or Europe that are compatible with the Company's strategy for growth. See "--Liquidity and Capital Resources." Currently, the profit margins for the products sold by the Company's subsidiary in Spain are significantly higher than those generated by the Company's subsidiary in France. For business segment information on the Company's operations outside the United States, see Note 14 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1995 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 1994

     The Company reported revenues of $23,583,000 and a net loss of $1,519,000 or $.55 per share for the nine months ended September 30, 1995 compared to revenues of $19,676,000 and a net loss of $3,651,000 or $1.67 per share for the same period in the prior year.

     Sales and Cost of Sales. The 20% increase in revenues is primarily attributable to an increase in sales by the Company's subsidiary in France, Chimos/LBF S.A., which distributes specialty pharmaceutical products and fine chemicals in France. Consolidated gross margins for the nine months ended September 30, 1995 remained consistent at 19% when compared to the comparable period of the prior year, excluding the effect of the $423,000 charge to cost of sales in the third quarter of 1995, representing an increase in the Company's reserves for slow moving or obsolete inventory in Spain. The Company's distribution operations in France (Chimos/LBF S.A.) generate relatively low gross margins as opposed to the Company's Spanish subsidiary, Laboratorios Belmac S.A., which is experiencing substantially higher margins.

     Operating Expenses. Selling, general and administrative expenses were $5,516,000 for the nine months ended September 30, 1995 compared to $6,428,000 for the same period in the prior year. The 14% decrease is primarily attributable to cost control measures implemented by the Company. The Company intends to continue its efforts to control general and administrative expenses as part of its austerity program in its effort to reach and maintain profitability.

     Research and development expenses were $341,000 for the nine months ended September 30, 1995 compared to $608,000 for the same period of the prior year. The 44% decrease reflects the results of a thorough review of all research and development activities and the establishment of priorities based upon both technical and commercial criteria. During this period, the Company did not commence any new research and development programs. The Company intends to continue to carefully manage its research and development expenditures in the future in view of its limited resources.

     Other Income/Expense. Interest expense was $215,000 for the nine months ended September 30, 1995 compared to $140,000 for the same period in the prior year. The 54% increase reflects interest cost on higher average outstanding balances on revolving lines of credit, which are used to finance working capital needs. Other income/expense of $686,000 for the nine months ended September 30, 1995 is primarily comprised of $360,000 related to a settlement of litigation (see Notes 15 and 17 of Notes to Consolidated Financial Statements) and the $380,000 gain recognized upon the sale of the Company's Belmacina trademark in Spain, which was previously reflected in the Company's consolidated financial statements as deferred revenue as of December 31, 1994. The Company has since transferred the trademark to the purchaser and collected the balance of the related receivable in the fourth quarter of 1995. Other income/expense also includes the effect of a reversal of an overaccrual of a liability related to the proposed sale of Biolid, which did not occur, in the amount of $368,000. Also included, is income from the Company's contract manufacturing arrangements with several pharmaceutical concerns, offset by a charge for cancellation of the stock subscription receivable and related interest from a former officer of the Company. One-half of the loss (approximately $37,000) incurred by Maximed
Pharmaceuticals, the Company's partnership with Maximed Corporation, is also included in other income/expense in the nine months ended September 30, 1995. Although the Company is in a dispute with, and has filed an action against, its partner, and has ceased funding the partnership's activities until such dispute is resolved, appropriate operating costs have been accrued and charged to operations during the nine months ended September 30, 1995. See "Business--Legal Proceedings".

FISCAL YEAR ENDED DECEMBER 31, 1994 VERSUS FISCAL YEAR ENDED DECEMBER 31, 1993

     The Company reported sales of $26,284,000 and a net loss of $3,578,000 or $1.56 per share for the fiscal year ended December 31, 1994, compared to sales of $19,849,000 and a net loss of $10,236,000 or $6.32 per share for the prior year.

     Sales and Cost of Sales. The 32% increase in sales is primarily a result of increased sales by the Company's subsidiary in France, Chimos/LBF. Gross margins for the year ended December 31, 1994 averaged 18% compared with 24% in the prior year. The lower margins are primarily a result of the lower gross margins experienced by Chimos/LBF's distribution operations, whose sales accounted for approximately 77% of revenues, compared with 68% in the prior year. The lower gross margins experienced by the Company in France were only partially offset in Spain, where Laboratorios Belmac is experiencing margins substantially higher than those in France.

     Operating Expenses. Selling, general and administrative expenses were $7,716,000, or 29% of sales, for the year ended December 31, 1994 compared with $9,170,000, or 46% of sales, for the prior year. The decrease from 46% to 29% of sales is primarily attributable to adjustments to accruals for tax contingencies, related primarily to product registration taxes, totalling $1,645,000, which are no longer considered probable and to cost control measures implemented by the Company and reduced marketing costs in France due to the suspension of marketing of Biolid during the fourth quarter of 1993. Notwithstanding these efforts, selling and marketing costs continue to be significant and necessary expenses in connection with the Company's plans to increase market share in Spain. To the extent practical, however, the Company intends to continue its efforts to control general and administration expenses as part of its austerity program.

     Research and development expenses were $759,000 for the year ended December 31, 1994 compared to $1,555,000 in the prior year. The 51% decrease reflects the results of a thorough review of all research and development activities and the establishment of priorities based upon both technical and commercial criteria. During 1994, the Company did not commence any new research and development programs. It did, however, continue certain programs already in progress, including a Biolid pharmacokinetics trial. The Company intends to continue to carefully manage its research and development expenditures in the future in view of its limited resources.

     Depreciation and amortization expenses were $575,000 for the year ended December 31, 1994 compared to $756,000 for the prior year. The 24% decrease is primarily attributable to the write-off of Drug Licenses and Product Rights as of December 31, 1993, and the 1994 sale of its Spanish ciprofloxacin antibiotic, Belmacina(R), resulting in reduced amortization charges.

     Other Income/Expense. Other income/expense for the year ended December 31, 1994 included the gain recognized upon the 1994 sale of the Company's Spanish rights to its ciprofloxacin antibiotic, Belmacina(R), of approximately $884,000.

FISCAL YEAR ENDED DECEMBER 31, 1993 VERSUS TWELVE MONTHS ENDED DECEMBER 31, 1992

     The Company reported revenues of $19,849,000 and a net loss of $10,236,000 or $6.32 per share for the year ended December 31, 1993, compared to revenues of $19,217,000 and a net loss of $27,023,000 or $23.70 per share for the same period in the prior year.

     Sales and Cost of Sales. While 1993 revenues increased slightly, their composition changed significantly. Sharply reduced sales at Laboratoires Belmac due to its divestiture of Amodex(R) and decreased promotion and the resulting reduction in sales of its sachet formulation of Biolid were more than offset by increases in sales generated by Chimos. Gross margins for the year ended December 31, 1993 averaged 24% compared to 37% in the comparable period of the prior year. The lower margins were primarily a result of the lower gross margins experienced by Chimos' distribution operations, whose sales accounted for approximately 68% of revenues, as compared to 52% in the comparable period of the prior year and to low gross margin contributions from Laboratoires Belmac's sales due to the fact that Amodex(R) and Biolid inventories were adjusted downward to net realizable value as of December 31, 1992. The lower gross margins experienced by the Company in France were only partially offset in Spain, where Laboratorios Belmac experienced margins substantially higher than those in France.

     Operating Expenses. Selling, general and administrative expenses were $9,170,000 for the year ended December 31, 1993 compared to $15,724,000 for the same period in the prior year. The decrease was primarily attributable to cost control measures implemented by the Company and reduced marketing costs in France due to the divestiture of Amodex(R) and the decreased promotion of its sachet formulation of Biolid.

     Research  and  development  expenses  were  $1,555,000  for the year  ended
December 31, 1993 compared to $7,339,000 in the comparable period of the prior year. The decrease reflected the results of a thorough review of all research and development activities, and the establishment of priorities based upon both technical and commercial criteria. Biolid (tablet formulation) was the primary focus in research and development.

     Depreciation and amortization expenses were $756,000 for the year ended December 31, 1993 compared to $1,497,000 for the same period in the prior year. The decrease was primarily attributable to the write-down of drug licenses and product rights and to the divestiture of Amodex(R).

     As a result of the decision to withdraw the sachet formulation of Biolid from the French market, the Company recorded an expense of $2,241,000 in the fourth quarter of 1993, reflecting the write-off of the capitalized costs with respect to the sachet formulation of Biolid, Biolid sachet inventories, and costs associated with refunding certain costs to the potential buyer of these rights. See "Business--Products--Biolid(R)."

     The Company agreed in 1993 to issue to plaintiffs in class action litigation, shares of its Common Stock with a market value of $1,000,000. The Company accrued this amount as a non-current liability as of December 31, 1993.

     Other Income/Expense. The provision for income taxes of $343,000 for the twelve months ended December 31, 1992 was a result of foreign taxes on profits generated by Chimos in 1992. Chimos was not eligible to file a consolidated income tax return with Laboratoires Belmac in France until 1993; therefore, the Laboratoires Belmac losses were not available to offset Chimos' taxable profits in 1992. No such provision was required for the year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

     Total assets decreased from $16,332,000 at December 31, 1994 to $16,170,000 at September 30, 1995, while Common Stockholders' Equity decreased from $4,980,000 at December 31, 1994 to $4,865,000 at September 30, 1995. The
decrease in Common Stockholders' Equity reflects primarily the loss incurred by the Company for the period which was partially offset by $562,000 received from a stock subscription receivable and fluctuation in the exchange rates of European currencies compared to the U.S. Dollar.

     The Company's working capital decreased from $1,928,000 at December 31, 1994 to $1,779,000 at September 30, 1995. Receivables increased from $7,609,000 at December 31, 1994 to $8,268,000 at September 30, 1995 due primarily to the continued growth in sales volume at the Company's subsidiary in France, Chimos/LBF. A significant portion of the Company's trade receivables arise from sales of pharmaceutical and healthcare products to the French government. Payment terms for such sales are typically 90 to 100 days. The Company has not experienced any material delinquent accounts. During the period, the Company collected approximately $922,000 of the $1,140,000 receivable due at December 31, 1994 from the sale of its ciprofloxacin antibiotic, Belmacina, in Spain. Inventories decreased from $1,247,000 at December 31, 1994 to $1,000,000 at September 30, 1995 primarily due to an increase in the Company's reserves for slow-moving or obsolete inventory in Spain of $423,000. The combined total of accounts payable and accrued expenses also remained relatively unchanged at September 30, 1995 as compared to December 31, 1994, decreasing $445,000 or less than 6%. Short term borrowings increased from $663,000 at December 31, 1994 to $1,216,000 at September 30, 1995 due to higher balances used for working capital purposes (primarily the purchase of inventories in France and Spain, and short-term borrowings used to finance factory renovations in Spain).

     Investing activities, including the collection of approximately $922,000 from the 1994 sale of Belmacina, proceeds from the sale of investments available for sale of $214,000, an investment in the Company's Spanish manufacturing facilities of approximately $507,000 and in the Belmac/Maximed Partnership (see "Business--Legal Proceedings") of $13,000, provided net cash of $616,000 during the nine months ended September 30, 1995. Financing activities (primarily collection of a stock subscription receivable and proceeds from short term borrowings) provided net proceeds of $925,000 for the nine months ended September 30, 1995. Operating activities for the nine months ended September 30, 1995 required net cash of $2,422,000.

     Total assets increased from $16,160,000 at December 31, 1993 to $16,332,000 at December 31, 1994, while Common Stockholders' Equity increased from $2,941,000 at December 31, 1993 to $4,980,000 at December 31, 1994. The increase in  Common  Stockholders'  Equity  is  primarily  a result  of net  proceeds  of approximately $3,384,000 received from private placements of Common Stock and warrants and approximately $693,000 received from stock subscriptions receivable, offset by losses incurred by the Company for the period. Common Stockholders' Equity also increased by $1,000,000 as a result of the issuance of the Common Stock to settle a class action litigation.

     The Company's working capital was $1,928,000 at December 31, 1994 compared to $2,043,000 at December 31, 1993. Marketable securities were liquidated during 1994 to satisfy liabilities of the Company. Receivables increased as a result of the growth in the Company's business as well as including the $1,140,000 receivable from the sale in Spain of its ciprofloxacin antibiotic, Belmacina(R), which has been received subsequent to year end. Accounts payable increased in part due to the increased level of business and in part due to the Company's careful management of its limited liquid resources.

     Investing activities provided net cash of $134,000 for the year ended December 31, 1994, including proceeds from the sale of the Company's ciprofloxacin antibiotic, Belmacina(R) in Spain, which was sold for $1,556,000 and generated a gain of $884,000. See Note 8 of Notes to Consolidated Financial Statements. The Company also sold certain investments during 1994 generating proceeds of $1,040,000. The Company invested $648,000 in its partnership with Maximed Corporation (named Maximed Pharmaceuticals) for development of hydrogel based feminine health care products. Management believes that it is possible to introduce its first product to the market in 1996 if a dispute with its partner can be resolved and product development progresses as planned. Investing activities also included a repayment to Evans Medical S.A. of $793,000 for amounts due relating to the cancellation of the proposed sale of the marketing rights to the sachet formulation of Biolid in France in 1993.

     Financing activities (primarily receipt of proceeds from private placements and from stock subscriptions receivable) provided net proceeds of $3,439,000 for the year ended December 31, 1994, while operating activities for the year ended December 31, 1994 required net cash of $3,415,000.

     The Company continues to experience negative cash flows from operating activities, and completed private placements of its securities totaling $1,770,000 during October 1995 in order to fund its operations and is pursuing the Offering to provide further liquidity. See "--Private Placements" below and
Note 17 of Notes to Consolidated Financial Statements. The Company may seek to enter into a partnership or other collaborative funding arrangement with respect to future clinical trials of its products under development. The Company, however, continues to explore alternative sources for financing its business. In appropriate situations, that will be strategically determined, the Company may seek financial assistance from other sources, including contribution by others to joint ventures and other collaborative or licensing arrangements for the development, testing, manufacturing and marketing of products and the sale of a minority interest in, or certain of the assets of, one or more of its subsidiaries. Management expects that by carefully prioritizing research and development activities and continuing its austerity program, upon consummation of the Offering, the Company should have sufficient liquidity to fund operations through the end of 1996.

     Seasonality. In the past, the Company has experienced lower sales in the fourth calendar quarter of each year. Should the Company begin large sales of a pharmaceutical product whose sales are seasonal, seasonality of its sales may become more significant.

     Currency. A substantial amount of the Company's business is conducted in France and Spain and is therefore influenced by the extent to which there are fluctuations in the dollar's value against such countries' currencies. The effect of foreign currency fluctuations on long lived assets for the nine months ended September 30, 1995 and for the year ended December 31, 1994 was an increase of $443,000 and $289,000, respectively, and the cumulative historical effect at September 30, 1995 and December 31, 1994 was a decrease of $658,000 and $1,101,000, respectively, as reflected in the Company's Consolidated Balance Sheets in the "Liabilities and Stockholders' Equity" section. Although exchange rates fluctuated significantly in recent months, the Company does not believe that the effect of foreign currency fluctuation is material to the Company's results of operations as the expenses related to much of the Company's foreign currency revenues are in the same currency as such revenues. The Company relies primarily upon financing activities to fund the operations of the Company in the United States and has not transferred significant amounts into or out of the United States in the recent past. In the event that the Company is required to fund United States operations with funds generated in France or Spain, currency rate fluctuations in the future could have a significant impact on the Company. However, at the present time, the Company does not anticipate altering its business plans and practices to compensate for future currency fluctuations.

     Private Placements. To finance its operations, in October 1995 the Company conducted two private placements of its securities. In the first placement, the Company sold to certain purchasers for an aggregate purchase price of $720,000, 120,000 shares of the Company's Common Stock and 12% promissory notes in the aggregate principal amount of $720,000 (the "Notes") which become payable in full upon the earlier of July 31, 1996 or the closing of a public offering of the Company's securities (a "Public Offering"). The Notes are convertible into shares of Common Stock, at the option of the holders thereof, at a conversion price of $3.00 per share, for an aggregate of 240,000 shares of Common Stock, subject to anti-dilution provisions. The Notes are subject to mandatory conversion at a conversion price of $3.00 per share if no Public Offering is completed by July 31, 1996.

     In the second placement, the Company sold to certain purchasers for an aggregate purchase price of $1,050,000, 131,250 shares of Common Stock and 12% promissory notes in the aggregate principal amount of $1,050,000 (the "A Notes") which become payable in full upon the earlier of September 30, 1996 or the completion of a Public Offering. The A Notes are subject to mandatory conversion, at a conversion price equal to the average closing price for the Common Stock quoted on the American Stock Exchange for the five trading days immediately preceding September 30, 1996, if no Public Offering is completed by September 30, 1996.

     As required by the terms of the placements, the Company will utilize a portion of the proceeds of the Offering to repay the Notes and the A Notes. The Underwriter served as placement agent for the placements. The shares of Common Stock sold in the placements and the shares of Common Stock issuable upon conversion of the Notes which have been converted prior to the date hereof and, consequently, will not be repaid, have been registered for resale.

                                    BUSINESS

GENERAL

     The Company is an international pharmaceutical and health care company engaged primarily in the manufacturing, marketing and distribution of pharmaceutical products in France and Spain, with limited distribution of health care products and research and development activities in the United States. The Company's operations in France consist of the brokerage of fine chemicals and the marketing of the drug Ceredase, manufactured by Genzyme Corporation and used in the treatment of Gaucher's Disease. In Spain, the Company manufactures, packages and distributes both its own and other companies' pharmaceutical products and has recently begun to emphasize the manufacture of pharmaceuticals under contract. In the United States, the Company markets disposable linens to emergency health services which are manufactured under contract. The percentage of the Company's total revenues for the nine months ended September 30, 1995 which are attributable to its operations in France, Spain and the United States are approximately 82%, 17% and 1%, respectively. Limited research and development activities are conducted both in the United States and Europe and the Company has several products under development. The Company's chemical and pharmaceutical operations in France and Spain are a result of its 1991 acquisition of Chimos S.A. and the establishment of a pharmaceutical subsidiary in France, Laboratoires Belmac S.A. (these two entities in France have since been merged into one entity named and referred to herein as Chimos/LBF S.A.) and the 1992 acquisition of Rimafar S.A. (subsequently renamed and referred to herein as Laboratorios Belmac S.A.), respectively.

     The strategic focus of the Company has shifted in response to the evolution of the global health care environment. The Company has moved from a research and development-oriented pharmaceutical company, developing products from the chemistry laboratory through marketing to a company seeking to acquire late-stage development compounds that can be marketed within one or two years, and currently marketed products. As a result of this transition, the Company has decreased its research and development expenses dramatically over the past few years as well as implemented cost-cutting measures throughout the Company's operations. The Company emphasizes product distribution in France and Spain, strategic alliances and product acquisitions, which management of the Company expects will move the Company closer to profitability in the near future.

     The Company's sales by its primary product lines are as follows (in thousands):


                                                         For the                For the
                                                       Year Ended             Nine Months
                                                      December 31,         Ended September 30,
                                                  -----------------        -------------------
                                                  1993         1994         1994         1995
                                                  ----         ----         ----         ----
Pharmaceutical and consumer health care
products....................................    $19,483      $26,100      $19,560      $23,429
Disposable linen products...................         56          184          116          154
Other.......................................        310          --            --          --
                                              ---------    ---------    ---------      -------
            Total...........................    $19,849      $26,284      $19,676      $23,583
                                              =========    =========    ========       =======


PRODUCT LINES

            The Company currently manufactures, markets and sells pharmaceutical products in Spain, distributes pharmaceutical and biotechnology products and brokers fine chemicals in France, and markets and sells disposable linens in the United States.

     PHARMACEUTICAL MANUFACTURING AND MARKETING IN SPAIN

     Laboratorios Belmac S.A., the Company's subsidiary in Spain ("Laboratorios Belmac"), manufactures, markets and sells pharmaceutical products whose four primary categories are cardiovascular, neurological, gastrointestinal and antibiotic. The Company manufactures over 30 types of pharmaceuticals in its facility in Zaragoza, Spain both for its own sales and, on occasion, under contract for others. The manufacturing facility was recently renovated and brought into full compliance with European Union Good Manufacturing Practices
(GMPs). Among the products Laboratorios Belmac manufactures, each of which is registered with Spain's Ministry of Health, are:

          Controlvas(R). Controlvas, whose generic name is enalapril, is an angiotensin converting enzyme inhibitor useful in the treatment of hypertension and congestive heart failure. Enalapril is marketed in the United States by Merck & Company.

          Belmazol(R). Belmazol, whose generic name is omeprazole, is used primarily for hyperacidity problems related to ulcers and, secondarily, for the treatment of gastroesophageal reflux disease. Omeprazole is a proton pump inhibitor which inhibits the hydrogen/potassium ATPase enzyme system at the secretory surface of the gastric parietal cell. Because this enzyme system is regarded as an acid pump within the gastric mucosa, it has been characterized as a gastric acid pump inhibitor in that it blocks the final step of acid production. This compound has been used in combination with antibiotics for the treatment of ulcers when it is suspected that Helicobacter pylori, a bacteria, is the etiologic agent.

          Lopermida(R). Lopermida, whose generic name is loperamide hydrochloride, a product launched by the Company in Spain in March 1995, is a compound that inhibits gastrointestinal motility and is useful in the treatment of diarrheal conditions and colitis. Loperamide hydrochloride is marketed in the United States by several drug companies, including McNeil, Proctor & Gamble, Novo Pharm and Geneva.

          Ergodavur(R),   Neurodavur(R)  and  Neurodavur   Plus(R).   Ergodavur,
     Neurodavur and Neurodavur Plus are compounds used for the enhancement of activity in the central and peripheral nervous systems.

          Diflamil(R). Diflamil is an anti-inflammatory analgesic used in the treatment of arthritis.

          Resorborina(R). Resorborina is a compound that has local anesthetic and anti-inflammatory properties for the treatment of pharyngitis and mouth infections.

          Onico-Fitex(R) and Fitex E(R). Onico-Fitex and Fitex E are compounds used to treat local fungal infections, especially around the nails.

          Otogen(R). Otogen is a product used for the treatment of ear infections and ear pain.

          Spirometon(R). Spirometon is a combination of spironolactone and bendroflumethazide useful in the treatment of congestive heart failure, hypertension and edema. (Spirometon is a diuretic that preserves the body's supply of potassium).

          Anacalcit(R). Anacalcit is a calcium binding product used for the treatment of kidney stones. The Spanish government has specifically requested that Laboratorios Belmac continue to manufacture this product, as Laboratorios Belmac is the only supplier of this type of product in Spain.

          Biolid(R). Biolid is a non-crystalline form of erythromycin with a potential for enhanced bioavailability. Plans are underway for developing manufacturing capabilities for Biolid in Spain.

     Laboratorios Belmac will perform an additional clinical study in Spain once the production of the sachet formulation has been completed and prior to the commencement of marketing. See "--Products under Development--Biolid--Spain."

          Belmacina(R). Belmacina is a ciprofloxacin antibiotic. The Company sold its Spanish marketing rights to Belmacina to CEPA, a Spanish company, in 1994 for 200 million Spanish Pesetas (approximately $1,556,000) and the related trademark to CEPA for 50 million Spanish Pesetas (approximately $380,000) in 1995. The Company maintains the right to manufacture and export this product. Belmacina was acquired by the Company in September 1992 for approximately $577,000. The gain on sale of the marketing rights (approximately $884,000) was included in the Company's income for the year ended December 31, 1994. The Company recorded the gain on the sale of the related trademark (approximately $380,000) as deferred revenue in its consolidated financial statements for the year ended December 31, 1994, and recognized such revenue in 1995. See Note 8 of Notes to Consolidated Financial Statements.

          Rimafungol(R). Rimafungol is the Company's form of cyclopiroxolamine, a broad-spectrum antifungal product for treating fungal infections of the skin and vagina.

          Rofanten(R). Rofanten is the Company's formulation of naproxen sodium, an anti-inflammatory/analgesic.

          Generic Antibiotics. Laboratorios Belmac produces directly or by contract to others, various other types of generic antibiotics for which patent protection no longer exists, such as amoxicillin, ampicillin (Bactosone Retard(R)) and injectable forms of penicillin.

     Controlvas and Belmazol, together, represent approximately 70% of the sales of Laboratorios Belmac.

     As the Spanish government did not provide any patent protection for pharmaceutical products until 1992, the Company, while owning the right to manufacture the drugs described above as well as other pharmaceuticals, will often be one of several companies which has the right to manufacture and sell substantially similar products. The Spanish regulatory authorities specify the amounts each company can charge for its products. Therefore, the Company's competitors may sell similar products at the same, higher or lower prices. Many of these competitors are larger, better capitalized and have more developed sales networks than the Company.

     The Company maintains an internal marketing and sales staff of approximately 54, including 32 employees and 22 independent sales representatives working on commission in Spain to market the pharmaceuticals it produces. The Company's sales force competes by emphasizing highly individualized customer service.

     In 1995, the Company commenced the export of pharmaceuticals manufactured by Laboratorios Belmac outside Spain through local distributors, particularly in Eastern Europe and South America.

     CONTRACT MANUFACTURING. Since Laboratorios Belmac currently utilizes less than 100% of its plant capacity to manufacture its own products, Laboratorios Belmac has begun to act as a contract manufacturer of pharmaceuticals owned by other companies such as Rhone-Poulenc's subsidiary Natterman S.A., Ciba Geigy's subsidiary Zyma, Fournier, Italpharmaco, Beijing Pharmaceutical, Instituto Llorente and Laboratorios Juventus, S.A. Other contracts are contemplated in the near future. The Company manufactures these pharmaceuticals to its customers' specifications, packaging them with the customers labels. Occasionally, to assure product uniformity and quality, employees of these customers will work at the Company's manufacturing facility.

     As a result of Spain's entry into the European Union, Spain implemented new pharmaceutical manufacturing standards and the Company was required to modify its facility to comply with these regulations. Such renovations were accomplished by Laboratorios Belmac without interruption of sales or distribution. After an inspection, in July 1995 the operating parts of the facility were determined to be in compliance with European Good Manufacturing Practices ("GMPs") by Spain's Ministry of Health.

     PHARMACEUTICAL MARKETING AND SALES IN FRANCE

     Chimos/LBF S.A., the Company's subsidiary in France ("Chimos"), is engaged in the import and distribution of specialty pharmaceutical products to hospitals and others in France. Chimos concentrates on the sale of "orphan drugs" (drugs used for the treatment of rare diseases). The Company markets, throughout France, over 26 pharmaceutical products from Europe and the United States.

     Among the products Chimos currently markets is Ceredase, a drug used in the treatment of Gaucher's Disease. Chimos has been marketing Ceredase in France since the drug became available, approximately five years ago. Chimos is able to market these drugs because it has been authorized as a distributor by France's Ministry of Health. The primary customer of Chimos is Pharmacie Centrale des Hopitaux, which purchases Ceredase from Chimos. Since Ceredase treats a rare disease, this hospital buys and controls distribution of this product to other hospitals in France. Ceredase is manufactured by Genzyme Corporation of Boston, Massachusetts, which contracts with Chimos to distribute it in France. The contracts with Genzyme have recently had limited terms; the most recent three-month extension terminates on March 31, 1996. There can be no assurance that Chimos will continue to market Ceredase or that the relationship between Chimos and Genzyme will continue. The Company continues to assess the importance of Ceredase to its operation because, notwithstanding the relative significance of its sales volume, its gross margins as a percentage of sales are minimal.

     Chimos, as one of the authorized distributors of Orphan Drugs in France, is occasionally contacted by manufacturers of such products outside of France to act as their distributor. In addition, the Company from time to time supplies Chimos with a list of Orphan Drugs approved by the FDA in the United States and Chimos contacts their manufacturers to seek becoming their distributor in France.

     CHEMICAL BROKERAGE. Chimos is engaged in the import and supply in France of approximately 39 fine chemicals, such as furosemide, phenobarbital and trihexyphenidyl HCl, used in the manufacture of pharmaceuticals, from countries such as Japan, Taiwan, China, Pakistan and several European countries. The brokerage of fine chemicals by Chimos provides a necessary link between the manufacturer and end-user. The manufacturer produces the chemicals to meet product specifications and provides a certificate of analysis as to the purity of the chemicals. The products are provided to the end-user, which generally verifies the analysis with its own quality control procedures. Chimos generally acts as agent for the manufacturer, arranging for shipping, import and customs documentation, invoicing and collection of payments. Chimos also acts on occasion on behalf of the end-user, which requests that Chimos source a particular product from one of its sources or conduct a world-wide search for the product.

     MARKETING AND DISTRIBUTION OF DISPOSABLE LINENS IN THE UNITED STATES

     The Company markets and distributes disposable linen products to the emergency health care industry in the United States through Belmac Healthcare Corporation, one of the Company's U.S. subsidiaries ("Healthcare"). These disposable linens include products such as blankets, sheets and pillowcases. Customers for these products include distributors to entities which are engaged in the provision of emergency health care services, such as emergency rooms and ambulance services, located primarily in the southwestern and northeastern regions of the United States.

     Healthcare receives orders for these products at the Company's headquarters in Tampa, Florida. Healthcare subcontracts the manufacturing of the disposable linens in accordance with Healthcare's specifications. The raw materials for these products are provided by Healthcare and stored with one of the manufacturers until needed. Once produced, the products are shipped directly to the customer from the manufacturer or held in inventory in anticipation of customer demand.

     The supply of  disposable  linens to health  care  providers  in the United
States is a highly  competitive  business.  Large  companies with  significantly greater resources than the Company, such as Kimberly-Clark Corporation, Minnesota Mining & Mfg. Co., Johnson & Johnson, Owens & Minor Inc., General Medical Corp. and Baxter International Inc., dominate the market. The Company concentrates its marketing on the emergency services segment of the health care market, an area which demands greater individual attention. Healthcare believes that it competes on the basis of customer service.

     Healthcare advertises this service nationwide through several mediums, such as print advertisements, trade shows and direct mail (sales brochures). Sales from disposable linens increased from $56,000 in 1993 to $184,000 in 1994 and to $154,000 during the first nine months of 1995. The manufacture and sale of disposable linens is subject to regulation by the FDA. The FDA monitors the composition and labeling of health care products, such as disposable linens.

PRODUCTS UNDER DEVELOPMENT

     Although the Company significantly reduced its research and development activities when it implemented its austerity program in 1993, the Company has maintained its rights to a number of selected products. There can be no assurance that the Company will have the resources to bring any of these products to market or, if such resources are available, that the products can be successfully developed, manufactured or marketed.

     Due to the expense and time commitment required to bring a pharmaceutical product to market, the Company is seeking co-marketing, licensing and promotional arrangements and other collaborations with other international or national pharmaceutical companies. Generally, management believes that the Company can compete more effectively in certain markets through collaborative arrangements with companies that have an established presence in a particular geographic area and greater resources than those of the Company. The Company is currently seeking partners to assist in the further development and marketing of Biolid and Alphanon(R).

     BIOLID(R)

     Biolid is a non-crystalline form of erythromycin with a potential for enhanced bioavailability (quantity absorbed in blood over time compared to dose received). Initially, Biolid was produced in Europe in a sachet formulation, which is a powder formulation contained in a packet, which is mixed with water prior to oral administration. This formulation for drugs is more popular in Europe than in the United States, necessitating the Company's development of a tablet formulation for marketing in the United States. The Company was granted a United States patent for Biolid in June 1992. An international patent application covering ten additional countries was granted in January 1994. Regulatory approval is pending in Mexico. Regulatory approval was recently received in Spain and an Investigational New Drug Application ("IND") is on file with the FDA.

     Initial Sachet Formulation Studies. Five double blind clinical studies of Biolid, using its sachet formulation, were completed in 1992 in a total of 612 patients in France, Germany, Belgium and Holland. Four studies used roxithromycin (Rulid, Hoescht-Roussel) as a reference drug, and Biolid showed equal efficacy and tolerance in both lower and upper respiratory tract infections in three of the four studies. In the fifth study, Biolid was compared to a third generation oral cephalosporin, cefpodoxime (Cefodox, Hoescht-Roussel), in upper respiratory tract infections, and again, equal efficacy and tolerance were observed.

     France. The Company began marketing the sachet formulation of Biolid in France in 1992 after its approval by France's Ministry of Health. During a periodic review of the dossier of Biolid by the Ministry in 1993 which was completed shortly after the Company had negotiated the sale of the Company's rights to the sachet formulation in France, the Ministry required the suspension of marketing of Biolid pending the provision by the Company of additional clinical data regarding the mechanisms for the comparatively enhanced absorption of the Biolid sachet. This suspension was unrelated to its safety or efficacy issues. The sale of the rights to Biolid did not occur. The Company believes that once the additional technical information requested has been provided to the French regulators, the regulators should agree to the continued marketing of the sachet formulation. However, due to the cost of such a study, at this time the Company will not fund additional clinical studies of the sachet formulation in France without a collaborative partner. The Company believes that the likelihood of obtaining a partner in France is currently remote. See Notes 4 and 8 of Notes to Consolidated Financial Statements.

     Spain. The Company received approval by Spain's Ministry of Health in 1994 for marketing the sachet formulation of Biolid in Spain at a price lower than that requested by the Company. In 1995, the Ministry approved a higher price level, pending delivery of the results of a further clinical study demonstrating enhanced bioavailability of Biolid. In addition, once the initial production of a quantity of Biolid has been produced by Laboratorios Belmac in Spain, which will be done using raw materials supplied to Laboratorios Belmac from Chimos, Laboratorios Belmac will use the same clinical study to demonstrate that the manufacturing process used in Spain is substantially similar to that which was successfully used in France and that the formulation produced in Spain yields a final product which meets all regulatory standards. The Company currently expects that the clinical study will be performed in two phases. First, a pilot study of six persons will be performed and then, if the results of the pilot study are positive, a larger population will be tested in compliance with the requirements of the Ministry. There can be no assurance that either the pilot study or, if the pilot study is successful, the full study will demonstrate either enhanced bioavailability or substantial similarity. Management of the Company does not have sufficient data to be able to accurately predict the outcome of these studies at this time. These studies would be funded by the operations of Laboratorios Belmac and a portion of the proceeds of the Offering.

     United States. The Company has determined to direct its marketing efforts for Biolid in the United States to the twice-a-day tablet formulation rather than the sachet formulation. The Company has performed several pilot studies between 1992 and 1994, the most recent of which indicated that the tablet, given with a high fat meal, had bioavailability which was approximately 25% better when compared on a milligram for milligram basis with a competitive U.S. tablet of erythromycin. These results did not achieve the same level of bioavailability as the initial studies of the sachet formulation. Because of wide variations in the data, an additional study with a larger number of subjects will be required to definitively determine the relative bioavailability of the tablet formulation as compared to standard erythromycin. A study plan was reviewed by the FDA. There can be no assurance that this study will demonstrate enhanced bioavailability. Management of the Company does not have sufficient data to be able to accurately predict the outcome of the studies at this time. A portion of the proceeds of the Offering may be used to fund this study. Should this study be successful, the Company intends to seek collaborative partners to assist in further development and marketing of this product.

     ALPHANON(R)

     Alphanon, the Company's original product, was designed for the systemic treatment of hemorrhoids. The drug was originally developed as a liquid formulation for intra-navel transdermal application. A double blind placebo controlled study conducted in France in the late 1980's in 220 patients demonstrated that Alphanon was effective in the treatment of hemorrhoids and hemorrhoidal bleeding. This study was not conducted in complete compliance with Good Clinical Practices.

     A transdermal patch, a more convenient formulation, has been developed with ALZA Corporation, and an IND is on file with the FDA. The Company satisfactorily completed a Phase I clinical study in December 1992 and is evaluating its alternatives which include continuing development, co-development or divestiture. The Company has discontinued all sales and marketing efforts as well as further research and development related to Alphanon pending a decision regarding such alternatives.

     OTHER PRODUCTS

     Azaquinone Analogues. The development of the original azaquinone compound was discontinued by the Company in 1994, however, numerous analogues were synthesized by the Company as part of the development process. Initial in vitro screening showed promising activity against Mycobacterium avium complex (MAC). The Company plans to continue limited additional research on these analogues. The Kuzell Institute in San Francisco, California, under a grant from the National Institutes of Health, is currently conducting research into the efficacy of azaquinone. Should the results of this testing show that an azaquinone analogue has enough unique qualities to distinguish it from other similar products, the Company plans to apply for a patent, and ultimately sell the rights to this compound.

     Phenantramine Analogue. Phenantramine analogue is a pre-clinical stage antimalarial which has shown effectiveness against sensitive and resistant strains of Plasmodium falciparum. It is currently being reviewed for possible co-development by an unrelated third party. The Company is planning no additional in-house research and development activity at this time with respect to this compound.

     PARTNERSHIP VENTURE

     In March 1994 the Company formed a partnership, through Healthcare's wholly-owned subsidiary, Belmac Hygiene, Inc., with a wholly-owned subsidiary of Maximed Corporation, which is headquartered in New York City, and planned to market, through this partnership, a range of hydrogel based feminine health care products, including a contraceptive, an antiseptic, an antifungal and an antibacterial. In December 1994, the Company commenced litigation against its partner claiming interference in the management of the partnership and misrepresentation under the Partnership Agreement. On January 12, 1996 the Court ruled that the Company's reliance on its partner's misrepresentation was not justified and that the Company had performed its obligations under the agreement with its partner. Accordingly, the Company's claims as well as the counterclaims of its partner were dismissed. Pending resolution of this dispute, the partnership is not actively engaged in the development of any products. The Company believes that while introduction of the first product, a contraceptive, is possible in 1996, such introduction is dependent upon a prompt and favorable resolution of the Company's dispute with its partner which would include the receipt by the Company of the rights to such products. See "--Legal Proceedings."

SOURCES AND AVAILABILITY OF RAW MATERIALS

     The Company purchases, in the ordinary course of business, necessary raw materials and supplies essential to the Company's operations from numerous suppliers. There have been no availability problems or supply shortages nor are any anticipated.

PATENTS, TRADEMARKS, LICENSES AND REGISTRATIONS

     Although few of the products currently being sold by the Company are protected by patents owned by the Company, the Company believes that patent and trademark protection of the results of the Company's research and development efforts will be an essential component to the future success of the Company.

Accordingly, where possible, patents and trademarks will be sought and obtained in the United States and in all countries of principal market interest to the Company.

     Patents for Biolid were granted in the U.S. in June 1992 and in the following European countries in January 1994: Austria, Belgium, Italy, Liechtenstein, Netherlands, Sweden, Switzerland, U.K., Germany and France. A patent for Biolid in Venezuela was granted in September 1995. A U.S. patent for Phenantramine was granted in October 1993. Trademarks for Biolid are currently registered in France, Ireland, Portugal, Sweden and the U.K. Alphanon trademarks are currently registered in the U.S. and Australia.

     In addition, Laboratorios Belmac owns 50 trademarks for pharmaceutical products and one patent for enalapril (which expires in 2005) which were granted by Spain's Bureau of Patents and Trademarks. In Spain, patents expire after 20 years and trademarks expire after 10 years, but can be renewed. All prescription pharmaceutical products marketed by Laboratorios Belmac in Spain have been registered with and approved by Spain's Ministry of Health. To register a pharmaceutical with the Ministry requires the submission of a registration dossier which includes all pre-clinical, clinical and manufacturing information. The registration process generally takes approximately two years. There can be no assurance that a competitor has not or will not submit additional registrations for products substantially similar to those marketed by Laboratorios Belmac.

COMPETITION

     All of the Company's current and future products face competition both from existing drugs and products and from new drugs and products being developed by others. This competition potentially includes national and multi-national pharmaceutical and health care companies of all sizes. Many of these other pharmaceutical and health care concerns have greater financial resources, technical staffs and manufacturing and marketing capabilities than the Company. Acceptance by hospitals, physicians and patients is crucial to the success of a pharmaceutical or health care product.

     The Company competes primarily in France and Spain, which are large, developed population centers in Europe with populations of approximately 58,000,000 and 39,000,000 people, respectively. In addition, since both countries are members of the European Union, the Company expects to be able to target the European Union's larger population of approximately 442,000,000 as integration eliminates the barriers between countries.

     Laboratorios Belmac competes with both large multinational companies and local companies which produce most of the products Laboratorios Belmac manufactures on the basis of service and its concentration on select product lines. For example, there are currently 23 companies which market and sell omeprazole, such as Schering-Plough, S.A. Similarly, 20 companies currently sell enalapril, with Merck, Sharp & Dome de Espana, S.A. being the product leader. Others of the products sold by Laboratorios Belmac, such as Onico-Fitex, are more unusual and have fewer competitors. The contract manufacturing performed by Laboratorios Belmac has a number of competitors, including Tadec Meiji Farma, Bama Geve, ReigJofre, Aristegui, and Fournier, S.A.

     Chimos, as a distributor and broker of fine chemicals, pharmaceutical intermediates and biotechnology products, competes with numerous multinational companies as well as companies in France, resulting in low product margins despite high volume. Competition in the supply and distribution of pharmaceutical intermediates is particularly strong from a large number of small companies located in Italy, India, Pakistan and China. Certain large multinational companies also compete in the distribution of fine chemicals including Abbott Laboratories--Chemicals Division, The UpJohn Co. and Bayer A.G. The biotechnology industry is currently less competitive as many of such products are Orphan Drugs with low volumes.

CUSTOMERS

     The incidence of certain infectious diseases which occur at various times in different areas of the world affects the demand for the Company's antibiotic products when they are marketed in each area. Orders for the Company's products are generally filled on a current basis, and no order backlog existed at September 30, 1995 or December 31, 1994. Sales of approximately $6,024,000 and $8,000,000 to Pharmacie Centrale des Hopitaux accounted for approximately 26% and 30%, of the Company's sales for the nine months ended September 30, 1995 and for the year ended December 31, 1994, respectively. The Company expects that the loss of this customer would have a material short-term adverse effect on the Company's business. No material portion of the Company's business is subject to renegotiation of profits or termination of contracts at the election of any governmental authority.

RESEARCH AND DEVELOPMENT

     In addition to various executive and administrative functions, the Tampa, Florida headquarters of the Company serves as a site for limited research and development activities. Research and development activities have also been performed, under contract, by various universities and consulting research laboratories. The Company has a research and development portfolio of four pharmaceutical products, with a primary focus on anti-infectives. See "--Products under Development." These products are protected by two patents and one patent application in the United States. Patent and patent applications have also been filed in other countries of marketing interest to the Company. INDs are on file with the FDA for the macrolide antibiotic, Biolid, and the transdermal anti-hemorrhoidal patch, Alphanon.

     The Company spent $341,000 in the nine months ended September 30, 1995, $759,000 in the year ended December 31, 1994, $1,555,000 in the year ended December 31, 1993, $3,599,000 in the six months ended December 31, 1992, and $5,168,000 in the year ended June 30, 1992 on research and development to discover and develop new products and processes and to improve existing products and processes. Expenditures were concentrated in the development of products for the treatment of infectious diseases. These decreases are a result of a thorough review of research and development activities with the establishment of priorities based on both technical and commercial criteria. The Company intends to continue to carefully manage such expenditures in view of its limited resources. A portion of the proceeds of the Offering is intended to be used for further research and development activities.

     Laboratorios Belmac is engaged in limited research of drug delivery systems ("DDS"), such as sustained release and time release formulations, through a collaborative venture with a customer. Laboratorios Belmac plans to commence clinical studies of the drug Cisapride, a motility product used for the treatment of gastrointestinal disorders, in collaboration with another entity and a study of the sachet formulation of Biolid in the next year.

REGULATION

     The development, manufacture, sale, and distribution of the Company's products are subject to comprehensive government regulation, and the general trend is toward more stringent regulation. Government regulation, which includes detailed inspection of and controls over research laboratory procedures, clinical investigations, and manufacturing, marketing, and distribution practices by various federal, state, and local agencies, substantially increases the time, difficulty and cost incurred in obtaining and maintaining the approval to market newly developed and existing products.

     United States. The steps required before a pharmaceutical agent may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an IND, which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (iv) the submission of New Drug Application ("NDA") to the FDA, and
(v) the FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product, each domestic drug manufacturing establishment must be registered with the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with current GMPs for drugs. To supply products for use in the United States, foreign manufacturing establishments must comply with GMPs and are subject to periodic inspection by the FDA or by regulatory authorities in such countries under reciprocal agreements with the FDA.

     Clinical trials are typically conducted in three sequential phases that may overlap. In Phase I, the initial introduction of the pharmaceutical into healthy human volunteers, the emphasis is on testing for safety (adverse effects), dosage tolerance, metabolism, excretion and clinical pharmacology. Phase II involves studies in a limited patient population to determine the efficacy of the pharmaceutical for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate clinical efficacy further and to further test for safety within an expanded patient population at multiple clinical study sites. The FDA reviews both the clinical plans and the results of the trials and may discontinue the trials at any time if there are significant safety issues.

     The results of the preclinical and clinical trials are submitted to the FDA in the form of a NDA for marketing approval. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review process and may delay marketing approval. After FDA approval for the initial indications, further clinical trials would be necessary to gain approval for the use of the product for any additional indications. The FDA may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

     Under the Orphan Drug Act, the FDA may designate a product or products as having Orphan Drug status to treat a "rare disease or condition," which is a disease or condition that affects populations of less than 200,000 individuals in the United States or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. If a product is designated an Orphan Drug, then the sponsor is entitled to recover its costs and the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product, including limited tax credits and high-priority FDA review of an NDA. In addition, the sponsor that obtains the first marketing approval for a designated Orphan Drug for a given indication is eligible to receive marketing exclusivity for a period of seven years.

     Spain. As a manufacturer in Spain, which is a member of the European Union, Laboratorios Belmac is subject to the regulations enacted by the European Union. Prior to Spain's entry into the European Union in 1993, the pharmaceutical regulations in Spain were less stringent and Laboratorios Belmac, along with all Spanish companies, have had to modify their procedures to adapt to the new regulations, which are nearly identical to the regulations promulgated by the United States Food & Drug Administration discussed above. In general, these regulations are consistent with the FDA and require a manufacturer of a proposed pharmaceutical to show efficacy and safety. The development process in Spain goes through the same phases (e.g. I, II, III) as in the United States to assure their safety and efficacy. A dossier on each pharmaceutical is prepared which takes approximately two years for review by the Ministry of Health. They then can only be sold to the public with a prescription from a medical doctor.

     As most of the pharmaceuticals Laboratorios Belmac produces are subject to this regulatory process, its business can be materially affected by any change in existing regulations. Currently, Laboratorios Belmac has submitted two products for regulatory review by the Spanish Ministry of Health, cisapride and diclofenac, which will be marketed once approved. In addition, Laboratorios Belmac markets 14 products and has two products which have been approved and are in pre-marketing stages.

     France. Most of the activities of Chimos are not regulated by France's Ministry of Health, since pharmaceuticals in France are regulated at the level of the manufacturer, as they produce the products, and pharmacists, as they distribute the products to the public. Chimos' distribution activities are not regulated. Chimos has had one regulatory submission at the Ministry of Health for Biolid. See "--Products under Development--Biolid."

     General. Continuing studies of the utilization, safety, and efficacy of health care products and their components are being conducted by industry, government agencies, and others. Such studies, which employ increasingly sophisticated methods and techniques, can call into question the utilization, safety, and efficacy of previously marketed products and in some cases have resulted, and may in the future result, in the discontinuance of such products and give rise to claims for damages from persons who believe they have been injured as a result of their use. The Company has product liability insurance for such potential claims, however, no such claims have ever been asserted against the Company.

     The cost of human health care continues to be a subject of investigation and action by governmental agencies, legislative bodies, and private organizations. In the United States, most states have enacted generic substitution legislation requiring or permitting a dispensing pharmacist to substitute a different manufacturer's version of a drug for the one prescribed. Federal and state governments continue their efforts to reduce costs of subsidized heath care programs, including restrictions on amounts agencies will reimburse for the use of products. Efforts to reduce health care costs are also being made in the private sector. Health care providers have responded by instituting various cost reduction and containment measures of their own. It is not possible to predict the extent to which the Company or the health care industry in general might be affected by the matters discussed above.

     Many countries, directly or indirectly through reimbursement limitations, control the selling price of certain health care products. Furthermore, many developing countries limit the importation of raw materials and finished products. In western Europe, efforts are under way by the European Union to harmonize technical standards for many products, including drugs and medical devices, and to make more uniform the requirements for marketing approval from the various ministries of health.

     Although the Company recently began marketing disposable linen products in the United States, the majority of the Company's sales are in France and Spain. International operations are subject to certain additional risks inherent in conducting business outside the United States, including price and currency exchange controls, changes in currency exchange rates, limitations on foreign participation in local enterprise, expropriation, nationalization, and other governmental action.

     To the best of its knowledge, the Company is presently in substantial compliance with all existing applicable environmental laws and does not anticipate that such compliance will have a material effect on its future capital expenditures, earnings or competitive position with respect to any of its operations.

EMPLOYEES

     The Company and its subsidiaries employ approximately 83 people, 9 of whom are employed in the United States, 5 in France and 69 in Spain as of February 12, 1996. Of such employees, approximately 29 are principally engaged in manufacturing activities, 34 in sales and marketing, 2 in research and
development  and   18   in  management  and  administration.   In  general,  the
Company   considers  its  relations   with   its   employees   to   be   good.

FACILITIES

     UNITED STATES

     The Company's corporate headquarters are located in Tampa, Florida where the Company leases approximately 14,000 square feet of office space, which leases expire in 1998.

     SPAIN

     Manufacturing is performed at the Company's facilities in Zaragoza, Spain. These facilities have been renovated recently to comply with the requirements for good manufacturing practices (GMPs). The facilities, which are owned by the Company, consist of approximately 45,000 square feet located in a prime industrial park and seated on sufficient acreage that would allow for future expansion. The manufacturing facility is capable of producing tablets, capsules, suppositories, creams, ointments, lotions, liquids and sachets, as well as microgranulated and microencapsulated products. The facility also includes analytical chemistry, quality control and quality assurance laboratories. The GMPs certification allows the Company to undertake contract manufacturing for a number of international pharmaceutical companies either engaged in or contemplating emergence into the Spanish market. The Company's administrative offices in Spain are located in Madrid in approximately 3,000 square feet of newly renovated, leased offices which leases expire in 1998.

     FRANCE

     Chimos is located in Paris, France in leased office space of approximately 2,000 square feet which leases expire in 1998. Manufacturing is contracted out to SPNE, a semiprivate/government organization, outside of Paris.

                                LEGAL PROCEEDINGS

     Belmac Hygiene, Inc. ("Hygiene"), a subsidiary of the Company, filed an action on December 9, 1994 in the United States District Court for the Southern District of New York against Medstar, Inc. ("Medstar"), Maximed, Inc. ("Maximed") and Robert S. Cohen. The defendants are Hygiene's partners (or such partner's control persons) in the Company's partnership with Maximed (the "Partnership"), which was formed for the development and ultimate sale of Maximed's intra-vaginal controlled release products. The action sought (i) to enjoin the defendants from interfering with the management of the Partnership by Hygiene's representatives, and (ii) to recover damages as a result of defendants' misrepresentations and breach of warranty in the Partnership agreement. The defendants filed a counterclaim against Hygiene. Medstar also filed a separate action on May 4, 1995 in the United States District Court for the Southern District of New York against the Company alleging that Hygiene failed to fund the Partnership and seeking $10,000,000 from the Company pursuant to its guaranty of Hygiene's obligations. The issues were tried, without a jury, on August 21 through 23, 1995. Thereafter, post-trial briefs and proposed findings of fact and conclusions of law were submitted, and argument was heard on October 25, 1995. On January 12, 1996, the Court ruled that the Company's reliance on defendants' misrepresentation was not justified and that the Company had performed its obligations under the Partnership agreement. Accordingly, the Court rendered its decision dismissing all claims and counter-claims asserted by the parties. The Company is assessing its options as to a possible appeal to the decision.

     Michael M. Harshbarger, a former member of the Company's Board of Directors and its former President and Chief Executive Officer, filed a suit against the Company in November 1993 in the Circuit Court of the Thirteenth Judicial Circuit, State of Florida, Hillsborough County Civil Division alleging wrongful termination. The plaintiff is seeking monetary damages in excess of
$1,400,000.   The  Company  views  his  claim  as  meritless
and intends to vigorously oppose it. The Company has filed a counterclaim against Harshbarger for wrongful conversion and civil theft, fraud and deceit, and breach of contract, seeking the return of corporate assets removed by Harshbarger and for restitution related to expenses of a personal nature that he charged to the Company's accounts. The Company is currently amending its counterclaim to include breach of fiduciary duty. The Company is seeking damages from Harshbarger relating to its counterclaim in excess of $1,000,000.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY MANAGERS

     The directors, executive officers and key managers of the Company are as follows:


                                                                        Class
                                               Positions with             of
            Name            Age                 the Company            Director*
            ----            ---                 -----------            ---------
James R. Murphy............  45    Chairman, President, Chief Executive
                                   Officer and Director                      III
Robert M. Stote, M.D.......  56    Senior Vice President, Chief Science
                                   Officer and Director                      III
Michael D. Price...........  38    Vice President, Chief Financial
                                   Officer, Treasurer, Secretary and
                                   Director                                   II
Randolph W. Arnegger.......  51    Director                                   II
Charles L. Bolling.........  72    Director                                   II
Doris E. Wardell...........  56    Director                                   I
Denis Nicolas..............  75    President of Chimos
Clemente Gonzalez Azpeitia,
 M.D.......................  55    General Manager of Laboratorios
                                   Belmac
Jose M. Esteve Serrano.....  59    Controller of Laboratorios Belmac

     Set forth below is a biographical description of each executive officer, director and key employee of the Company:

     JAMES R. MURPHY became President and Chief Operating Officer of the Company on September 7, 1994 and was named Chief Executive Officer effective January 1, 1995 and became Chairman of the Board on June 9, 1995. Prior to rejoining the Company, Mr. Murphy served as Vice President of Business Development at MacroChem Corporation, a publicly owned pharmaceutical company, from March 1993 through September 1994. From September 1992 until March 1993, Mr. Murphy served as a Consultant to the pharmaceutical industry with his primary efforts directed toward product licensing. Prior thereto, Mr. Murphy served as Director-Worldwide Business Development and Strategic Planning of the Company from December 1991 to September 1992. Mr. Murphy previously spent 14 years in basic pharmaceutical research and product development with SmithKline Corporation and in business development with contract research laboratories. Mr. Murphy received a B.A. in Biology from Millersville University. He has been a Director of the Company since 1993.

     ROBERT M. STOTE, M.D. became Senior Vice President and Chief Science Officer of the Company in March 1992. Prior to joining Bentley Pharmaceuticals, Inc., Dr. Stote was employed for 20 years by SmithKline Beecham Corporation serving as Senior Vice President and Medical Director, Worldwide Medical Affairs from 1989 to 1992, and Vice President-Clinical Pharmacology-Worldwide from 1987 to 1989. From 1984 to 1987 Dr. Stote was Vice President-Phase I Clinical
Research, North America. Dr. Stote was Chief of Nephrology at Presbyterian Medical Center of Philadelphia from 1972 to 1989 and was Clinical Professor of Medicine at the University of Pennsylvania. Dr. Stote received a B.S. in Pharmacy from the Albany College of Pharmacy, an M.D.


------------------------------------

* The Company's Amended and Restated Articles of Incorporation and By-laws provide for a classified Board of Directors. The Board is divided into three classes designated Class I, Class II and Class III, with terms expiring at the 1997, 1998 and 1996 annual meeting of stockholders, respectively.

from Albany Medical College and is Board Certified in Internal Medicine and Nephrology. He was a Fellow in Nephrology and Internal Medicine at the Mayo Clinic and is currently a Fellow of the American College of Physicians. He has been a Director of the Company since 1993.

     MICHAEL D. PRICE became Chief Financial Officer, Vice President/Treasurer and Secretary of the Company in October 1993, April 1993 and November 1992, respectively. He has served the Company in other capacities since March 1992. Prior to joining the Company, Mr. Price was employed as a financial and management consultant with Carr Financial Group in Tampa, Florida from March 1990 to March 1992. Prior thereto, he was employed as Vice President of Finance with Premiere Group, Inc., a real estate developer in Tampa, Florida from June 1988 to February 1990. Prior thereto, Mr. Price was employed by Price Waterhouse in Tampa, Florida from January 1982 to June 1988 where his last position with that firm was as an Audit Manager. Mr. Price received a B.S. in Business Administration with a concentration in Accounting from Auburn University and an M.B.A. from Florida State University. Mr. Price is a Certified Public Accountant in the State of Florida. He has been a Director of the Company since January 1995.

     RANDOLPH W. ARNEGGER is the President of Vantage Point Marketing, a developer and producer of continuing medical education programs, medically oriented direct mail programs, and medical convention programs, a position he has held since 1986. Prior thereto, Mr. Arnegger served as Vice President of Account Services for Curtin & Pease/Peneco, a national direct mail firm, and Vice President for Pro Clinica, a medical advertising agency in New York. He has been a Director of the Company since 1994.

     CHARLES L. BOLLING served from 1968 to 1973 as Vice President of Product Management and Promotion (U.S.), from 1973 to 1977 as Vice President of Commercial Development and from 1977 to 1986 as Director of Business Development (International) at Smith Kline & French Laboratories. Mr. Bolling has been retired since 1986. He has been a Director of the Company since 1991.

     DORIS E. WARDELL has been Assistant Professor/Clinical Services Coordinator at the University of Utah College of Nursing since April 1994, and was previously involved in Integrated Care special projects at Allegheny General
Hospital, serving as Acting Vice President of Nursing at Allegheny General Hospital from September 1992 to June 1994 and Assistant Vice President of Nursing from December 1989 to September 1992. Prior thereto, Mrs. Wardell served as Vice President of Administration at Beaver Medical Center from April 1987 to November 1989. From March 1980 to April 1987, she was employed by Chestnut Hill Hospital as Vice President of Nursing and Director of Nursing Services from August 1978 to March 1980. She has been a Director of the Company since 1994.

     DENIS NICOLAS has been the President of Chimos since he was one of its founders in 1964. Mr. Nicolas' expertise is in the sourcing of fine chemicals and pharmaceutical raw materials from manufacturers around the world.

     CLEMENTE GONZALEZ AZPEITIA has been the General Manager of Laboratorios Belmac since 1993. From 1987 through 1992, Mr. Gonzalez was a business director and then a sales director of CEPA, a pharmaceutical company in Spain. From 1969 to 1987, he was employed by the Berenguer-Beneyto Laboratory, first as head of the research department and later as director of medicine and director of marketing. Mr. Gonzalez received a medical degree from the University of Madrid.

     JOSE M. ESTEVE SERRANO has been the Controller of Laboratorios Belmac since April 1995. From 1986 through that time he was the financial director of Auto Suture Espana S.A., the subsidiary in Spain of U.S. Surgical Corporation. From 1983 through 1986, Mr. Esteve was the Controller of Det Norske Veritas Spain, a shipping services group in Madrid with headquarters in Norway. Prior thereto he held a number of financial positions in businesses and banks in New York and Madrid. Mr. Esteve has M.A. degrees in Law and in Economics from the University of Madrid and an M.B.A. from New York University.

     The Company is currently in arrears on two annual dividend payments on its Series A Preferred Stock and therefore, the holders of the Series A Preferred Stock have the right, as a class, to elect two additional members of the Company's Board of Directors. As of the date hereof, the holders have not exercised such right.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee recommends to the Board of Directors the appointment of independent accountants to audit the Company's consolidated financial statements, reviews the Company's internal control procedures and advises the Company on tax and other matters connected with the growth of the Company. The Audit Committee also reviews with management the annual audit and other work performed by the independent accountants. The Company's Compensation Committee administers the Company's 1991 Stock Option Plan and reviews and recommends to the Board of Directors the nature and amount of compensation to be paid to the Company's executive officers. The Audit Committee consists of Messrs. Arnegger, Bolling and Price. The Compensation Committee consists of Mrs. Wardell and Messrs. Arnegger and Bolling.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation paid or accrued by the Company to or for the account of the current Chief Executive Officer and each person who served as Chief Executive Officer during 1994, and the executive officers at December 31, 1994 whose total cash compensation for the year ended December 31, 1994 exceeded $100,000.


                                            Annual Compensation                            Long-term Compensation
                                 ---------------------------------------      ---------------------------------------------
                                                                                         Awards                 Payouts
                                                                              ----------------------------   --------------
                                                                                        Securities
                                                                  Other     Restricted  Underlying     LTIP         All
                                                                  Annual       Stock     Options/     Payouts      Other
Name and Principal Position      Year(1)    Salary($)  Bonus($)   Comp($)    Awards($)    Sars(#)       ($)       Comp(2)
---------------------------      -------    ---------  --------   -------    ---------   --------    --------     -------
James R.  Murphy(3)..........   Y/E12/31/94  $55,903   $    --    $    --      $685       $   --      $    --     $12,000
Chairman, President and Chief
   Executive Officer
Robert M.  Stote, M.D.(4)....   Y/E12/31/94   200,000       --     27,000        --           --           --          --
Senior Vice President and       Y/E12/31/93   211,538       --                   --        2,375       20,000          --
   Chief Science Officer        Six Months
                                Ended                         ---                --           --           --          --
                                12/31/92      100,000                            --           --       15,000          --
                                Y/E 6/30/92   66,667
Michael D.  Price(5).........   Y/E12/31/94   100,000       --         --        --           --           --          --
Vice President, Chief           Y/E12/31/93    90,525       --         --     2,375        9,000           --          --
   Financial Officer,
   Treasurer and Secretary
Ranald Stewart, Jr.(6).......   Y/E12/31/94        --       --    162,000   157,500       20,000           --          --
Former Chairman of the Board,   Y/E12/31/93        --       --    106,200     4,500       20,000           --          --
    Former Chief Executive
    Officer and Director
Donald E.  Boultbee(7).......   Y/E12/31/94   166,667       --         --       333           --           --          --
Former President and Former     Y/E12/31/93    83,333       --         --        --       10,000           --          --
    Chief Executive Officer



                                                   (footnotes on following page)

(footnotes from preceding page)


------------------------------------


(1) The Company changed its fiscal year from June 30 to December 31 commencing with the six month transition period ended December 31, 1992.

(2) The value of perquisites provided to the named executive officers did not exceed 10% of total compensation in any case.

(3) Mr. Murphy, Chairman, President and Chief Executive Officer, has been employed by the Company since September 1994. Mr. Murphy's annual salary is currently $225,000. During the year ended December 31, 1994, Mr. Murphy was reimbursed $12,000 for costs related to his relocation upon accepting employment with the Company. During the nine months ended September 30, 1995, Mr. Murphy was awarded stock options to purchase 50,000 shares of Common Stock at $3.75 per share, 50% of which vest on June 12, 1996 and the balance of which vest on June 12, 1997. During the year ended December 31, 1994, Mr. Murphy was awarded stock options to purchase 2,000 shares of Common Stock at $11.25 per share upon his election to the Board of Directors on June 9, 1994. Of these options, 1,000 options vested on June 9, 1995 and the remaining 1,000 options are scheduled to vest on June 9, 1996. Compensation for services rendered in other capacities prior to becoming an executive officer of the Company is excluded. Prior to becoming an executive officer, in his capacity as an outside Director, Mr. Murphy was awarded 137 shares of Common Stock for services rendered in 1994 as a Committee Member of the Board of Directors.

(4) Dr. Stote, Senior Vice President and Chief Science Officer, has been employed by the Company since March 1992. Dr. Stote's annual salary is currently $215,000. During the nine months ended September 30, 1995, Dr. Stote was awarded stock options to purchase 37,500 shares of Common Stock at $3.75 per share, 50% of which vest on June 12, 1996 and the balance of which vest on June 12, 1997. During the year ended December 31, 1993, Dr. Stote was awarded stock options to purchase 20,000 shares of Common Stock at $20.00 per share, all of which are fully vested. Also during the year ended December 31, 1993, Dr. Stote was awarded 100 shares of the Company's restricted Common Stock. During the year ended June 30, 1992, Dr. Stote was awarded stock options to purchase 15,000 shares of Common Stock at $142.50 per share, as to which 11,250 have vested and 3,750 are scheduled to vest on March 2, 1996. Dr. Stote was reimbursed $22,340 during the six months ended December 31, 1992 and $14,854 during the year ended December 31, 1993 for costs related to his relocation upon accepting employment with the Company.

(5) Mr. Price, Vice President, Chief Financial Officer, Treasurer, and Secretary has been employed by the Company since March 1992. Mr. Price's annual salary is currently $115,000. During the nine months ended September 30, 1995, Mr. Price was awarded stock options to purchase 22,500 shares of Common Stock at $3.75 per share, 50% of which vest on June 12, 1996 and the balance of which vest on June 12, 1997. During the year ended December 31, 1993, Mr. Price was awarded stock options to purchase 9,000 shares of Common Stock at $20.00 per share, all of which are fully vested. Also during the year ended December 31, 1993, Mr. Price was awarded 100 shares of the Company's restricted Common Stock. During the year ended June 30, 1992, Mr. Price was awarded stock options to purchase 1,000 shares of Common Stock at $145.00 per share, all of which are fully vested. Compensation for services rendered in other capacities prior to becoming an executive officer of the Company is excluded.

(6) Mr. Stewart was a Director of the Company from 1986 to June 1995 and served as Chairman of the Board from February 26, 1993 until December 31, 1994. He served in the capacity of interim Chief Executive Officer during the period July 15, 1993 through September 1, 1993 (the date Mr. Boultbee was engaged as President and Chief Executive Officer) and from September 1, 1994 (the date of Mr. Boultbee's resignation) through December 31,



                                         (footnotes continued on following page)

     1994 (the date that Mr. Murphy was named Chief Executive Officer). Mr. Stewart received a Chairman's fee of $162,000 in 1994 and also received 6,000 shares of Common Stock as compensation for services rendered in 1993. Mr. Stewart was also awarded an additional 6,000 shares of Common Stock in December 1995 as compensation for serving as Chairman in 1994. Mr. Stewart was also granted stock options in 1994 to purchase 20,000 shares of Common Stock at $5.63 per share. Mr. Stewart received a Chairman's fee of $106,200 in 1993. During the year ended December 31, 1993, Mr. Stewart was granted stock options to purchase 20,000 shares of Common Stock at $20.00 per share. In 1994, Mr. Stewart also received a grant of 200 shares of Common Stock, as compensation for serving on a Committee of the Company's Board of Directors. Outside Director's fees prior to becoming an executive officer of the Company are excluded.

(7) Mr. Boultbee served as President and Chief Executive Officer of the Company from September 1, 1993 through August 31, 1994 at an annual salary of $250,000 and as a Director from April 1994 through December 31, 1994. Mr. Boultbee was granted stock options in 1993 to purchase 10,000 shares of Common Stock at $19.38 per share which options expired unexercised. Mr. Boultbee was awarded 67 shares of Common Stock for services rendered in 1994 as a Committee Member of the Board of Directors.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth the details of options granted to the individuals listed in the Summary Compensation table during the year ended December 31, 1994. No stock appreciation rights have been granted to date.

              OPTION/SAR GRANTS IN THE YEAR ENDED DECEMBER 31, 1994


                                                                              Potential
                                   Individual Grants                      Realizable Value at
                        ------------------------------------             Assumed Annual Rates
                         Number of   % of Total                            of Stock Price
                         Securities  Options/Sars  Exercise                 Appreciation
                         Underlying  Granted to    Or Base                For Option Terms
                         Options     Employees in  Price     Expiration   ----------------
Name                     Granted(#)  Fiscal Year   ($/Share)    Date      5%($)     10%($)
----                    ----------   ----------    ---------   ------     -----     ------
James R. Murphy(1)........  2,000        6.0%      $11.25    06/09/04       --      $2,258
Robert M. Stote...........     --         --           --          --       --          --
Michael D.  Price.........     --         --           --          --       --          --
Ranald Stewart, Jr.(2).... 20,000       59.5%        5.63    12/31/94       --          --
                            3,000        9.0%       11.25    06/09/94       --       3,387
Donald E. Boultbee........     --         --           --          --       --          --

------------------------------------


(1) Mr. Murphy was granted ten-year options in 1994 to purchase 2,000 shares of Common Stock at $11.25 per share under the 1991 Stock Option Plan (see Stock Option Plans ), upon his election as an outside Director in June 1994 (prior to becoming an executive officer). The options were granted at their fair market value ($11.25) on the date



                                         (footnotes continued on following page)

(footnotes continued from preceding page)

     of grant. Of these options, 1,000 options vested on June 9, 1995 and the remaining 1,000 options are scheduled to vest on June 9, 1996.

(2) Mr. Stewart was granted ten-year options in 1994 to purchase 20,000 shares of Common Stock at $5.63 per share under the 1991 Stock Option Plan (see "Stock Option Plans"). The options were granted at their fair market value ($5.63) on the date of grant. Mr. Stewart was also granted ten-year options to purchase 3,000 shares of Common Stock at $11.25 per share under the 1991 Stock Option Plan upon his election as an outside Director in June 1994 (prior to becoming an executive officer). The options were granted at their fair market value ($11.25) on the date of grant and expired unexercised.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
 VALUES

     The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of stock options during the year ended December 31, 1994 by, and the number and value at December 31, 1994 of shares of Common Stock subject to unexercised options held by, the individuals listed in the Summary Compensation Table.


                                                                                Number of                    Value of
                                                                               Securities                   Unexercised
                                                                               Underlying                  In-the-money
                                                                               Unexercised                 Options/SARS
                                                                             Options/SARS at                     at
                                                                            FY-end (# Shares)                FY-end ($)
                               Shares                                       -----------------            ----------------
                              Acquired                 Value                 Exercisable/                  Exercisable/
Name                       on Exercise (#)          Realized($)              Unexercisable               Unexercisable(1)
----                       ---------------          -----------              -------------               ----------------
James R. Murphy.............    ---                    ---                  1,000 / 2,000                   -0- / -0-
Robert M. Stote, M.D........    ---                    ---                 21,250 / 13,750                  -0- / -0-
Michael D. Price............    ---                    ---                  5,500 / 4,500                   -0- / -0-
Ranald Stewart, Jr..........    ---                    ---                  5,200 / 2,000                   -0- / -0-
Donald E. Boultbee..........    ---                    ---                    -0- / -0-                     -0- / -0-


------------------------------------


(1) Represents the closing price of the Company's Common Stock on the American Stock Exchange on December 30, 1994 minus the respective exercise prices.

REMUNERATION OF CHAIRMAN OF THE BOARD AND NON-EMPLOYEE DIRECTORS

     The Company pays non-employee Director fees equal to $12,000 per year for attendance at meetings and reimburses expenses incurred in attending meetings. Total non-employee Director fee payments during the year ended December 31, 1994 were $44,000 and expenses incurred by non-employee Directors in attending meetings which were reimbursed by the Company totaled $5,060. Total Chairman's fee paid to or accrued for the benefit of Ranald Stewart, Jr., former Chairman of the Board and Chief Executive Officer of the Company during the year ended December 31, 1994 was $162,000. Mr. Stewart, in his capacity as Chairman, was also issued 6,000 shares of Common Stock in 1994, with a fair market value of $127,500 for services provided in 1993 and has been awarded an additional 6,000 shares of Common Stock in 1995 with a fair market value of $33,750 for services provided in 1994. During 1994, Mr. Stewart also received options to purchase 20,000 shares of Common Stock. In addition, options to purchase 1,000 shares of Common Stock are automatically granted to each non-employee Director upon his or her election or reelection to the Board for each year of the term for which he or she is elected. The options vest as to 1,000 shares at the end of each year of such term. During the year ended December 31, 1994, the Company granted to the individuals who served as non-employee Directors during such fiscal year, options to purchase an aggregate of 8,800 shares of Common Stock in recognition of such services. The options which were granted pursuant to the 1991 Stock Option Plan, are exercisable for ten years (commencing one year from the date of the grant) at exercise prices ranging from $6.88 to $11.25 per share (representing the fair market value of the Common Stock on the date of grant).

     Non-employee Directors who serve on committees of the Company's Board of Directors are awarded 200 shares of Common Stock annually. During the fiscal year ended December 31, 1994, no such shares of Common Stock were granted to non-employee Directors; however, 817 shares were granted in 1995 to such individuals for services rendered during 1994.

EMPLOYMENT AGREEMENTS

     Mr. James R. Murphy, Chairman of the Board, President and Chief Executive Officer, entered into an employment agreement with the Company dated as of June 12, 1995 providing for an initial term which expires on June 12, 1998. Under the terms of this agreement, Mr. Murphy's annual base salary is $225,000. The agreement with Mr. Murphy also provides for bonuses at the recommendation and discretion of the Compensation Committee of the Company's Board of Directors and a severance payment equal to two years salary and immediate vesting of all outstanding stock options upon termination following a change in control of the Company. Pursuant to the agreement, if terminated without cause, Mr. Murphy will be entitled to a severance payment equal to one year salary and immediate vesting of all outstanding stock options.

     Dr. Robert M. Stote, Senior Vice President and Chief Science Officer, entered into an employment agreement with the Company dated as of June 12, 1995 providing for an initial term which expires on June 12, 1998. Under the terms of this agreement, Dr. Stote's annual base salary is $215,000. The agreement with Dr. Stote also provides for bonuses at the recommendation and discretion of the Compensation Committee of the Company's Board of Directors and a severance payment equal to two years salary and immediate vesting of all outstanding stock options upon termination following a change in control of the Company. Pursuant to the agreement, if terminated without cause, Dr. Stote will be entitled to a severance payment equal to one year salary and immediate vesting of all outstanding stock options.

     Mr. Michael D. Price, Vice President, Chief Financial Officer, Treasurer and Secretary, entered into an employment agreement with the Company dated as of June 12, 1995 providing for an initial term which expires on June 12, 1998. Under the terms of this agreement, Mr. Price's annual base salary is $115,000. The agreement with Mr. Price also provides for bonuses at the recommendation and discretion of the Compensation Committee of the Company's Board of Directors and a severance payment equal to two years salary and immediate vesting of all outstanding stock options upon termination following a change in control of the Company. Pursuant to the agreement, if terminated without cause, Mr. Price will be entitled to a severance payment equal to one year salary and immediate vesting of all outstanding stock options.

STOCK OPTION PLANS

     The Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the "Plans") were terminated by the Board of Directors pursuant to their provisions on September 30, 1991. Although outstanding options were not affected by such termination, options may no longer be granted thereunder. Options granted under the Incentive Stock Option Plan to purchase shares of Common Stock are intended to qualify as "incentive stock options" under Section 422A (now
Section 422) of the Internal Revenue Code of 1986, as amended (the "Code"). Participation in the Plans was limited to employees and Directors of the Company selected by the Compensation Committee, which determined the number of shares subject to any option, the option exercise price per share which could not be less than 98% (in the case of the Non-Qualified Stock Option Plan) or 100% (in the case of the Incentive Stock Option Plan) of the fair market value of the Common Stock on the date of grant and the time period (which could not exceed ten years from the date of grant) within which, and the conditions under which, all or portions of each option could be exercised.

1991 STOCK OPTION PLAN

     The Company's 1991 Stock Option Plan (the "1991 Plan") permits the grant of up to an aggregate of 240,000 shares of Common Stock to promote the interests of the Company in attracting and retaining employees (including officers) and experienced and knowledgeable non-employee Directors for the Company and its subsidiaries, by enabling them to acquire or increase a proprietary interest in the Company, to benefit from appreciation in the value of the Company's Common Stock and, thus, participate in the long-term growth of the Company. The 1991 Plan replaced the Plans (see "--Stock Option Plans") which terminated as to future grants on September 30, 1991.

     The 1991 Plan is administered by a committee of the Board of Directors of not less than two Directors, each of whom must be "disinterested persons" within the meaning of regulations promulgated by the Commission. The Board of Directors has designated the Compensation Committee of the Board consisting of Mrs. Wardell and Messrs. Arnegger and Bolling to administer the 1991 Plan. The
Compensation Committee has the authority under the 1991 Plan to determine the terms of options granted under the 1991 Plan, including, among other things, the individuals who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option, and the date or dates each option shall become exercisable.

     No options may be granted under the 1991 Plan after September 30, 2001. The Board may amend, suspend or terminate the 1991 Plan or any portion thereof at any time and from time to time in such respects as it deems necessary or advisable (including without limitation to conform with applicable law or the regulations or rulings thereunder), but may not without the approval of the Company's shareholders make any alteration or amendment thereof which would (i) change the class of those eligible to receive options, (ii) increase the maximum number of shares for which options may be granted (except for anti-dilution adjustments) or (iii) materially increase the benefits to participants under the 1991 Plan.

     During the fiscal year ended December 31, 1994, options to purchase 2,000, 23,000, and 28,600 shares of Common Stock, were granted to Mr. Murphy, Mr. Stewart and all Executive Officers as a group, respectively. The options were granted at prices ranging from $5.63 to $11.25, representing the fair market value of the Common Stock on the dates of grant. The average exercise prices of the options granted to Mr. Murphy, Mr. Stewart and all Executive Officers as a group were $11.25, $6.38, and $7.20, respectively. Expiration dates of these options range from June 9, 2004 to October 31, 2005.

     Also during the fiscal year ended December 31, 1994, options to purchase 3,600 and 5,000 shares of Common Stock were granted to non-employee Directors of the Company and to employees of the Company who are not executive officers, respectively. Options granted to non-employee Directors were granted at prices ranging from $6.88 to $11.25 per share, representing the fair market value on the date of grant and expiration dates ranging from June 9, 2004 to October 31, 2005. Options granted to employees of the Company who are not Executive Officers were granted at $5.00 per share, representing the fair market value of the Common Stock on the date of grant. The expiration date of these options is December 12, 2004.

     As of December 1, 1995, although no options had been exercised, options to purchase 194,100 shares held by 11 optionees were outstanding at a weighted average per share exercise price of $28.39 and 45,900 shares are available for future grants under the 1991 Plan.

401(K) RETIREMENT PLAN

     The Company sponsors a 401(k) retirement plan (the "401(k) Plan") under which eligible employees may contribute, on a pre-tax basis, between 1% to 15% of their respective total annual income from the Company, subject to maximum aggregate annual contribution imposed by the Internal Revenue Code of 1986, as amended. All full-time employees who have worked for the Company for at least six months are eligible to participate in the 401(k) Plan. All employee contributions are allocated to the employee's individual account and are invested in various investment options as directed by the employee. Cash contributions are fully vested and nonforfeitable. The Company has elected to make its first matching contributions to the 401(k) Plan for the 1995 fiscal year in the amount of $19,000.

                             PRINCIPAL STOCKHOLDERS

     The following  table sets forth  information  as of December 31, 1995 as to
(i) each person (including any "group" as that term is used in Section 13(d)(3) of the 1934 Act) who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, its only class of voting securities; (ii) each director; (iii) each executive officer named in the Summary Compensation Table and (iv) the shares of the Company's Common Stock beneficially owned by all current executive officers and directors of the Company as a group.


Name and Address                         Number of Shares
(where applicable)                          Shares Owned             Percentage
of Beneficial Owner                       Before Offering(1)         of Class
-------------------                      ------------------         ---------
Shulmit Pritziker.....................       453,020(2)               13.01%
50 Broad Street
New York, New York 10004
Ilya Margulis.........................       427,300(3)               12.53%
50 Broad Street
New York, New York 10004
Light Associates......................       200,594(4)                6.02%
1031 Rosewood Way
Alameda, California 94501
Susquehanna Capital Group.............       177,843(5)                5.12%
42 Read's Way
New Castle, Delaware 19720
James R. Murphy.......................         2,587(6)                *
Chairman of the Board,
President, Chief Executive
Officer and Director
Robert M. Stote, M.D..................        35,300(7)                1.05%
Senior Vice President, Chief
Science Officer and Director
Michael D. Price......................        10,403(8)                *
Vice President, Chief
Financial Officer, Treasurer,
Secretary and Director
Randolph W. Arnegger..................         1,013(9)                *
Director
Charles L. Bolling....................         4,800(10)               *
Director
Doris E. Wardell......................         1,112(11)               *
Director
Ranald Stewart, Jr ...................        59,175(12)               1.75%
Former Chairman of the Board, Former
Chief Executive Officer, and Former
Director
Donald E. Boultbee....................            66                   *
Former President, Former Chief
Executive Officer and Former Director
All current executive officers and directors
as a group (6 persons)................        51,615(13)               1.53%

                                                   (Footnotes on following page)

(Footnotes from preceding page)

------------------------------------

*    Less than one percent.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants and convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of this Prospectus have been exercised. Except as otherwise indicated, all shares are beneficially owned, and sole investment and voting power is held, by the persons named.

(2) Includes 150,904 shares of Common Stock which Shulmit Pritziker has the right to acquire pursuant to presently exercisable stock purchase warrants.

(3) Includes 79,100 shares which Ilya Margulis has the right to acquire pursuant to presently exercisable stock purchase warrants.

(4) As reported in the Light Associates Schedule 13-D (Amendment No. 5) dated December 15, 1995.

(5) Includes 143,343 shares which Susquehanna Capital Group has the right to acquire pursuant to presently exercisable stock purchase warrants and 34,500 shares of Common Stock which the Company believes continue to be beneficially owned by Susquehanna Capital Group.

(6) Includes 2,000 shares of Common Stock which Mr. Murphy has the right to acquire pursuant to presently exercisable stock options.

(7) Includes 35,000 shares of Common Stock which Dr. Stote has the right to acquire pursuant to presently exercisable stock options.

(8) Includes 101 shares of Common Stock owned by Mr. Price's sons as to which Mr. Price disclaims beneficial ownership. Also includes 10,000 shares of Common Stock which Mr. Price has the right to acquire pursuant to presently exercisable stock options.

(9) Includes 600 shares of Common Stock which Mr. Arnegger has the right to acquire pursuant to presently exercisable stock options.

(10) Includes 100 shares of Common Stock owned by Mr. Bolling's wife as to which Mr. Bolling disclaims beneficial ownership. Includes 4,000 shares of Common Stock which Mr. Bolling has the right to acquire pursuant to presently exercisable stock options.

(11) Includes 1,000 shares of Common Stock which Mrs. Wardell has the right to acquire pursuant to presently exercisable stock options.

(12) Includes 4,775 shares of Common Stock owned by Mr. Stewart's wife, as to which Mr. Stewart disclaims beneficial ownership. Also includes 42,200 shares of Common Stock which Mr. Stewart has the right to acquire pursuant to presently exercisable stock options.

(13) Includes  50,600  shares of Common  Stock which  certain of such  Executive
     Officers and Directors have the right to acquire pursuant to presently exercisable stock options.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.02 per share. The holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors, and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders, after the payment of all debts and other liabilities and any payments due to holders of shares of Preferred Stock.

     No holder of Common Stock has a preemptive or preferential right to purchase or subscribe for any unissued or additional authorized stock or any securities of the Company convertible into shares of its Common Stock.

     The Common Stock does not have cumulative voting rights which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect 100% of the directors of the Company if they choose to do so. The By-Laws of the Company require that a majority of the issued and outstanding shares of the Company be represented to constitute a quorum and transact business at a stockholders' meeting.

     In accordance with the Amended and Restated Articles of Incorporation of the Company, as amended, the Board of Directors of the Company is divided into three classes, with the classes as nearly equal in number as possible. The term of each class of directors is three years, with the term of one class expiring each year in rotation. The consent of the holders of 66 2/3% of all outstanding shares is required to fill a vacancy on the Board of Directors created by death or resignation or to remove a director, and then only for cause. These provisions are designed to provide continuity of directors. In addition, a vote of 66 2/3% of all outstanding shares is required to approve a merger, a sale of substantially all of the Company's assets and similar transactions, or to amend any provision of the Amended and Restated Articles of Incorporation relating to officers and directors.

     The Company effected a one-for-ten reverse stock split on July 25, 1995 which decreased the number of authorized shares of Common Stock from 50,000,000 to 5,000,000 without any change in the par value.

     The stockholders of the Company approved a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 to 20,000,000 at a Special Meeting of Stockholders held on December 8, 1995. An amendment to the Company's Articles of Incorporation increasing its authorized shares was filed with the Department of State of the State of Florida and became effective on January 1, 1996. The additional 15,000,000 shares are part of the existing class of Common Stock and have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

UNITS

     The Debentures and the Redeemable Warrants offered hereby are offered in Units. Each Unit consists of a One Thousand Dollar ($1,000) principal amount 12% Convertible Senior Subordinated Debenture Due February 13, 2006 and 1,000 Class A Redeemable Warrants, each to purchase one share of Common Stock and one Class B Redeemable Warrant. Of the Unit purchase price of $1,000, for financial reporting purposes the consideration allocated to the Debenture is $722, to the conversion discount feature of the Debenture is $224 and to the 1,000 Class A Warrants is $54, and for federal income tax purposes (including original issue discount) the consideration allocated to the Debenture is $931 and to the 1,000 Class A Warrants is $69. No consideration has been allocated to the Class B Warrants. The Debentures and Class A Redeemable Warrants may not be detached for six months after the date hereof without the prior written consent of the Underwriter, after which all of the Debentures and the Class A Redeemable Warrants will be separately transferable (the "Separation Date"). See "Description of Debentures."

REDEEMABLE WARRANTS

     The Redeemable Warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company of New York, as warrant agent (the "Warrant Agent"). The following statements are brief summaries of what management believes are all of the material provisions of the Warrant Agreement and are subject to the detailed provisions thereof, to which reference is made for a complete statement of such provisions. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Available Information."

     Class A Redeemable Warrants. The Company has authorized the issuance of 7,500,000 Class A Redeemable Warrants to purchase an aggregate of 6,900,000 shares of Common Stock and 6,900,000 Class B Redeemable Warrants (including
900,000 shares of Common Stock and 900,000 Class B Redeemable Warrants underlying the Class A Redeemable Warrants comprising part of the Units issuable pursuant to the Underwriter's over-allotment option) and 570,000 shares of Common Stock and 570,000 Class B Redeemable Warrants underlying the Class A Redeemable Warrants comprising part of the Units issuable pursuant to the Underwriter Warrants and has reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Warrants. Each Class A Redeemable Warrant entitles the registered holder thereof to purchase, at any time for a period of three years from the date of this Prospectus but not prior to the Separation Date, one share of Common Stock and one Class B Redeemable Warrant at a price of $3.00 per share. The Warrant exercise price and the number of shares issuable upon exercise of the Class A Redeemable Warrants are subject to adjustment as described below.

     The Class A Redeemable Warrants are subject to redemption by the Company, on or after the Separation Date, upon not less than 30 days prior written notice at $.05 per Redeemable Warrant if the closing price of the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days within 10 days immediately preceding the record date for redemption equals or exceeds 150% of the then exercise price. Warrant holders will have the right to exercise their Warrants until the close of business on the date fixed for redemption. If any of the Redeemable Warrants are redeemed, then all of such Warrants remaining unexercised at the end of the redemption period must be redeemed.

     Class B Redeemable Warrants. The Company has authorized the issuance of 7,500,000 Class B Warrants to purchase an aggregate of 3,750,000 shares of Common Stock (including 450,000 shares of Common Stock underlying the Class B Redeemable Warrants comprising part of the Units issuable pursuant to the Underwriter's over-allotment option) and 285,000 shares of Common Stock underlying the Class B Redeemable Warrants comprising part of the Units issuable pursuant to the Underwriter Warrants and has reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Warrants. Two Class B Redeemable Warrants entitle the registered holder thereof for a period of five years from the date hereof to purchase one share of Common Stock at an exercise price of $5.00 per share. The Warrant exercise price and the number of shares issuable upon exercise of the Class B Redeemable Warrants are subject to adjustments as described below. Holders will only be permitted to exercise or trade Class B Warrants in multiples of two.

     The Class B Redeemable Warrants are subject to redemption by the Company, on or after the Separation Date, upon not less than 30 days prior written notice at $.05 per Redeemable Warrant if the closing price of the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days within

10 days immediately preceding the record date for redemption equals or exceeds 130% of the then exercise price. Warrant holders will have the right to exercise their Warrants until the close of business on the date fixed for redemption. If any of the Redeemable Warrants are redeemed, then all of such Warrants remaining unexercised at the end of the redemption period must be redeemed.

     Class A and Class B Redeemable Warrants. The Redeemable Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of shares issuable upon exercise in certain events including, but not limited to, stock dividends, stock splits, reclassifications, mergers, or a sale of substantially all of the Company's assets. The Company does not intend to issue fractional shares of Common Stock. Therefore, holders must exercise two Class B Redeemable Warrants simultaneously. A Warrant holder will not possess any rights as a stockholder of the Company. The shares of Common Stock, when issued upon the exercise of the Redeemable Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

     The Redeemable Warrants will be exchangeable and transferable on the books of the Company at the principal office of the Warrant Agent. Each Class A Redeemable Warrant or two Class B Redeemable Warrants may be exercised upon surrender of a Warrant certificate after the Separation Date and on or prior to the close of business on February 14, 1999 or February 14, 2001, respectively (or earlier redemption date thereof), after which the Redeemable Warrants become wholly void and of no value, at the offices of the Warrant Agent with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by cash, or by bank check, certified check or money order payable to the order of the Warrant Agent) for the number of Redeemable Warrants being exercised.

     Upon receipt of duly exercised Redeemable Warrants and payment of the exercise price, the Company shall issue and cause to be delivered to, or upon the written order of, the exercising Warrant holder, certificates representing the number of shares of Common Stock so purchased. If less than all of the Redeemable Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate representing the remaining number of Redeemable Warrants will be issued to the Warrant holder by the Warrant Agent. No amendment adversely affecting the rights of the holders of the Redeemable Warrants may be made without the approval of the holders of a majority of the then outstanding Redeemable Warrants.

PREFERRED STOCK

     The Company is authorized to issue an aggregate of 2,000,000 shares of Preferred Stock, $1.00 par value. The Preferred Stock may be issued in series from time to time with such designations, rights, preferences and limitations, including but not limited to dividend rates and conversion features, as the Board of Directors may determine. Accordingly, Preferred Stock may be issued having dividend and liquidation preferences over the Common Stock without the consent of the Common Stockholders. In addition, the ability of the Board to issue Preferred Stock could also be used by the Company as a means of resisting a change of control of the Company and, therefore, could be considered an "anti-takeover" device.

     During the year ended June 30, 1992, the Company issued 290,000 shares of $1 par value Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock") and 340,000 shares of $1 par value Series B Convertible Exchangeable Preferred Stock (the "Series B Preferred Stock") at $25 per share. The issuance of these shares provided aggregate proceeds to the Company of $15,750,000. All shares of the Series B Preferred Stock have been converted. Since the Series A Preferred Stock meets the definition of Mandatorily Redeemable Preferred Stock, it has been excluded from the Common Stockholders' Equity section of the Consolidated Balance Sheets. As of September 30, 1995 and December 31, 1994, 220,000 shares of the Series A Preferred Stock had been converted into 48,100 shares of Common Stock.

     The shares of Series A Preferred Stock are convertible at the option of the holders into Common Stock at any time prior to the close of business on the date fixed for redemption or exchange, at an initial conversion price of $115.00 per share (at an initial conversion rate of approximately .21739 shares of Common Stock). The conversion rates were adjusted by the Company, in lieu of paying cumulative dividends of 9% per annum due in 1992 and 1993 to .25808. The Company has not paid the holders the dividends due in 1994 or 1995. The dividend payment date for Series A Preferred Stock is October 15. See Note 11 of Notes to Consolidated Financial Statements.

     The Series A Preferred Stock has a liquidation preference equal to $25.00 per share, plus accrued and unpaid dividends up to the liquidation date. The Series A Preferred Stock are redeemable for cash at the option of the Company. The Preferred Stock is also redeemable for cash at the option of the holder upon certain major stock acquisitions or business combinations at $25.00 per share, plus accrued and unpaid dividends through the redemption dates. The holders of Preferred Stock have no voting rights except as required by applicable law and except that if the equivalent of two full annual cash dividends shall be accrued and unpaid, the holders of the Series A Preferred Stock have the right, as a class, to elect two additional members of the Company's Board of Directors. As of the date hereof, the holders of the Series A Preferred Stock are owed two years arrears of dividends, aggregating approximately $270,000, but have not exercised their right to appoint such directors.

     The Series A Preferred Stock is exchangeable in whole, but not in part, at the option of the Company on any dividend payment date beginning October 15, 1993, for 9% Convertible Subordinated Debentures of the Company due 2016. Holders of Series A Preferred Stock will be entitled to $25 principal amount of Debentures for each share of Series A Preferred Stock. The Series A Preferred Stock is recorded at redemption value, which is $25.00 per share plus cumulative dividends of 9% per annum. The following table summarizes activity of the Series A Preferred Stock:


                                                               Series A
                                                        -----------------------
                                                        Shares          Amounts
                                                        --------       --------
                                                             (in thousands)

Balance at June 30, 1992.................................  74            $1,882
  Converted to Common Stock..............................  --               --
  Accretion of discount and accrual of 9% dividends......  --               116
                                                         ----           -------
Balance at December 31, 1992.............................  74             1,998
  Converted to Common Stock..............................  --               --
  Accretion of discount and accrual of 9% dividends......  --               220
                                                         ----           -------
Balance at December 31, 1993.............................  74             2,218
  Converted to Common Stock..............................  (4)             (128)
  Accrual of 9% dividends................................  --               166
                                                         ----           -------
Balance at December 31, 1994.............................  70             2,256
  Accrual of 9% dividends................................  --               118
                                                         ----           -------
Balance at September 30, 1995............................  70            $2,374
                                                         ====           =======


CERTAIN FLORIDA LEGISLATION

            The  State of  Florida  has  enacted  legislation  that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than

10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes the Company to indemnify the Company's directors, officers, employees and agents.

LISTING ON THE AMERICAN STOCK EXCHANGE

     The Company currently does not satisfy some of the American Stock Exchange's financial guidelines for continued listing of its Common Stock. While there can be no assurance that listing on the American Stock Exchange will be continued, management of the Company believes that its business prospects are improving and that it will be able to maintain continued listing. If the Common Stock were delisted, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the price of the Common Stock. If the Common Stock is listed on the Pacific Stock Exchange and then delisted on the American Stock Exchange, it is likely to be delisted by the Pacific Stock Exchange.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Redeemable Warrants and the Transfer Agent and Registrar for the Units, Redeemable Warrants and Debentures is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                            DESCRIPTION OF DEBENTURES

GENERAL

     The Debentures will be issued under an indenture (the "Indenture") to be dated as of February 14, 1996, between the Company and American Stock Transfer & Trust Company (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information." Neither the Indenture, the Trustee nor the Debentures will be subject to the provisions of the Trust Indenture Act of 1939. Accordingly, Debenture holders will not have the protections of that Act available to them. The following summaries of what management believes are all of the material provisions of the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Parenthetical references set forth in this section are to sections in the Indenture or to paragraphs in the form of Debenture which is appended to the Indenture as Exhibit A.

     The Debentures will (i) be limited to $7,500,000 aggregate principal amount (including the $900,000 over-allotment option granted to the Underwriter and $570,000 of Units issuable upon exercise of the Underwriter Warrants) (Debenture paragraph 4); (ii) be unsecured obligations of the Company (Debenture paragraph
4); (iii) mature on February 13, 2006 (Face of Debenture); and (iv) bear interest from the date of delivery at the rate per annum set forth on the cover page of this Prospectus, payable quarterly on January 1, April 1, July 1 and October 1 each year, commencing April 1, 1996, to the holders of record, with certain exceptions, at the close of business on the 15th day of the month preceding the payment date (Debenture paragraphs 1 and 2). Principal (and premium, if any) and interest are to be payable and the Debentures will be exchangeable and convertible and transfers thereof will be registrable at the offices or agencies of the Company maintained for such purposes in the Borough of Manhattan, City and State of New York, initially to the Trustee/American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Debenture register (Debenture paragraphs 2 and 3).

     The  Debentures   will  be  issued  only  in  fully   registered   form  in
denominations of $1,000 or an integral multiple thereof. The Debentures are exchangeable and transfers thereof will be registrable without charge therefor, but the Company may require payment of a sum sufficient to cover tax or other governmental charge payable in connection therewith (Debenture paragraph 9).

CONVERSION

     The holders of the Debentures will be entitled at any time commencing at the earlier of (i) twelve months after the date hereof or (ii) upon the Company sending a notice of redemption, or (iii) such earlier date as may be designated by the Company and the Underwriter, and from time to time up to the close of business on February 13, 2006, subject to prior redemption, to convert the Debentures or portions thereof (which are $1,000 or integral multiples thereof) into shares of the Company's Common Stock at an initial conversion price, which is subject to adjustment in certain circumstances as set forth below, of the lesser of $2.50 per share or 80% of the average closing price on the American Stock Exchange for the 20 consecutive trading days immediately preceding the first anniversary of the issuance of the Debentures or the giving of the notice of redemption, as applicable. (Debenture paragraph 7). No adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends on any Common Stock issued other than dividends payable in Common Stock or Convertible Securities (as defined in the Indenture) (Article X:
Section 10.02). The Company is not required to issue fractional interests in the Common Stock upon conversion of the Debentures and, in lieu thereof, will round any fractional share up to the next highest share (Article X: Section 10.03). In the case of Debentures called for redemption, conversion rights will expire at the close of business on the business day prior to the redemption date (Article X: Section 10.02).

     The conversion price is subject to downward adjustment in the event that the Company issues shares of Common Stock (including shares issuable pursuant to a stock dividend) and the per share consideration received by the Company upon issuance of the Common Stock is less than the current conversion price (Article
X: Section 10.06). In case of a stock split or reverse stock split, a stock dividend, a reclassification, the current conversion price shall be proportionately decreased or increased (Article X: Section 10.05). No adjustment in the current conversion price will be required unless such adjustment would require a change of at least $.05; provided, however, that any adjustment that would otherwise be required to be paid shall be carried forward and taken into account in any subsequent adjustment (Article X: Section 10.8).

     The Company may reduce the conversion price by any amount, without limitation, for any period of time if the period is at least 20 consecutive trading days. Upon such reduction, the Company shall mail a notice thereof to Debenture holders and publish an announcement of the notice (Article X: Section 10.13). The Company may consider reducing the conversion price if it was experiencing difficulty servicing the debt represented by the Debentures and the price of its Common Stock had declined subsequent to the Offering. Under such circumstances, a reduction in the conversion price would be intended to provide the holders with additional incentive to convert their Debentures thereby reducing the Company's debt obligations.

     In the event of a merger or consolidation of the Company with another corporation, a capital reorganization or reclassification of the Company's capital stock, or sale of all or substantially all of the Company's assets that is effected in such a way that holders of the Common Stock are entitled to receive stock, securities or assets (including, without limitation, cash) with respect to or in exchange for Common Stock, then the holders of the outstanding Debentures shall from such point onward have the right thereafter to convert each such Debenture into the kind and amount of stock, securities or assets received by a holder of the number of shares of Common Stock into which such Debentures might have been converted immediately prior to such transaction (Article X: Section 10.15).

     It should be noted that, in the event of such a transaction, no subsequent adjustment of the current conversion price is required. Thus, for example, if the Company were to engage in a merger in which Common Stockholders received cash in an amount less than the then current conversion price, exercise of the conversion right would result in the Debenture holder receiving less than the principal amount of such Debenture.

     The shares of Common Stock, when issued upon the conversion of the Debentures in accordance with the terms thereof, will be fully paid and non-assessable.

DISCOUNT ON CONVERSION OF DEBENTURES

     The Debentures are convertible into Common Stock at a conversion price per share equal to the lesser of $2.50 or 80% of the market price of the Common Stock during the twenty-day period ending one year (or upon redemption, if earlier) from the date of this Prospectus. Due to the Company's history of operating losses, the uncertainties regarding its future financial results and the other risks associated with holding long term debt of the Company, management determined that additional incentives were necessary in order to assure marketability of the Offering. Accordingly, the conversion price was established in a manner that provides a built-in premium for Debenture holders upon conversion of the Debentures which remains constant regardless of the market price of the Common Stock.

SUBORDINATION OF DEBENTURES

     The payment of the principal of (and premiums, if any) and interest on the Debentures will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of (and premiums, if any) and interest on all Senior Debt of the Company (Article XI: Section 11.01). Senior Debt is defined to include indebtedness for money borrowed outstanding on the day of execution of the Indenture or thereafter, created for money borrowed from banks, or other traditional long-term institutional lenders such as insurance companies and pension funds, unless in the instrument creating or evidencing such indebtedness it is provided that such Debt is not senior in right of payment to the Debentures (Article XI: Section 11.02(c)). At September 30, 1995, Senior Debt aggregated $1,220,000. The Company expects from time to time to make additional borrowings which will constitute Senior Debt.

     The Company is not limited in the amount of additional indebtedness, including Senior Debt, which it can create, incur, assume or guarantee. Accordingly, the Debenture holders are not protected against highly leveraged or other transactions involving the Company that may adversely affect them. However, any additional indebtedness, other than Senior Debt, may not be senior to the priority of the Debentures (Article XI: Section 11.13).

     Upon any payment or distribution of the Company's assets to creditors on any dissolution, winding up, total or partial liquidation, reorganization or readjustment of the Company, whether voluntary or involuntary, or bankruptcy, insolvency, receivership or other proceedings all principal of (and premiums, if any) and interest due upon all Senior Debt must be paid in full before the Debenture holders or the Trustee are entitled to receive or retain any assets so paid or distributed in respect of the Debentures (Article XI: Section 11.03).

COVENANTS

     The Company may not declare or pay any cash dividends or make any distributions to holders of the capital stock, other than dividends or distributions payable in such capital stock. The Company may not purchase, redeem or otherwise acquire or retire for value any shares of its capital stock or warrants or rights to acquire such stock if, at the time of such declaration, payment, distribution, purchase, redemption, other acquisition or retirement, an Event of Default shall have occurred and be continuing (Article IV: Section 4.04).

     The Company may not (i) sell or lease any property or render any service to, make any investment in, purchase any property or borrow any money from, or make any payment for any service rendered by an Affiliate unless the Board of Directors determines in good faith that the terms of such transaction are at least as favorable to the Company as those which could be obtained in a similar transaction with an independent third party; (ii) make any payment to any of its officers, directors or employees, or agreement to do so, unless the Board of Directors determines in good faith that the amount to be paid, or to be agreed to be paid, for such service bears a reasonable relationship to the value of such services to the Company; or (iii) make any sale to an Affiliate of any capital stock or other securities or obligations of an Affiliate at a cash sale price less than the original cost thereof to the Company or such Affiliate, as the same may have been reduced from time to time by cash dividends or interest payments thereon or payments of principal thereof received by the Company or such Affiliate plus interest on such investment, as the same may have been reduced from time to time at a rate not less than the rate borne by the Debentures, but in no event less than current fair market value. (Article IV:
Section 4.05).

     The Indenture provides that the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits owned by, or pay any indebtedness owed to, the

Company or a subsidiary of the Company, or (ii) make loans or advances to the Company or a subsidiary of the Company, or (iii) transfer any of its properties or assets to the Company (Article IV: Section 4.04).

     The Company is required to file with the Trustee copies of the reports it files with the Commission and to provide to holders copies of all documents furnished to stockholders of the Company (Article IV: Section 4.02). It is also required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate stating whether or not the signers know of any Default that occurred during the fiscal year. If they do, the Certificate shall describe the Default and its status (Article IV: Section 4.03).

REDEMPTION

     Commencing six months after the date hereof, the Company may, on at least 30 days prior written notice redeem the Debentures, in whole or in part, if the closing price of the Common Stock on the American Stock Exchange (or other principal trading market) for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds $7.00 per share, as initially constituted. The redemption price will be 105% of the principal amount of the Debentures plus accrued interest through the date of redemption (Article III).

MODIFICATION OF THE INDENTURE

     With the consent of the holders of not less than 60% in principal amount of outstanding Debentures, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or modifying in any manner the rights of the Debenture holders under the Indenture, provided that no such supplemental indenture shall, without the consent of the Debenture holders affected (a) reduce the rate of, or change the time of payment of, interest on any Debenture; (b) reduce the principal (or premium on), or change the fixed maturity of any Debenture; (c) impair the right to institute suit for the enforcement of any such payment when due; (d) reduce the above stated percentage of outstanding Debentures; (e) alter the provisions of the Indenture so as to adversely affect the terms of conversion of the Debentures into Common Stock; or (f) make any change in the subordination of the Debentures in a manner that is materially adverse to the Holders (Article IX:
Section 9.02).

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Events of Default are defined in the Indenture as being (a) a default for 20 days in payment of any interest installment when due, and default in payment of principal (or premium, if any) when due; (b) a default for 60 days after written notice to the Company by the Trustee or by the holders of 25% in principal amount of the outstanding Debentures in the performance of any other covenant of the Company in the Indenture; (c) a default by the Company or any Subsidiary on indebtedness in an aggregate principal amount of at least $500,000; (d) the entering of a final judgment or judgments for the payment of at least $500,000 against the Company or any Subsidiary which remains unpaid and unstayed for a period of 30 days after the date on which the right to appeal has expired; and (e) certain events of bankruptcy, insolvency and reorganization of the Company (Article VI: Section 6.01). If an Event of Default shall occur and be continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debentures may declare the principal of all of the Debentures to be due and payable (Article VI: Section 6.02).

     The holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power of trust conferred on the Trustee (Article VI: Section 6.05). The right of a Debenture holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the provision of notice and indemnification for the Trustee (Article VI; Section 6.06). The holders of a majority in principal amount of the outstanding Debentures may, on behalf of the Debenture holders, waive any past default and its consequences under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debenture or a default in respect of the conversion right of Debenture holders (Article VI: Section 6.04).

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Debentures to the Trustee for cancellation. After all the Debentures have been called for redemption or mature in one year, the Company may terminate all of its obligations under the Indenture, other than its obligations to pay the principal of and interest on the Debentures and certain other obligations, at any time, by depositing with the Trustee money or non-callable U.S. Government obligations sufficient to pay all remaining indebtedness on the Debentures (Article VIII).

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed. The registered holder of a Debenture may be treated as the owner of it for all purposes.

COMMUNICATIONS AMONG HOLDERS

     Three or more Debenture holders who have owned their Debentures for at least six months may request the Trustee to send copies of a proxy or other communications to the other holders, upon payment by the requesting holders of the reasonable expenses of such mailing and the Trustee determining that the mailing would not be contrary to the best interests of all the holders nor in violation of applicable law. (Article XII: Section 12.02).

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

CONSENT TO SERVICE

     The Indenture provides that the Company will irrevocably designate the Trustee as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or the Debentures brought in any Federal court or court of the State of New York and will irrevocably submit to such jurisdiction.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Secretary of the Company, Bentley Pharmaceuticals, Inc., 4830 West Kennedy Boulevard, One Urban Centre, Suite 550, Tampa, Florida 33609.

GOVERNING LAW

     The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION


     The Company has issued or may issue an aggregate of 458,500 shares of Common Stock to the Selling Shareholders that are being offered pursuant to this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Selling Shareholders have advised the Company that sales of the shares of Common Stock may be effected from time to time by themselves, their pledgees and/or their donees, in transactions (which may include block transactions) on the American Stock Exchange, on the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders, their pledgees and/or their donees, may effect such transactions by selling Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commission from the Selling Shareholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Shareholders, their pledgees and/or their donees, and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders, their pledgees and/or their donees, may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Selling Shareholders' Shares by the Selling Shareholders. Sales to the Selling Shareholders' Shares by the Selling Shareholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

     The following table sets forth certain information with respect to persons for whom the Company is registering the Selling Shareholders' Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Selling Shareholders' Shares. Beneficial ownership of the Selling Shareholders' Shares by such Selling Shareholders after the offering will depend on the number of Selling Shareholders' Shares sold by each Selling Shareholder. The Selling Shareholders' Shares offered by the Selling Shareholders are not being underwritten by the Underwriter.



                                                                                             Beneficial
                                                         Beneficial                           Ownership
                                                         Ownership                        After Offering if
                                                     Prior to Offering      Maximum        Maximum is Sold
                                                    -------------------     Amount to      -----------------
                                                    Amount      Percent      be sold      Amount    Percent
                                                    ------      -------     ---------     ------    -------
Selling Shareholder
-------------------
Robert J. Alldredge(1)........................      15,000         *          15,000         0         0
Thomas G. Babington(1)........................      30,000         *          30,000         0         0
Joseph Giamanco(1)............................      60,000       1.78%        60,000         0         0
John E. McConnaughy, Jr.(1)...................     120,000       3.52%       120,000         0         0
Khin Aye(2)...................................       7,500         *           7,500         0         0
Wilson Price Barranco Billingsly Keogh
       Plan, John S. Price, Trustee
       FBO Carl A. Barranco(2)................       3,750         *           3,750         0         0
Wilson Price Barranco Billingsly Keogh
       Plan, John S. Price, Trustee
       FBO William Barranco(2)................       3,750         *           3,750         0         0
Albert Brod(2)................................       3,750         *           3,750         0         0
Thomas J. Carroll(2)..........................       7,500         *           7,500         0         0
Leo Denslow(2)................................       7,500         *           7,500         0         0
James H. Friar(2).............................       7,500         *           7,500         0         0
Barry Friedman(2).............................       3,750         *           3,750         0         0
John N. Kapoor Trust DTD 9/20/89,
       John N. Kapoor Trustee(2)..............       7,500         *           7,500         0         0
John Kiser (2)................................       7,500         *           7,500         0         0
Willard J. Kiser Living Trust DTD
  11/1/91(2)..................................       7,500         *           7,500         0         0
Alec G. Land(2)...............................       7,500         *           7,500         0         0
Richard M. Maser(2)...........................      15,000         *          15,000         0         0
Robert A. Mignatti(2).........................       3,750         *           3,750         0         0
Kenneth W. Moore(2)...........................       7,500         *           7,500         0         0
Sara Parnum(2)................................       3,750         *           3,750         0         0
Therold W. Perkins Trust U/A/D 7/1/90,
       Therold W. Perkins Trustee (2).........       7,500         *           7,500         0         0
Sam A. Phillips(2)............................       7,500         *           7,500         0         0
JoAnn Timbanard(2)............................       3,750         *           3,750         0         0
James R. Washburn(2)..........................       7,500         *           7,500         0         0
Baytree Associates, Inc.(3)...................     100,000       2.92%       100,000         0         0
Martin E. Janis & Co., Inc.(4)................       2,250         *           2,250         0         0

----------------------
*    Less than one percent
(1)  First Placement
(2)  Second Placement
(3) Baytree Associates, Inc., which provides financial advisory services to the Company, assisted the Company in raising private capital from foreign sources during early 1993 and 1994.
(4) Martin E. Janis & Co., Inc. provided the Company with investor relations services in 1994 and 1995.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036. Barry B. Feiner, Esq. has acted as counsel for the Selling Shareholders in connection with the Offering. Parker Chapin Flattau & Klimpl, LLP and Mr. Feiner have represented Coleman in connection with other transactions.

                                     EXPERTS

     On June 6, 1994, Price Waterhouse declined to stand for re-election as the Company's independent public accountant. There was no adverse opinion or disclaimer of opinion, or modification as to uncertainty, audit scope or accounting principles contained in the reports of Price Waterhouse for the fiscal years ended June 30, 1992 and December 31, 1993 or the six month transition period ended December 31, 1992, other than the inclusion in Price Waterhouse's reports relating to the periods ended December 31, 1992 and 1993 of a statement as to an uncertainty regarding the ability of the Company to continue as a going concern.

     During the Company's fiscal periods covered by Price Waterhouse's reports and the subsequent interim period preceding Price Waterhouse's decision not to stand for re-election on June 6, 1994, there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Price Waterhouse, would have caused Price Waterhouse to make reference in connection with its report concerning the Company's financial statements to the subject matter of the disagreements other than as set forth below.

     For the fiscal year ended June 30, 1992, Price Waterhouse reported material weaknesses indicating that during much of fiscal 1992, European financial management personnel were not in place, uniform accounting policies and reporting procedures were not clearly established and certain corporate documents, such as Board of Directors meeting minutes, contractual agreements and documents filed with the Securities and Exchange Commission, were not contemporaneously available from management and signed copies of such documents were not readily available. These items were discussed with the Audit Committee of the Company's Board of Directors and, during the year ended December 31, 1993, were resolved to the satisfaction of Price Waterhouse. The Price Waterhouse report to the Audit Committee for the year ended December 31, 1993 did not contain any material weaknesses. The Company authorized Price Waterhouse to respond fully to the inquiries of a successor accountant concerning all subject matters.

     The Audit Committee of the Board of Directors of the Company selected Deloitte & Touche LLP to serve as the Company's independent auditors for the year ended December 31, 1994 and for the year ending December 31, 1995.

     The consolidated financial statements as of December 31, 1994 and for the year then ended, and as of September 30, 1995 and for the nine months then ended, included in this Prospectus and the related financial statement schedule as of December 31, 1994 and for the year then ended, and as of September 30, 1995 and for the nine months then ended included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company's recurring losses from operations as well as negative operating cash flows which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS




                                                                     PAGE HEREIN
                                                                     -----------


Independent Auditors' Reports.....................................   F-2 to F-3

Consolidated Balance Sheets as of December 31, 1993 and 1994,
 and September 30, 1995...........................................       F-4

Consolidated  Statements of Operations for the year ended
 June 30, 1992, for the six months ended  December 31, 1992, for the years ended December 31, 1993 and 1994, and for the
 nine months ended September 30, 1994 (unaudited) and 1995........       F-5

Consolidated Statements of Changes in Common  Stockholders'
 Equity for the year ended June 30, 1992,  for the six months ended  December 31, 1992,  for the years ended December
 31, 1993 and 1994, and for the nine months ended
 September 30, 1995...............................................   F-6 to F-7

Consolidated  Statements of Cash Flows for the year ended
 June 30, 1992, for the six months ended  December 31, 1992, for the years ended December 31, 1993 and 1994, and for
 the nine months ended September 30, 1994 (unaudited) and 1995....   F-8 to F-9

Notes to Consolidated Financial Statements........................      F-10

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Bentley Pharmaceuticals, Inc.
Tampa, Florida

We have audited the accompanying consolidated balance sheets of Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation) and subsidiaries (the "Company") as of December 31, 1994 and September 30, 1995, and the related consolidated statements of operations, changes in common stockholders' equity, and cash flows for the year ended December 31, 1994 and for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and September 30, 1995, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has been experiencing recurring losses from operations as well as negative operating cash flows. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



DELOITTE & TOUCHE LLP

Tampa, Florida
December 8, 1995

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Stockholders of Bentley Pharmaceuticals, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in common stockholders'
equity, and of cash flows present fairly, in all material respects, the financial position of Bentley Pharmaceuticals, Inc. (formerly Belmac
Corporation), and its subsidiaries at December 31, 1993, and the results of their operations and their cash flows for the year ended June 30, 1992, the six months ended December 31, 1992, and the year ended December 31, 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation), for any period subsequent to December 31, 1993.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PRICE WATERHOUSE LLP

Tampa, Florida
March 30, 1994

                          BENTLEY PHARMACEUTICALS, INC.

                           CONSOLIDATED BALANCE SHEETS
                      (In Thousands except per share data)


                                                             December 31,
                                                     ---------------------------        September 30,
                                                      1993                1994               1995
                                                     -------            --------           --------
ASSETS
Current assets:
   Cash and cash equivalents................       $   1,552           $   1,321          $     580
   Investments available for sale...........           1,118                 215                  1
   Receivables..............................           5,953               7,609              8,268
   Inventories..............................           1,298               1,247              1,000
   Prepaid expenses and other...............             302                 296                361
                                                 -----------          ----------          ---------
     Total current assets...................          10,223              10,688             10,210
                                                 -----------          ----------          ---------
Fixed assets, net...........................           3,704               3,618              4,012
Drug licenses and related costs, net........           1,474                 968                965
Other non-current assets, net...............             759               1,058                983
                                                 -----------          ----------          ---------
                                                    $ 16,160            $ 16,332            $16,170
                                                 ===========          ==========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.........................      $    4,466            $  5,364         $    5,067
   Accrued expenses.........................           2,445               2,282              2,144
   Short term borrowings....................           1,040                 663              1,216
   Current portion of long term debt........             229                  61                  4
   Deferred revenue.........................              --                 380                 --
                                                 -----------          ----------          ---------
     Total current liabilities..............           8,180               8,760              8,431
                                                 -----------          ----------          ---------
   Long term debt...........................              35                  --                 --
                                                 -----------          ----------          ---------
   Other non-current liabilities............           2,786                 336                500
                                                 -----------          ----------          ---------
Commitments and Contingencies (Notes 11, 15 and 16)

Redeemable preferred stock, $1.00 par value,
 authorized 2,000 shares
  Series A, issued and outstanding, 74
   shares at December 31, 1993, and 70
   shares at December 31, 1994 and
   September 30, 1995.......................           2,218               2,256              2,374
                                                 -----------          ----------          ---------
Common Stockholders' Equity:
  Common stock, $.02 par value,
   authorized 5,000 shares, issued
   and outstanding, 2,070, 2977 and
   2,978 shares.............................              41                  60                 60
  Stock purchase warrants (to purchase 156,
   477 and 574 shares of common stock)......
  Paid-in capital in excess of par value....          63,902              69,493             69,009
  Stock subscriptions receivable............          (1,268)             (1,550)              (105)
  Accumulated deficit.......................         (58,344)            (61,922)           (63,441)
  Cumulative foreign currency
   translation adjustment...................          (1,390)             (1,101)              (658)
                                                 -----------          ----------          ---------
                                                       2,941               4,980              4,865
                                                 -----------          ----------          ---------
                                                    $ 16,160            $ 16,332           $ 16,170
                                                 ===========          ==========          =========

                 The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements

                          BENTLEY PHARMACEUTICALS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands except per share data)



                                                     For the Six
                                       For the          Months                For the Year                    For the Nine
                                         Year            Ended                   Ended                        Months Ended
                                        Ended          December               December 31,                   September 30,
                                       June 30,           31,          ------------------------        ------------------------
                                         1992            1992            1993            1994            1994            1995
                                       --------        --------        --------        --------        --------        --------
                                                                                                     (unaudited)
Sales.................................. $13,138        $  9,708         $19,849         $26,284         $19,676         $23,583
Cost of sales..........................   8,871           5,899          15,100          21,464          15,940          19,523
                                       --------        --------        --------        --------        --------        --------
Gross Margin...........................   4,267           3,809           4,749           4,820           3,736           4,060
                                       --------        --------        --------        --------        --------        --------
Operating expenses:
 Selling, general and
  administrative.......................   8,665           9,830           9,170           7,716           6,428           5,516
 Research and development..............   5,168           3,599           1,555             759             608             341
 Depreciation and amortization.........     925             743             756             575             377             408
 Write-off of Biolid(R)and related
  costs................................     ---             ---           2,241             ---             ---             ---
 Settlement of class action
  litigation...........................     ---             ---           1,000             ---             ---             ---
 Other non-recurring charges...........     ---           9,321             ---             ---             ---             ---
                                       --------        --------        --------        --------        --------        --------
 Total operating expenses..............  14,758          23,493          14,722           9,050           7,413           6,265
                                       --------        --------        --------        --------        --------        --------
Loss from operations................... (10,491)        (19,684)         (9,973)         (4,230)         (3,677)         (2,205)
Other (income) expenses:
 Interest expense......................     427             205             271             423             140             215
 Interest income.......................    (448)           (256)            (91)           (123)            (44)             (1)
 Other (income) expense................      (2)           (102)             83            (952)           (122)           (900)
                                       --------        --------        --------        --------        --------        --------
Loss before income taxes............... (10,468)        (19,531)        (10,236)         (3,578)         (3,651)         (1,519)
Provision for income taxes.............     343             ---             ---             ---             ---             ---
                                       --------        --------        --------        --------        --------        --------
Net loss...............................$(10,811)       $(19,531)       $(10,236)        $(3,578)        $(3,651)        $(1,519)
                                       ========        ========        ========        ========        ========        ========
Net loss per common share.............. $(11.12)        $(16.60)         $(6.32)         $(1.56)         $(1.67)          $(.55)
                                       ========        ========        ========        ========        ========        ========
Weighted average common shares
   outstanding.........................     997           1,203           1,655           2,395           2,257           2,978
                                       ========        ========        ========        ========        ========        ========




                 The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements

                          BENTLEY PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF CHANGES
                         IN COMMON STOCKHOLDERS' EQUITY
                      (In Thousands except per share data)



                                              $.02 Par Value
                                               Common Stock      Additional                     Other
                                             ----------------      Paid-in    Accumulated      Equity
                                             Shares    Amount      Capital      Deficit      Transactions       Total
                                             ------    ------     ---------   -----------    ------------      -------
Balance at June 30, 1991....................   751      $15        $19,252     $(17,766)       $    730      $   2,231
 Private placement of common stock..........    94        2          8,445           --              --          8,447
 Stock subscriptions receivable.............    --       --             --           --            (199)          (199)
 Conversion of redeemable preferred stock...    66        1          8,399           --              --          8,400
 Exercise of stock options..................    42        1          2,056           --              --          2,057
 Conversion of stock purchase warrants......   203        4          8,109           --          (1,392)         6,721
 Issuance of shares relating to Chimos
   acquisition..............................    10       --            612           --              --            612
 Repurchase of common stock.................    (5)      --           (495)          --              --           (495)
 Accretion/accrual of dividends --
   preferred stock..........................    --       --           (277)          --              --           (277)
 Foreign currency transaction adjustment....    --       --             --           --             666            666
 Net loss...................................    --       --             --      (10,811)             --        (10,811)
                                            ------    -----      ---------    ---------      ----------       --------
Balance at June 30, 1992                     1,161       23         46,101      (28,577)           (195)        17,352
 Private placement of common stock..........    81        2          3,862           --              --          3,864
 Stock subscriptions receivable.............    --       --             --           --          (1,700)        (1,700)
 Cancellation of stock subscriptions
   receivable...............................    --       --             --           --             426            426
 Conversion of redeemable preferred
   stock....................................     1       --            201           --              --            201
 Exercise of stock options..................     1       --             60           --              --             60
 Issuance of common stock as
   compensation.............................    17       --            960           --              --            960
 Other equity transactions..................    --       --            135           --              --            135
 Accretion/accrual of dividends --
   preferred stock..........................    --       --           (439)          --              --           (439)
 Foreign currency transaction adjustment....    --       --             --           --          (1,423)        (1,423)
 Net loss...................................    --       --             --      (19,531)             --        (19,531)
                                            ------    -----      ---------    ---------      ----------       --------
Balance at December 31, 1992................ 1,261       25         50,880      (48,108)         (2,892)           (95)
                                            ------    -----      ---------    ---------      ----------       --------






                                                                     (Continued)


           The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements

                          BENTLEY PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF CHANGES
                   IN COMMON STOCKHOLDERS' EQUITY (Concluded)
                      (In Thousands except per share data)


                                              $.02 Par Value
                                               Common Stock      Additional                     Other
                                             ----------------      Paid-in    Accumulated      Equity
                                             Shares    Amount      Capital      Deficit      Transactions       Total
                                             ------    ------     ---------   -----------    ------------      -------
Balance at December 31, 1992................ 1,261     $ 25       $50,880      $(48,108)       $ (2,892)      $    (95)
 Private placement of common stock..........   733       15         7,370            --              --          7,385
 Stock subscriptions receivable.............    --       --            --            --            (856)          (856)
 Stock subscription received................    --       --            --            --           1,700          1,700
 Conversion of redeemable preferred stock...    36        1         5,401            --              --          5,402
 Conversion of stock purchase warrants......     9       --            97            --              --             97
 Conversion of minority interest --
   Pharmacin Corp...........................    10       --            --            --              --             --
 Stock issued for termination compensation..    15       --           330            --              --            330
 Miscellaneous..............................     6       --            44            --              --             44
 Accretion/accrual of dividends --
   preferred stock..........................    --       --          (220)           --              --           (220)
 Foreign currency transaction adjustment....    --       --            --            --            (610)           610
 Net loss...................................    --       --            --       (10,236)             --        (10,236)
                                            ------    -----      ---------    ---------      ----------       --------
Balance at December 31, 1993................ 2,070       41         63,902      (58,344)         (2,658)         2,941
 Conversion of stock purchase warrants......     2       --             34           --              --             34
 Private placement of common stock..........   826       17          4,776           --              --          4,793
 Stock subscriptions receivable.............    --       --             --           --          (1,596)        (1,596)
 Stock subscription received................    --       --             --           --             693            693
 Conversion of redeemable preferred stock...     1       --            129           --              --            129
 Repurchase of common stock.................   (41)      (1)          (620)          --             621             --
 Sale of treasury stock.....................    42        1            294           --              --            295
 Issuance of common stock as compensation...     7       --            146           --              --            146
 Issuance of common stock to settle
  litigation................................    70        2            998           --              --          1,000
 Accrual of dividends -- preferred stock....    --       --           (166)          --              --           (166)
 Foreign currency transaction adjustment....    --       --             --           --             289            289
 Net loss...................................    --       --             --       (3,578)             --         (3,578)
                                            ------    -----      ---------    ---------      ----------       --------
Balance at December 31, 1994................ 2,977       60         64,493      (61,922)         (2,651)         4,980
 Stock subscription received................    --       --             --           --             562            562
 Stock subscription revaluation/cancellation    --       --           (351)          --             883            532
 Common stock issued as compensation........     1       --              3           --              --              3
 Accrual of dividends -- preferred stock....    --       --           (118)          --              --           (118)
 Miscellaneous..............................    --       --            (18)          --              --            (18)
 Foreign currency transaction adjustment....    --       --             --           --             443            443
 Net loss...................................    --       --             --       (1,519)             --         (1,519)
                                            ------    -----      ---------    ---------      ----------       --------
Balance at September 30, 1995............... 2,978      $60        $69,009     $(63,441)     $     (763)      $  4,865
                                            ======    =====      =========    =========      ==========       ========


           The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements

                          BENTLEY PHARMACEUTICALS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)


                                                    For the      For the Six
                                                      Year          Months         For the Year             For the Nine
                                                     Ended          Ended             Ended                 Months Ended
                                                    June 30,     December 31,      December 31,            September 30,
                                                    -------      -----------    -----------------       ------------------
                                                      1992           1992        1993       1994         1994        1995
                                                     ------         ------      ------     ------       ------      ------
                                                                                                      (unaudited)
Cash flows from operating activities:
 Net loss........................................  $(10,811)     $(19,531)   $(10,236)   $(3,578)      $(3,651)   $(1,519)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization..................       925           743         756        575          377        408
  Gain on sale of Belmacina(R)...................        --            --          --       (884)          --       (380)
  Other non-cash items...........................       (72)          (50)        (10)       108          120        117
  Write-off Biolid(R)and related costs...........        --            --          --         --           --         --
  Settlement of class action litigation..........        --            --       1,000         --           --         --
  Stock issued as compensation...................        --            --         375        146           --         --
  Other non-recurring charges....................        --         9,321          --         --           --         --
  Cancellation of Stock subscription
    receivable...................................        --            --          --         --           --        533
  Research and development charges...............        --           250          --         --           --         --
  (Increase) decrease in assets and increase
    (decrease) in liabilities net of effects of
    acquisitions:
  Receivables....................................    (5,561)        2,886      (2,160)       124        1,361     (1,007)
  Inventories....................................    (2,815)          930       1,066        154         (698)       199
  Prepaid expenses and other current assets......      (444)          279         (10)        20         (114)       (44)
  Other assets...................................      (811)         (165)        286        349          210         66
  Accounts payable and accrued expenses..........     5,086           743      (2,936)       228          386       (795)
  Other liabilities..............................        --            --          --       (657)          --         --
     Net cash (used in) operating activities.....   (14,503)       (4,594)     (9,628)    (3,415)      (2,009)     (2,422)
                                                  ----------   ----------   ---------  ---------   ----------  ----------

Cash flows from investing activities:
   Proceeds from sale of Belmacina(R)............         --           --          --        651          778         922
   Proceeds from sale of investments.............      1,924        4,533         555      1,040          720         214
   Purchase of investments.......................     (5,479)      (1,510)     (1,118)      (116)        (116)         --
   Net change in fixed assets....................       (795)        (296)       (133)        --           --        (507)
   Investment in partnership.....................         --           --          --       (648)        (605)        (13)
   (Repayment to) received from Evans............         --           --         532       (793)        (793)         --
   Proceeds from sale of Amodex(R)rights.........         --           --       3,260         --           --          --
   Pharmaceutical license acquisitions...........     (5,500)        (459)         --         --           --          --
   Chimos acquisition, net of cash acquired......       (312)          --          --         --           --          --
   Other investments.............................         --          (30)        (20)        --           --          --
   Laboratorios Belmac acquisition, net of cash
     acquired....................................     (2,759)          --          --         --           --          --
                                                  ----------   ----------   ---------  ---------   ----------  ----------
       Net cash provided by (used in) investing
         activities.............................     (12,921)      (2,238)      3,076        134          (16)        616
                                                  ----------   ----------   ---------  ---------   ----------  ----------



                                                                     (Continued)


           The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements

                          BENTLEY PHARMACEUTICALS, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)
                                 (In Thousands)


                                                    For the      For the Six
                                                      Year          Months         For the Year             For the Nine
                                                     Ended          Ended             Ended                 Months Ended
                                                    June 30,     December 31,      December 31,            September 30,
                                                    -------      -----------    -----------------       ------------------
                                                      1992           1992        1993       1994         1994        1995
                                                     ------         ------      ------     ------       ------      ------
                                                                                                      (unaudited)
Cash flows from financing activities:
 Net increase(decrease) in short term
   borrowings.................................... $      242     $   (858)   $    391   $    397      $  (242)   $    501
 Proceeds from private placement:
   Preferred stock...............................     15,750           --          --         --           --          --
   Common stock..................................     10,120        2,386       8,711      3,761        2,903
 Offering costs of private placement.............     (2,136)        (217)     (2,096)      (377)        (287)        (56)
 Collection of stock subscription receivable.....         --           --       1,700        693          457         562
 Proceeds from exercise of stock options.........      2,057           60          --         --           --          --
 Proceeds from exercise of stock warrants........      6,522           --          97         34           34          --
 Other equity transactions.......................         --          135          --         --           --          --
 Repayments of long term debt....................     (1,228)      (1,632)       (221)      (203)        (153)        (57)
 Payments on capital leases......................        (36)         (45)        (81)       (72)         (55)        (25)
                                                  ----------   ----------   ---------  ---------   ----------  ----------
   Net cash provided by (used in) financing
    activities...................................     31,291         (171)      8,501      3,439        2,657         925
                                                  ----------   ----------   ---------  ---------   ----------  ----------

Effect of exchange rate changes on cash..........       (425)        (536)       (997)      (389)          (9)        140
                                                  ----------   ----------   ---------  ---------   ----------  ----------
Net increase (decrease) in cash and cash
   equivalents...................................      3,442       (3,063)        952       (231)         623        (741)
Cash and cash equivalents at beginning of
   period........................................        221        3,663         600      1,552        1,552       1,321
                                                  ----------   ----------   ---------  ---------   ----------  ----------
Cash and cash equivalents at end of period.......   $  3,663   $      600   $   1,552  $   1,321    $   2,175   $     580
                                                  ==========   ==========   =========  =========   ==========  ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
The Registrant paid cash during the period for (in thousands):
   Interest...................................... $      267   $      186   $     309  $     263   $      172  $      220
                                                  ==========   ==========   =========  =========   ==========  ==========
   Taxes......................................... $      285   $      428   $       0  $       6   $        6          --
                                                  ==========   ==========   =========  =========   ==========  ==========

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
The Registrant has issued Common Stock in exchange for
services, rights or in settlement of litigation as
follows (in thousands):
   Shares Issued.................................         --           17          38         99            7           1
                                                  ==========   ==========   =========  =========   ==========  ==========
   Amount........................................         --   $      960   $     820  $   1,290   $      146   $       3
                                                  ==========   ==========   =========  =========   ==========  ==========



           The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements

                          BENTLEY PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- HISTORY AND OPERATIONS

     Bentley Pharmaceuticals, Inc. (formerly Belmac Corporation) (the "Company") is an international pharmaceutical and health care company engaged primarily in the manufacturing, marketing and distribution of pharmaceutical products in France and Spain, with limited distribution of health care products and research and development activities in the United States. The Company's operations in France consist of the import and distribution of fine chemicals and the marketing of specialty pharmaceutical products. In Spain, the Company manufactures, packages and distributes both its own and other companies' pharmaceutical products. In the United States, the Company markets disposable linens to emergency health services which are manufactured under contract.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company has incurred significant net losses as well as negative operating cash flows for all periods presented. These losses, although decreasing, and other factors may indicate that the Company may be unable to continue as a going concern.

     The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations and positive cash flows. Management has developed a comprehensive strategic plan which focuses on short-term profitability and goals and includes plans to achieve continued profitability on an ongoing basis. Additionally, management is exploring various financing alternatives, including a public offering of its debt and/or equity securities. Management plans include careful prioritization of research and development  activities  and  continuation  of  an  austerity  program  that  it implemented  in early 1993.  Additionally,  management is  considering  possible joint ventures or other third party relationships for the continuing development, licensing and marketing of certain drugs currently under development.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN YEAR END

     Effective December 31, 1992 the Company changed its fiscal year end from June 30 to December 31.

PRINCIPLES OF CONSOLIDATION AND FOREIGN CURRENCY TRANSLATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: B.O.G. International Finance, Inc., Belmac Jamaica, Ltd., Belmac Healthcare Corporation and its wholly owned subsidiary Belmac Hygiene, Inc., Chimos/LBF S.A. (formerly known as the separate entities of Laboratoires Belmac S.A. and Chimos S.A.) and its wholly owned subsidiary Laboratorios Belmac S.A., and Belmac Holdings, Inc. (formerly known as Pharmacin Holdings, Inc.), and its wholly owned subsidiary, Belmac A. I., Inc. (formerly known as Pharmacin Corp.). Belmac Hygiene, Inc. entered into a 50/50 partnership with Maximed Corporation of New York in March 1994. Belmac Hygiene's participation in the partnership is accounted for using the equity method. All significant intercompany balances have been eliminated in

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

consolidation. The financial position and results of operations of the Company's foreign subsidiaries are measured using local currency as the functional currency. Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect at the end of the period. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency translation gains and losses not impacting cash flows are credited to or charged against Stockholders' Equity. Foreign currency translation gains and losses arising from cash transactions are credited to or charged against current earnings.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents for purposes of the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows. Investments in securities which do not meet the definition of cash equivalents are classified as investments available for sale in the Consolidated Balance Sheets. A bank overdraft of approximately $30,000 at December 31, 1993 is included in accounts payable as of that date and restricted cash of approximately $300,000 at December 31, 1993 is included in investments available for sale as of that date as well.

INVESTMENTS AVAILABLE FOR SALE

     Investments available for sale are reported at approximate market value.

INVENTORIES

     Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out ("FIFO") method.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the following estimated economic lives of the assets:

                                                  Years
                                                  -----
         Buildings...............................  30
         Equipment............................... 5-7
         Furniture and fixtures.................. 5-7
         Others..................................   5

     Leasehold improvements are depreciated over the life of the respective lease.

     Expenditures for replacements and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are charged against operations as incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

DRUG LICENSES AND RELATED COSTS

     Drug licenses and related costs incurred in connection with obtaining or acquiring licenses, patents, and other proprietary rights related to the Company's commercially developed products are capitalized. Capitalized drug licenses and related costs are being amortized on a straight-line basis over fifteen years from the dates of acquisition. Costs of acquiring pharmaceuticals requiring further development are expensed as purchased research and development. Carrying values of such assets are reviewed annually by the Company and are adjusted for any diminution in value.

INVESTMENT IN PARTNERSHIP

     Belmac Hygiene, Inc., a wholly-owned subsidiary of the Company entered into a 50/50 partnership in March 1994 with Maximed Corporation ("Maximed") to develop and market feminine healthcare products. Maximed contributed the hydrogel-based technology and the Company, through its subsidiary, is responsible for providing financing and funding of the partnership's activities. The investment in the partnership is accounted for using the equity method.

     Belmac Hygiene, Inc. has become involved in a dispute with Maximed and filed suit in December 1994 against Maximed (See Note 15). In the opinion of management, the carrying value of its investment in the partnership, accounted for using the equity method, of $501,000 and $513,000 as of December 31, 1994 and September 30, 1995, respectively, is not impaired and no reserve is considered necessary.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed when incurred.

AMORTIZATION OF GOODWILL

     Costs of investments in purchased companies in excess of the underlying fair value of net identifiable assets at date of acquisition are recorded as goodwill and included in other non-current assets which is amortized over fifteen years on a straight line basis. Carrying values of such assets are reviewed annually by the Company and are adjusted for any diminution in value.

REVENUE RECOGNITION

     Sales of products are recognized by the Company when the products are shipped to customers. The Company allows sales returns in certain situations, but does not reserve for returns and allowances based upon the Company's favorable historical experience.

INCOME TAXES

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS
109). SFAS 109 mandates the liability method in accounting for the effects of income taxes for financial reporting purposes. The Company adopted SFAS 109

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

effective January 1, 1993. This statement did not have a material impact on the Company's consolidated financial statements as a result of establishing a valuation allowance equal to the deferred tax asset arising primarily from its net operating loss carryforwards.

NET LOSS PER COMMON SHARE

     Primary loss per common share is computed by dividing the net loss (less accretion of discount and accrued dividends on mandatorily redeemable preferred stock) by the weighted average number of shares of Common Stock outstanding during each period. Common Stock equivalents were not included in the calculation of primary loss per share as they were determined to be antidilutive.

     The Company effected a one-for-ten reverse split of its Common Stock on July 25, 1995 as a result of an amendment to its Articles of Incorporation which was approved by the stockholders at the Company's Annual Stockholders Meeting held on June 9, 1995. All information with respect to per share data and number of common shares has been retroactively adjusted to give effect to the reverse stock split.

NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("FAS 121") effective for fiscal years beginning after December 15, 1995. FAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes that the adoption of FAS 121 will not have a material impact on the financial condition or the results of operations of the Company.

     In October 1995, FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") effective for transactions entered into after December 15, 1995. FAS 123 provides alternatives for the methods used by entities to record compensation expense associated with its stock-based compensation plans. Additionally, FAS 123 provides further guidance on the disclosure requirements relating to stock-based compensation plans. Management believes that the adoption of FAS 123 will not have a material impact on the financial condition or the results of operations of the Company.

UNAUDITED PERIOD

     Amounts reported for the nine-month period ended September 30, 1994 are unaudited and in the opinion of management of the Company include all adjustments that are of a normal recurring nature and necessary for a fair presentation.

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 3 -- ACQUISITIONS

CHIMOS S.A.

     In August 1991, the Company, through its 100% owned subsidiary, Laboratoires Belmac S.A., purchased all of the outstanding shares of Chimos S.A., ("Chimos"), a company with executive offices in Paris, France. The acquisition price consisted of 3,000,000 French Francs (approximately $500,000) plus 10,000 shares of the Company's Common Stock (approximate value of $613,000). This acquisition has been accounted for by the purchase method and the excess of purchase price over the fair market value of net assets acquired has been recorded as goodwill (approximately $548,000) and included in other non-current assets. These two entities were merged in 1994 into one surviving entity known as Chimos/LBF S.A. Chimos/LBF S.A. is engaged in the distribution of specialty pharmaceutical products and fine chemicals to pharmacies and hospitals in France.

RIMAFAR S.A.

     In February 1992, the Company, through its wholly-owned subsidiary, Laboratoires Belmac S.A., consummated the acquisition of all of the outstanding shares of Rimafar S.A. (currently known as Laboratorios Belmac S.A.), a Spanish corporation. The Company paid a cash purchase price of approximately $3,100,000 (including costs associated with the acquisition) for 100% of the shares.

     This acquisition was accounted for by the purchase method and the excess of purchase price over the tangible net assets acquired was assigned to nine different Spanish drug licenses held by the Company (See Note 8).

PRO FORMA FINANCIAL INFORMATION

     The following pro forma Statement of Operations reflects the effect on the Company's 1992 operations, as if the above described acquisitions had occurred at the beginning of the Company's fiscal year ended June 30, 1992:

                                  Pro Forma Combined (Unaudited)
                                  ------------------------------
         Net sales....................   $    17,249,000
         Net loss.....................   $   (11,145,000)
         Loss per Common Share........   $        (11.40)

     The above pro forma financial information relating to Chimos and Laboratorios Belmac is presented in accordance with accounting rules relating to business acquisitions and is not necessarily indicative either of the results of operations that would have occurred had the acquisitions been effective at the beginning of the fiscal year indicated or of future results of operations of the combined companies.

                          BENTLEY PHARMACEUTICALS, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

NOTE 4 -- OTHER NON-RECURRING CHARGES

     The aggregate amount of other non-recurring charges for the period ended December 31, 1992 of $9,321,000 relates primarily to a 1992 realignment of the Company and its products in the United States and in Europe by its management as outlined below.

MANAGEMENT

     On February 26, 1993, Jean-Francois Rossignol resigned as Chairman and Chief Executive Officer of the Company. The Company agreed to forgive $271,000 of a note receivable from Dr. Rossignol at the time of his resignation, the cost of which has been included in the period ended December 31, 1992.

     The Company decided in December 1992 to realign its pharmaceutical operations in France by implementing a more cost effective marketing strategy utilizing an outside marketing firm during certain times of the year in place of its internal French management and sales force. Severance costs associated with the displacement of the French employees totaling approximately $1,054,000 were included in the period ended December 31, 1992.

     As part of the realignment of French operations, the Company decided to relocate its French offices from Sophia Antipolis to Paris. In conjunction with this decision the Company wrote-off certain leasehold improvements and other assets and expensed certain lease and other commitments aggregating $2,108,000 which was included in the period ended December 31, 1992.

     On November 23, 1992 Michael M. Harshbarger was appointed President and Chief Operating Officer of the Company. Under the terms of Harshbarger's employment agreement 10,000 shares of the Company's Common Stock were granted to him on December 16, 1992. The market value of the shares on the date of grant of $575,000 was included in the period ended December 31, 1992.

     As an incentive to its employees in Spain, the Company's Board of Directors on December 29, 1992 approved the issuance of 7,000 shares of Common Stock to the employees of Laboratorios Belmac, resulting in a charge of $385,000 based on the market price of the Company's Common Stock on the date of grant. These costs were also included in the period ended December 31, 1992.

PRODUCTS

     In January 1993, the Company sold its product rights and inventory of Amodex(R) to a third party. Charges of $3,574,000 and $212,000 representing the write-down of drug licenses and inventory, respectively, to net-realizable value were included in the period ended December 31, 1992.

     The Company decided to discontinue marketing its Biolid(R) infant and pediatric formulations in France due to lower than expected sales volume and low gross margins. Additionally, it was determined that excessive quantities of the adult formulation of Biolid(R) existed, recognizing the Company's restructured marketing efforts. Accordingly, inventory write-offs relating to Biolid(R) totaling approximately $630,000 were reflected in the period ended December 31, 1992. The Company wrote-off certain capitalized costs related to the sachet formulation of Biolid(R) as of December 31, 1993 (See Note 8).

                          BENTLEY PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -- OTHER NON-RECURRING CHARGES -- (Continued)

     The Company has decided to focus its product development efforts for Alphanon(R) on a transdermal patch delivery system and accordingly $243,000 of deferred product costs relating to the intra-navel transdermal technology were written off in 1992. The inability to collect receivables for Alphanon(R) sales amounting to $162,000 from a major customer outside the United States was indicative of the limited market opportunity for the product in its navel-transdermal delivery form. Accordingly, the Company also wrote-off approximately $107,000 of inventory relating to Alphanon(R).

NOTE 5 -- RECEIVABLES

Receivables consist of the following (in Thousands):


                                                           December 31,
                                                   ---------------------------             September 30,
                                                     1993               1994                    1995
                                                   --------           --------                --------
Trade Receivables...............................     $5,163             $6,360                  $7,479
Sale of Belmacina(R)(Note 8)....................        ---              1,140                     243
Other (Notes 8 and 15)..........................        840                233                     645
                                                   --------           --------                --------
                                                      6,003              7,733                   8,367
Less--allowance for doubtful accounts...........        (50)              (124)                    (99)
                                                   --------           --------                --------
                                                     $5,953             $7,609                  $8,268
                                                   ========           ========                ========


NOTE 6 -- INVENTORIES

Inventories consist of the following (in Thousands):


                                                           December 31,
                                                   ---------------------------             September 30,
                                                     1993               1994                    1995
                                                   --------           --------                --------
Raw materials...................................     $  553            $   149                 $   217
Work in progress................................          3                  3                       1
Finished goods..................................        742              1,343                   1,453
                                                   --------           --------                --------
                                                      1,298              1,495                   1,671
Less--allowance slow moving or
 obsolete inventory.............................         --               (248)                   (671)
                                                   --------           --------                --------
                                                     $1,298              1,247                  $1,000
                                                   ========           ========                ========


                          BENTLEY PHARMACEUTICALS, INC.

NOTE 7 -- FIXED ASSETS

Fixed assets consist of the following (in Thousands):

                                                           December 31,
                                                   ---------------------------             September 30,
                                                     1993               1994                    1995
                                                   --------           --------                --------
Land.............................................    $1,033             $1,121                  $1,195
Buildings........................................     1,667              1,810                   2,477
Equipment........................................       845                916                     964
Furniture and fixtures...........................       603                675                     653
Leasehold improvements...........................       302                340                     335
Equipment under capital lease....................        81                221                     138
                                                   --------           --------                --------
                                                      4,631              5,083                   5,762
Less-accumulated depreciation....................      (927)            (1,465)                 (1,750)
                                                   --------           --------                --------
                                                     $3,704             $3,618                  $4,012
                                                   ========           ========                ========

     Depreciation expense was $287,000,  $173,000,  $489,000, $434,000, $258,000
(unaudited) and $290,000 for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995, respectively.

NOTE 8 -- DRUG LICENSES AND RELATED COSTS, NET

Drug licenses and related costs consist of the following (in Thousands):

                                                           December 31,
                                                   ---------------------------             September 30,
                                                     1993               1994                    1995
                                                   --------           --------                --------
Laboratorios Belmac's portfolio (Note 3)...........  $1,721             $1,259                  $1,342
Less--accumulated amortization.....................  (2,047)              (291)                   (377)
                                                   --------           --------                --------
                                                     $1,474            $   968                 $   965
                                                   ========           ========                ========

     In September 1992, the Company, through its Spanish subsidiary Laboratorios Belmac, acquired the Spanish license and product rights to Belmacina(R), a ciprofloxacin antibiotic, for approximately $577,000. The Company sold its Spanish license and product rights to Ciprofloxacin in 1994 for approximately $1,556,000 and sold the related trademark for approximately $380,000 in 1995. The Company received approximately $651,000 in cash, net of transaction costs and a receivable of approximately $1,140,000, which includes amounts related to the sale of the trademark. The gain on sale of the license and product rights of approximately $884,000 was included in Other Income for the year ended December 31, 1994 and the gain on the sale of the related trademark was recorded as a receivable and as deferred revenue as of December 31, 1994. The Company recognized the gain on the sale of the related trademark upon the transfer of the trademark to the buyer in 1995.

     In December 1991, the Company, through its wholly-owned French subsidiary Laboratoires Belmac S.A., acquired certain inventory and all French product rights of Amodex(R). Amodex(R) is an amoxicillin-based antibiotic that has been registered with the Ministry of Health in France and has been granted regulatory approval for marketing in France. Pursuant to this agreement, Laboratoires Belmac S.A. agreed to pay approximately $6,800,000, of which $5,500,000 was paid at consummation and approximately $1,300,000 was agreed to be payable in three installments in December 1993, 1994 and 1995. Subsequent to June 30, 1992,
Laboratoires Belmac S.A. renegotiated the terms of the agreement whereby one payment of approximately $882,000 was made

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 8 -- DRUG LICENSES AND RELATED COSTS, NET -- (Continued)

in lieu of the three installment payments. The related intangible asset and debt were adjusted at June 30, 1992 to reflect the revised agreement.

     In January 1993 the Company sold all of its French product rights and inventory of Amodex(R) to a third party. At December 31, 1992 the cost associated with the Amodex(R) product rights was reduced to $3,260,000 to reflect its net realizable value (See Note 4).

     In September 1993 the Company entered into an agreement to sell its rights to the Biolid(R) sachet formulation in France and related inventories to Evans Medical S.A. for approximately $2,245,000. The Company received approximately $950,000 cash upon execution of the agreement including approximately $350,000 for promotion and marketing of the product. The Company recorded a receivable of approximately $1,550,000 as of September 30, 1993, representing the balance of the purchase price which was due upon transfer of the French AMM (license to market the product) to Evans. This transaction was subject to approval, by a French regulatory authority, of the transfer of the French AMM to Evans. The French regulatory authority subsequently requested additional information prior to approving this transfer and requested marketing of Biolid(R) be suspended pending the additional data. The Company discontinued marketing this product, which is a sachet formulation.

     As a result of the regulatory action, the Company entered into an agreement with Evans in March 1994 which canceled the previous sales agreement and the Company agreed to refund approximately $532,000 deposited by Evans and an additional $175,000 of the promotional costs paid by Evans. Accordingly, the Company reversed the sale of the rights to the sachet formulation of Biolid(R) and removed the previously recorded gain and receivable from its books, effective December 31, 1993. As a result of the decision to withdraw the sachet formulation of Biolid(R) from the French market and the subsequent agreement with Evans, the Company recorded an expense of $2,241,000 in the fourth quarter of 1993 reflecting the write-off of the sachet formulation of Biolid(R) intangible asset, the Biolid(R) inventories and the reimbursement of Evans' promotional costs.

     The Company owns all rights, title and interest to Alphanon(R), a camphor based anti-hemorrhoidal drug. In connection with the acquisition of Alphanon(R), the Company agreed to pay for the longer of fifteen years from the first marketing of Alphanon(R) in each country or the life of an Alphanon(R) patent in each country, a royalty fee of 5% of the gross profit from the manufacture and sale of the product and 5% of the net royalty payments received from any licensing agreements of the product. Costs capitalized related to this drug license included $262,000 for the value of Common Stock issued. In December 1992 the Company wrote-off all remaining unamortized Alphanon(R) license and related costs reflecting the decision to discontinue further sales and marketing efforts related to Alphanon(R) pending further development of the transdermal patch technology (See Note 4).

     Amortization expense for drug licenses and related costs was approximately $553,000, $328,000, $227,000, $102,000, $89,000 (unaudited) and $86,000 for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and 1994, and for the nine months ended September 30, 1994 and 1995, respectively.

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 9 -- ACCRUED EXPENSES

Accrued expenses consist of the following (in Thousands):

                                                                        December 31,                 September 30,
                                                                  ------------------------           -------------
                                                                  1993                1994                1995
                                                                  ----                ----             ---------
Accrued expenses.........................................     $    774             $1,914              $   1,669
Accrued payroll and severance benefits (Note 4)..........          964                368                    475
Amount due to Evans (Note 8).............................          707                ---                    ---
                                                              --------         ----------             ----------
                                                                $2,445             $2,282              $   2,144
                                                              ========         ==========             ==========


NOTE 10 -- DEBT

Short term borrowings consist of the following (in Thousands):

                                                                        December 31,                  September 30,
                                                                  ------------------------            -------------
                                                                  1993                1994                 1995
                                                                  ----                ----               ---------
Trade receivables discounted (with a Spanish
 financial institution), with recourse, effective
 interest rate on the note is 13.9%............................ $   570             $   463                  $ 675
Short-term loan (with a French financial institution),
 maturing in January 1994, average interest rate 4.5%..........     369                 ---                    ---
Short-term loan (with a French financial institution),
 matured  on February 2, 1994, interest rate 4.25%.............     101                 ---                    ---
Short-term loan (with a French financial institution),
 maturing in January 1995, average interest rate 7.3%..........     ---                 200                    ---
Short term loan (with a French financial institution)
 maturing in December 1995, average interest rate 11.3%........     ---                 ---                    304
Other..........................................................     ---                 ---                    237
                                                               --------            --------               --------
        Total Short term borrowings............................$  1,040            $    663               $  1,216
                                                               ========            ========               ========

Long-term debt consists of the following (in Thousands):

                                                                        December 31,                 September 30,
                                                                  ------------------------           -------------
                                                                  1993                1994                1995
                                                                  ----                ----              ---------
First mortgage loan,  principal and interest of $35
 quarterly  through  February 1995, collateralized
 by land and buildings in Spain Interest is based on the
 Madrid Interbank Offering Rate (MIBOR*) plus 1.45%............ $   175             $    37             $    ---
Capital lease obligations, relating to various equipment
 used by the Company...........................................      89                  24                    4
                                                               --------            --------             --------
                                                                    264                  61                    4
Less current portion...........................................    (229)                (61)                  (4)
                                                               --------            --------             --------
     Total long-term debt...................................... $    35            $      0             $      0
                                                               ========            ========             ========

------------------------

* MIBOR at December 31, 1993 and 1994, and September 30, 1995 was 9.5%, 8.65% and 9.35%, respectively.

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 10 -- DEBT -- (Continued)

     The weighted average interest rate on borrowings outstanding at December 31, 1994 and September 30, 1995 was 8.57% and 10.5%, respectively.

NOTE 11 -- REDEEMABLE PREFERRED STOCK

     During the year ended June 30, 1992, the Company issued 290,000 shares of $1 par value Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock") and 340,000 shares of $1 par value Series B Convertible Exchangeable Preferred Stock ("the Series B Preferred Stock") at $25 per share. The issuance of these shares provided aggregate proceeds to the Company of $15,750,000. Since the Series A and B Preferred Stock meet the definition of Mandatorily Redeemable Preferred Stock, it has been excluded from the Common Stockholders' Equity section of the Consolidated Balance Sheets. As of December 31, 1994 and September 30, 1995, 220,000 shares of the Series A Preferred Stock and all shares of the Series B Preferred Stock had been converted into 56,100 and 48,100 shares, respectively, of Common Stock.

     The shares of Series A and B Preferred Stock were convertible at the option of the holders into Common Stock at any time prior to the close of business on the date fixed for redemption or exchange, at an initial conversion price for the Series A Preferred Stock of $115.00 per share (at an initial conversion rate of approximately .21739 shares of Common Stock for each share of Series A Preferred Stock) and for the Series B Preferred Stock of $160.00 per share (at an initial conversion rate of .15625 shares of Common Stock for each share of Series B Preferred Stock). The conversion rates were adjusted by the Company, in lieu of paying cumulative dividends of 9% per annum to .25828 and .1703 for the Series A and B Preferred Stock, respectively. The dividend payment date for Series A Preferred Stock is October 15. The dividend payment date for Series B Preferred Stock was February 1, 1993.

     The Series A Preferred Stock has a liquidation preference equal to $25.00 per share, plus accrued and unpaid dividends up to the liquidation date. The Series A Preferred Stock is redeemable for cash at the option of the Company. The Preferred Stock is also redeemable for cash at the option of the holder upon certain major stock acquisitions or business combinations at $25.00 per share, plus accrued and unpaid dividends through the redemption dates. The holders of Preferred Stock have no voting rights except as required by applicable law and except that if the equivalent of two full annual cash dividends shall be accrued and unpaid, the holders of the Series A Preferred Stock shall have the right, as a class, to elect two additional members of the Company's Board of Directors. As of the date hereof, the holders of the Series A Preferred Stock have not exercised their right to appoint such directors.

     The Series A Preferred Stock is exchangeable in whole, but not in part, at the option of the Company on any dividend payment date beginning October 15, 1993, for 9% Convertible Subordinated Debentures of the Company due 2016. Holders of Series A Preferred Stock will be entitled to $25 principal amount of Debentures for each share of Series A Preferred Stock.

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 12 -- COMMON STOCKHOLDERS' EQUITY -- (Continued)

     The Series A Preferred Stock is recorded at redemption value, which is $25.00 per share plus cumulative dividends of 9% per annum. The following table summarizes activity of the Series A and B Preferred Stock:

(In Thousands)

                                                            Series A                  Series B
                                                      -------------------      --------------------
                                                      Shares      Amounts      Shares       Amounts
                                                      ------      -------      ------       -------
Balance at December 31, 1992..........................   74       $1,998        212       $5,403
 Converted to Common Stock............................  ---          ---       (212)      (5,403)
 Accretion of discount and accrual of 9% dividends....  ---          220        ---          ---
                                                      -----       ------   --------    ---------
Balance at December 31, 1993..........................   74        2,218        ---          ---
 Converted to Common Stock............................   (4)        (128)
 Accrual of 9% dividends..............................  ---          166        ---          ---
                                                      -----       ------   --------    ---------
Balance at December 31, 1994..........................   70        2,256        ---          ---
 Accrual of 9% dividends..............................  ---          118        ---          ---
                                                      -----       ------   --------    ---------
Balance at September 30, 1995.........................   70       $2,374         --    $     ---
                                                      =====       ======   ========    =========

NOTE 12 -- COMMON STOCKHOLDERS' EQUITY

     At December 31, 1994 and September 30, 1995 the Company had the following Common Stock reserved for issuances under various plans and agreements:

                                            December 31, 1994 September 30, 1995
                                            ----------------- ------------------
     For conversion of Series A Preferred Stock
      (Note 11)18,000..............................    18,000           18,000
     For stock purchase warrants...................   476,500          574,000
     For stock options.............................   382,500          260,500
     For other.....................................     7,500            8,500
                                                    ---------        ---------
                                                      884,500          861,000
                                                    =========        =========

     The Company has never paid any dividends on its Common Stock. The current policy of the Board of Directors is to retain earnings to finance the operation of the Company's business. Accordingly, it is anticipated that no cash dividends will be paid to the holders of the Common Stock in the foreseeable future. Under the terms of the Series A Preferred Stock, the Company is restricted from paying dividends on its Common Stock so long as there are arrearages on dividend payments on the Series A Preferred Stock. There currently are such arrearages.

STOCK PURCHASE WARRANTS

     During the year ended June 30, 1992, stock purchase warrants were converted into 203,300 shares of the Company's Common Stock at prices ranging from $31.00 to $105.00 per share. Such conversions yielded net proceeds of $6,721,000 to the Company in the year ended June 30, 1992.

     No warrants were converted into shares of the Company's Common Stock in the six months ended December 31, 1992.

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 12 -- COMMON STOCKHOLDERS' EQUITY -- (Continued)

     During the year ended December 31, 1993, stock purchase warrants were converted into 8,700 shares of the Company's Common Stock at prices ranging from $10.00 to $13.75 per share. Such conversions yielded net proceeds of $97,000 to the Company in the year ended December 31, 1993.

     During the year ended December 31, 1994, stock purchase warrants were converted into 2,500 shares of the Company's Common Stock at $13.75 per share. Such conversions yielded net proceeds of $34,000 to the Company in the year ended December 31, 1994.

     No warrants were converted into shares of the Company's Common Stock in the nine months ended September 30, 1995.

     At September 30, 1995, there were 574,000 warrants outstanding which were exercisable at prices ranging from $2.50 to $120.00 per share, of which 241,000 warrants have an exercise price of $2.50 per share. The Warrants expire through December 1998.

COMMON STOCK TRANSACTIONS

     During the year ended June 30, 1992, the Company issued 94,100 shares of Common Stock in two private placement transactions with total net proceeds of $8,447,000 and purchased 5,400 shares of its outstanding Common Stock for $495,000. Also during the year ended June 30, 1992, 336,000 shares of the Company's Series A and B Preferred Stock were converted into 65,700 shares of Common Stock at conversion prices ranging from $115.00 to $160.00 per share.

     During the six months ended December 31, 1992, the Company issued 80,600 shares of Common Stock in a private placement transaction, with total net proceeds of $3,864,000 ($1,700,000 of such proceeds were received subsequent to December 31, 1992 and were recorded as stock subscriptions receivable in the Common Stockholders' Equity section of the Consolidated Balance Sheets at December 31, 1992). The Company also awarded 17,000 shares of Common Stock to employees as incentive compensation in the six months ended December 31, 1992 and 8,000 shares of the Company's Series B Preferred Stock were converted into 1,300 shares of Common Stock at the conversion price of $160.00 per share during this period.

     During the year ended December 31, 1993, the Company issued 733,400 shares of Common Stock in private placement transactions, with total net proceeds of $7,385,000 ($770,000 of such proceeds were recorded as stock subscriptions receivable in the Common Stockholders' Equity section of the Consolidated Balance Sheets). Also, 212,000 shares of the Company's Series B Preferred Stock were converted into 36,100 shares of Common Stock at the conversion price of $160.00 per share. The Company also awarded 1,900 shares of Common Stock to employees as incentive compensation and settled litigation with two former officers of the Company by issuing to them an aggregate of 14,700 shares of Common Stock in the year ended December 31, 1993.

     During the year ended December 31, 1994, the Company issued 845,800 shares of Common Stock in private placement transactions, with total net proceeds of $4,944,000 ($1,596,000 of such proceeds were recorded as stock subscriptions receivable in the Common Stockholders' Equity section of the Consolidated
Balance Sheets of which approximately $1,193,000 had been received as of December 8, 1995). Also, 4,000 shares of the Company's Series A Preferred Stock were converted into 1,100 shares of Common Stock at the

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 12 -- COMMON STOCKHOLDERS' EQUITY -- (Continued)

conversion price of $115.00 per share. The Company also awarded 7,000 shares of Common Stock to Directors as compensation and settled litigation with shareholders of the Company by issuing to them an aggregate of 70,200 shares of Common Stock in the year ended December 31, 1994.

     During the nine months ended September 30, 1995, the Company issued 817 shares of Common Stock to Directors as compensation.

STOCK SUBSCRIPTIONS RECEIVABLE

     Stock subscriptions receivable at June 30, 1992 represent amounts owed to the Company by two former officers of the Company (see explanation below). Certain receivables from one of the former officers included in the June 30, 1992 balance were forgiven and are included in non-recurring charges for the six months ended December 31, 1992. (See Notes 4, 15 and 16).

     Stock subscriptions receivable at December 31, 1992 included $412,000 owed to the Company by a former officer of the Company (see explanation below) and $1,700,000 owed to the Company by a subscriber of 50,000 shares of Common Stock which were issued in a private placement. The $1,700,000 was received in full in February 1993.

     Stock subscriptions receivable at December 31, 1993 included $498,000 owed to the Company by a former officer of the Company (see explanation below). Additionally, amounts owed to the Company by a subscriber of 50,000 shares of Common Stock which were issued in a private placement total $770,000 and were included in the December 31, 1993 balance. Of this amount $473,000 was received in 1994.

     Stock subscriptions receivable at December 31, 1994 include an amount owed to the Company by a former officer and director of the Company for the exercise of various warrants and options to purchase 6,570 shares of the Company's Common Stock at prices ranging from $38.10 to $105.00 per share totaling $412,000. The notes accrued interest at the rate of 8.5% per annum payable through the issuance of additional promissory notes having the same terms as the subscriptions receivable. Such accrued interest totaled $121,000 at December 31, 1994. The Company cancelled the promissory notes receivable together with interest due on such notes aggregating approximately $533,000 in May 1995 as a result of a jury verdict. See Note 15. Additionally, amounts owed to the Company by subscribers of shares of Common Stock which were issued in private placements total $1,017,000 and are included in the December 31, 1994 balance, however, $561,000 of this balance was collected in the nine months ended September 30, 1995. The remaining subscriptions outstanding relate to a subscription agreement whereby the subscriber has entered into a subscription agreement with the Company and delivered promissory notes for the purchase of the shares. The shares have been issued in the name of the individual but were pledged to the Company to secure payment for such shares under the promissory notes. The shares are released from the pledge as they are paid for. Under the terms of the subscription agreement and the related promissory note, the purchase price for the stock is set at the closing price for the Company's Common Stock on the date that the subscriber makes the payment for shares to be delivered and payment is made to the Company under the promissory notes. The stock subscription receivable and additional paid in capital were reduced by $350,000 at September 30, 1995 to reflect the current trading price for the Company's Common Stock at September 30, 1995.

                         BENTLEY PHARMACEUTICALS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

NOTE 12 -- COMMON STOCKHOLDERS' EQUITY -- (Continued)

STOCK OPTION PLANS

     The Company has in effect Stock Option Plans (the "Plans"), pursuant to which directors, officers, and employees of the Company who contribute materially to the success and profitability of the Company are eligible to receive grants of options for the Company's Common Stock. An aggregate of 380,500 shares of Common Stock have been reserved for issuance under the Plans, of which 166,200 and 214,600 had been granted as of and December 31, 1994 and September 30, 1995, respectively. Options may be granted for terms not exceeding ten years from the date of grant except for stock options which are granted to persons owning more than 10% of the total combined voting power of all classes of stock of the Company. For these individuals, options may be granted for terms not exceeding five years from the date of grant. Options may not be granted at a price which is less than 100% of the fair market value on the date the options are granted (110% in the case of persons owning more than 10% of the total combined voting power of the Company).

     During the year ended June 30, 1992, holders of stock options exercised options acquiring 41,800 shares of the Company's Common Stock. Such exercises provided proceeds to the Company of $2,057,000 in the year ended June 30, 1992.

     Holders of stock options exercised no options during the year ended December 31, 1993 or 1994, or the nine months ended September 30, 1995; however, they exercised options during the six months ended December 31, 1992, acquiring 1,100 shares of the Company's Common Stock at prices ranging from $50.00 to $66.88 per share. Such exercises provided proceeds of $60,000 to the Company in the six months ended December 31, 1992.

     In addition, the Company has granted options and warrants outside of the Plans in connection with private placements of its securities and as consideration for various services. These options and warrants have been granted for terms not exceeding six years from the date of grant. The table below summarizes all activity for the year ended June 30, 1992, the six months ended December 31, 1992, the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995.


                                    Number of
                                  Common Shares
                                  -------------         Price per share
                                  (In Thousands)        ---------------

Outstanding at June 30, 1991........     278
  Granted...........................     142         $  100.00 to  $  177.50
  Exercised.........................    (245)        $   25.00 to  $  105.00
  Canceled..........................      (4)        $   50.00 to  $   58.75
                                     -------
Outstanding at June 30, 1992........     171
  Granted...........................      88         $   42.00 to $   300.00
  Exercised.........................      (1)        $   50.00 to $    66.88
  Canceled..........................     (14)        $   50.00 to $   152.50
                                     -------

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 12 -- COMMON STOCKHOLDERS' EQUITY -- (Continued)

                                    Number of
                                  Common Shares
                                  -------------         Price per share
                                  (In Thousands)        ---------------

Outstanding at December 31, 1992..    244
  Granted.........................    171    $     10.00 to $     45.00
  Exercised.......................     (9)   $     10.00 to $     13.75
  Canceled........................   (110)   $     37.50 to $    300.00
                                    -----
Outstanding at December 31, 1993..    296
  Granted.........................    359    $      2.50 to $     20.00
  Exercised.......................     (2)   $     13.75
  Canceled........................    (10)   $     13.75 to $     71.25
                                    -----
Outstanding at December 31, 1994..    643
  Granted.........................    180    $      2.50 to $     7.50
  Exercised.......................    ---              ---
  Canceled........................    (34)   $     11.25 to $   177.50
                                    -----
Outstanding at September 30, 1995.    789
                                    =====

     Options and warrants outstanding include 574,000 warrants, all of which are exercisable, and 215,000 options, of which 82,000 are vested and exercisable at September 30, 1995.

NOTE 13 -- PROVISION FOR INCOME TAXES

     The Company  adopted  SFAS 109,  "Accounting  for Income  Taxes"  effective
January 1, 1993, and began recognizing income tax benefits for net operating loss carryforwards, credit carryforwards and certain temporary differences for which tax benefits have not previously been recorded. As a result of the adoption of SFAS 109, the Company has recognized approximately $18,000,000 as a deferred tax asset; however, the Company has established a valuation allowance equal to the full amount of the deferred tax asset, as future operating profits cannot be assured. The Company expects to recognize the benefit of the asset when financial reporting and taxable income is generated.

     At December 31, 1994 and September 30, 1995, the Company has net operating loss (the "NOL") carryforwards of approximately $34,000,000 and $35,000,000, respectively, available to offset future U.S. taxable income. The Company calculates that its use of the NOL may be limited to approximately $3,000,000 each year as a result of stock option and warrant issuances during prior fiscal years resulting in an ownership change of more that 50% of the Company's outstanding equity. If not offset against future taxable income, the NOL carryforwards will expire in tax years 1996 through 2010.

     In addition, Chimos/LBF S.A. and Laboratorios Belmac S.A. have NOL carryforwards of approximately $14,000,000 and $3,000,000 available to offset future taxable income for income tax purposes in France and Spain, respectively. If not offset against taxable income, the NOL carryforwards will expire in various years ending 1999.

     The provision for income taxes of $343,000 for the year ended June 30, 1992 is the result of current French taxes on profits generated by Chimos S.A. in the year ended June 30, 1992. Chimos was not eligible to file a French consolidated income tax return with Laboratoires Belmac S.A. until fiscal year 1993. Therefore,

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 13 -- PROVISION FOR INCOME TAXES -- (Continued)

the Laboratoires Belmac losses were not available to offset Chimos' taxable profits for the year ended June 30, 1992. For the six months ended December 31, 1992, the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995, no income tax provision is recorded due to domestic losses and the consolidation of Chimos S.A. with Laboratoires Belmac S.A. and subsequent merger of the two entities for French tax purposes.

NOTE 14 -- BUSINESS SEGMENT INFORMATION ON FOREIGN OPERATIONS

     The following is a summary of the results of operations and identifiable assets of the Company's wholly-owned foreign subsidiaries as of and for the year ended June 30, 1992, as of and for the six months ended December 31, 1992, and as of and for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995.



                                                  (In Thousands)
                                               Year Ended June 30, 1992
                                      ------------------------------------------
                                      France      Spain      U.S    Consolidated
                                      ------     -------   ------   ------------
     Revenue.......................  $10,891     $2,247   $   ---    $ 13,138
     Net loss......................   (5,168)      (189)   (5,454)    (10,811)
     Identifiable assets...........   26,452      7,781     4,520      38,753



                                                  (In Thousands)
                                          Six Months Ended December 31, 1992
                                      ------------------------------------------
                                      France      Spain      U.S    Consolidated
                                      ------     -------   ------   ------------
     Revenue....................... $  7,738     $1,970   $   ---    $  9,708
     Net loss......................  (11,808)    (1,228)   (6,495)    (19,531)
     Identifiable assets...........   10,793      7,373     3,787      21,953




                                                  (In Thousands)
                                            Year Ended December 31, 1993
                                      ------------------------------------------
                                      France      Spain      U.S    Consolidated
                                      ------     -------   ------   ------------
     Revenue....................... $ 15,155    $ 4,328    $  366     $19,849
     Net loss......................     (811)    (1,655)   (7,770)    (10,236)
     Identifiable assets...........    7,023      6,873     2,264      16,160



                                                  (In Thousands)
                                             Year Ended December 31, 1994
                                      ------------------------------------------
                                      France      Spain      U.S    Consolidated
                                      ------     -------   ------   ------------
     Revenue.......................  $20,257     $5,843   $   184     $26,284
     Net income (loss).............      595       (405)   (3,768)     (3,578)
     Identifiable assets...........    6,476      7,833     2,023      16,332



                                                  (In Thousands)
                                         Nine Months Ended September 30, 1994
                                      ------------------------------------------
                                      France      Spain      U.S    Consolidated
                                      ------     -------   ------   ------------
     Revenue.......................  $15,499    $ 4,061    $  116     $19,676
     Net income (loss).............      (65)      (974)   (2,612)     (3,651)
     Identifiable assets...........    7,316      7,404     2,180      16,900

                                                  (In Thousands)
                                         Nine Months Ended September 30, 1995
                                      ------------------------------------------
                                      France      Spain      U.S    Consolidated
                                      ------     -------   ------   ------------
     Revenue.......................  $19,282     $4,147     $ 154    $23,583
     Net income (loss).............    1,103       (352)   (2,270)    (1,519)
     Identifiable assets...........    7,713      7,349     1,108     16,170

     Total liabilities attributable to foreign operations were $11,029,000, $8,358,000, $8,428,000 and $6,649,000 at December 31, 1992, December 31, 1993,
December 31, 1994 and September 30, 1995, respectively. There were no dividends from foreign subsidiaries, and net foreign currency gains (losses) reflected in results of operations for the year ended June 30, 1992, the six months ended December 31, 1992, the year ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 and 1995 were approximately $35,000, $40,000, ($133,000), $66,000, $30,000 (unaudited), and $2,000, respectively. Sales in
France for the years ended December 31, 1993 and 1994, and the nine months ended September 30, 1994 and 1995 include approximately $4,500,000, $8,000,000,
$6,953,000 (unaudited) and $6,024,000, respectively, to Pharmacie Centrale des Hopitaux. Sales in France for the six months ended December 31, 1992, include approximately $1,900,000 to Pharmacie Centrale des Hopitaux and $2,500,000 to Distraphar. Sales in France for the year ended June 30, 1992 include approximately $3,000,000 and $1,400,000 to Pharmacie Centrale des Hopitaux and Industrie Chemiche Farmaceutiche Italienne, respectively.

NOTE 15--COMMITMENTS AND CONTINGENCIES

     On July 15, 1993, Michael M. Harshbarger was discharged for cause from the Company as President and Chief Executive Officer. At the time of his discharge, Harshbarger owed the Company approximately $121,000 as a result of expenses of a personal nature which he charged to the Company's accounts and removal of corporate assets for personal use. Harshbarger has sued the Company for wrongful termination, seeking damages in excess of $1,400,000 and the Company has countersued for wrongful conversion and civil theft, fraud and deceit, and breach of contract, in an effort to recover the amounts owed by Harshbarger. The Company is amending a counterclaim against Harshbarger for breach of fiduciary duty and is seeking damages in excess of $1,000,000. In the opinion of current management, the amounts are collectable and this litigation will have no material effect on the financial position or results of operations of the Company.

     On November 30, 1992, Marc S. Ayers resigned as Chief Financial Officer of the Company and effective December 17, 1992, resigned as a member of the Board of Directors. At December 31, 1994 Ayers owed the Company $412,000 plus $121,000 accrued interest under two stock subscription notes receivable, both of which had matured and remained unpaid. Ayers sued the Company alleging breach of contract and the Company countersued Ayers. This matter was tried in 1994 and a jury verdict rendered on August 18, 1994, found in favor of Ayers on one issue and in favor of the Company on another issue. The judge ordered a new trial on all issues and no judgement was entered in the case. After a jury trial in May 1995, the jury found no binding contract was made between the Company and Ayers while awarding Ayers a recovery of approximately $27,000 for consulting services rendered and cancellation of the promissory notes and interest thereon. The cancellation of the promissory notes and related interest was charged to expenses in the nine months ended September 30, 1995.

     Belmac Hygiene, Inc. ("Hygiene"), a subsidiary of the Company, filed an action on December 9, 1994 in the United States District Court for the Southern District of New York against Medstar, Inc. ("Medstar"),

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES -- (Continued)

Maximed, Inc. ("Maximed") and Robert S. Cohen. The defendants are Hygiene's partners (or such partner's control persons) in the Company's partnership with Maximed (the "Partnership"), which was formed for the development and ultimate sale of Maximed's intravaginal controlled release products. The action seeks (i) to enjoin the defendants from interfering with the management of the Partnership by Hygiene's representatives, and (ii) to recover damages as a result of defendants' misrepresentations and breach of warranty in the Partnership agreement. The defendants have filed a counterclaim against Hygiene. Medstar also filed a separate action on May 4, 1995 in the Untied States District Court for the Southern District of New York against the Company alleging that Hygiene failed to fund the Partnership and seeking $10,000,000 from the Company pursuant to its guaranty of Hygiene's obligations. Management of the Company views both Medstar's claim and the counterclaim of Medstar, Maximed and Robert S. Cohen to be frivolous and entirely without merit and is vigorously pursuing the Company's claims and defending both Medstar's action and the counterclaim. The issues were tried, without a jury, on August 21-23, 1995. Thereafter, post-trial briefs and proposed findings of fact and conclusions of law were submitted, and argument was heard on October 25, 1995. However, a decision has not yet been rendered as of December 8, 1995.

     The Company has determined that it is exposed to certain contingencies with respect to its operations in Spain totaling approximately $640,000 and has accrued $120,000 for such contingencies that are considered probable and included such amount in other non-current liabilities as of September 30, 1995.

     The Company is also obligated to pay royalties on sales of the drug Alphanon(R) (Notes 4 and 8).

     The  Company  is   entitled   to  payments  of  $360,000   related  to  the
commercialization of a certain drug provided to Jean-Francois Rossignol, its former Chairman and Chief Executive Officer. On April 8, 1995, Rossignol filed a Demand for Arbitration seeking to recover unspecified damages for the alleged breach of a written agreement between Rossignol and the Company dated August 13, 1993. In April 1995, the Company commenced an action against Rossignol, Marc S. Ayers and Romarc Laboratories, L.C., in the Circuit Court of the Thirteenth Judicial Circuit, State of Florida, Hillsborough County Civil Division seeking, inter alia, a stay of the arbitration commenced by Rossignol and $360,000 representing the principal amount of a promissory note issued in connection with the August 13, 1993 agreement and damages. Under the terms of a settlement agreement entered into on December 6, 1995 (the "Settlement Agreement"), Rossignol agreed to pay to the Company the full amount of the promissory note in three installments, the first of which ($160,000) was paid upon execution of the Settlement Agreement and the remaining two ($100,000 each) are due in January and March 1996, respectively. Consequently, the Company has included such amounts in Other (Income) Expense for the nine months ended September 30, 1995.

                          BENTLEY PHARMACEUTICALS, INC.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES -- (Continued)

     The Company leases certain of its assets under noncancellable operating leases. Total charges to operations under operating leases were approximately $105,000, $204,000, $598,000, $360,000, $347,000 (unaudited) and $318,000, for the year ended June 30, 1992, for the six months ended December 31, 1992, for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995, respectively. Future minimum lease payments under operating leases are as follows:

                                 (In Thousands)
                           Period Ending, December 31
                           --------------------------
              1995..............................    $    133
              1996..............................         419
              1997..............................         321
              1998..............................         246
              1999, and thereafter..............         -0-

NOTE 16 -- RELATED PARTY TRANSACTIONS

     See Note 12 for stock  subscriptions  receivable  from former  officers and
Note 15 for additional disclosures related to former officers.

     On May 30, 1991 Rossignol exercised options to purchase 11,120 shares of Common Stock at an average exercise price of $38.30 per share and Ayers exercised options to purchase 4,674 shares at an exercise price of $45.60 per share. On September 6, 1991, Ayers exercised options to purchase 1,896 shares of Common Stock at an exercise price of $105.00 per share. Rossignol and Ayers exercised their options through the issuance of promissory notes (the "Notes") in the principal amounts of $426,000 and $412,000, respectively, representing the aggregate exercise prices for such options. Each of the Notes accrued interest at the rate of 8.5% per annum which was payable through the issuance of additional promissory notes having the same terms as the Notes. In November 1992, Rossignol prepaid his note down to $271,000 (including accrued interest) through the offset of payments from the Company (see additional explanation below). February 26, 1993, Rossignol resigned as Chief Executive Officer and Chairman of the Board and the Company agreed to forgive $271,000 of his Note balance (including accrued interest) due to the Company and to release his Belmac Holdings, Inc. (formerly Pharmacin Holdings, Inc.) stock which was held as collateral by the Company. This transaction has been included in other non-recurring charges for the six months ended December 31, 1992. Ayers' notes and accrued interest were cancelled in May 1995 as a result of litigation and are included in Other (Income) Expense for the nine months ended September 30, 1995. See Note 15.

     Healthcare Capital Investments ("Healthcare"), a registered broker-dealer which is 80% owned by Harshbarger, a former Director and former President and Chief Executive Officer of the Company and his wife, has acted as placement agent for the Company on private placements of the Company's securities. In a $14,250,000 private placement completed in October 1991 which Healthcare co-managed with Societe Generale Securities Corporation ("Societe Generale"), Healthcare received a fee of $426,000. In a $10,620,000 private placement completed in April 1992 which Healthcare also co-managed with Societe Generale, Healthcare received a fee of $318,600. In connection with a private placement completed in October 1992, Healthcare received a fee of $244,500 and four-year warrants to purchase 2,391 shares of Common Stock at an exercise price of $120.00 per share. In addition, in July 1992 Healthcare was granted five-year options to purchase 15,000 shares of Common Stock at an exercise price of $116.25 per share for its advisory services. Healthcare and its affiliates

                          BENTLY PHARMACEUTICALS, INC.

NOTE 16 -- RELATED PARTY TRANSACTIONS -- (Continued)

received fees during the year ended December 31, 1993 totaling $242,000 and four- and five-year warrants to purchase an aggregate of 9,600 shares of Common Stock at an exercise price of $22.00 per share. Fees paid in connection with the above private placements have been charged to additional-paid-in-capital.

     Receivables   at  December  31,  1994  and   September   30,  1995  include
approximately $121,000 owed by Harshbarger. See Note 15.

NOTE 17 -- SUBSEQUENT EVENTS

     Private Placements. To finance its operations, in October 1995 the Company conducted two private placements of its securities. In the first placement the Company sold to certain purchasers for an aggregate purchase price of $720,000, 120,000 shares of the Company's Common Stock and 12% promissory notes in the aggregate principal amount of $720,000 (the "Notes") which become payable in full upon the earlier of July 31, 1996 or the closing of a public offering of the Company's securities (a "Public Offering"). The Notes are convertible into shares of Common Stock, at the option of the holders thereof, at a conversion price of $3.00 per share, for an aggregate of 240,000 shares of Common Stock, subject to anti-dilution provisions. The Notes are subject to mandatory conversion at a conversion price of $3.00 per share if no Public Offering is completed by July 31, 1996. The effective interest rate on the notes is 83%.

     In the second placement, the Company sold to certain purchasers for an aggregate purchase price of $1,050,000, 131,250 shares of Common Stock and 12% promissory notes in the aggregate principal amount of $1,050,000 (the "A Notes") which become payable in full upon the earlier of September 30, 1996 or the completion of a Public Offering. The A Notes are subject to mandatory conversion, at a conversion price equal to the average closing price for the Common Stock quoted on the American Stock Exchange for the five trading days immediately preceding September 30, 1996, if no Public Offering is completed by September 30, 1996. The effective interest rate on the notes is 75%.

     Settlement of Litigation. In December 1995, the Company entered into a Settlement Agreement with Jean Francois Rossignol, Marc S. Ayers and Romark Laboratories, L.C., whereby all parties agreed to settle all claims relative to this matter and Rossignol agreed to pay to the Company the full amount of the $360,000 promissory note dated August 13, 1993 due to the Company in three installments. The first installment of $160,000 was paid upon execution of the Settlement Agreement and the remaining two installments of $100,000 each are due in January and March 1996, respectively. Consequently, the Company has included such amounts in Other (Income) Expense for the nine months ended September 30, 1995. See Note 15.

     Shareholders Meeting. At a Special Meeting of Shareholders held on December 8, 1995, the shareholders of the Company approved proposals to increase the number of authorized shares of Common Stock from 5,000,000 to 20,000,000 and to change the name of the Company to Bentley Pharmaceuticals, Inc.

---------------------------------------   --------------------------------------
=======================================   ======================================

    NO DEALER, SALESPERSON OR ANY OTHER
PERSON  HAS  BEEN  AUTHORIZED  TO  GIVE
ANY  INFORMATION   OR   TO   MAKE   ANY
REPRESENTATION    OTHER    THAN   THOSE
CONTAINED   IN   THIS   PROSPECTUS   IN
CONNECTION   WITH  THE  OFFER  MADE  BY
THIS PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH  INFORMATION  OR   REPRESENTATIONS
MUST  NOT  BE  RELIED  UPON  AS  HAVING
BEEN  AUTHORIZED  BY THE COMPANY OR ANY               458,500 SHARES
UNDERWRITER.   THIS PROSPECTUS DOES NOT               OF COMMON STOCK
CONSTITUTE  AN  OFFER  TO   SELL  OR  A
SOLICITATION OF AN OFFER TO BUY  ANY OF
THESE SECURITIES IN ANY JURISDICTION TO
ANY  PERSON  TO  WHOM IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION. EXCEPT
WHERE    OTHERWISE   INDICATED,    THIS
PROSPECTUS SPEAKS AS OF  THE  EFFECTIVE
DATE  OF  THE  REGISTRATION  STATEMENT.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR  ANY  SALE  MADE  HEREUNDER  SHALL,
UNDER  ANY  CIRCUMSTANCES,  CREATE  ANY                  BENTLEY
IMPLICATION  THAT  THERE  HAS  BEEN  NO           PHARMACEUTICALS, INC.
CHANGE IN  THE  AFFAIRS OF THE  COMPANY
SINCE THE  DATE HEREOF.
         ------------------

          TABLE OF CONTENTS
                                   Page
                                   ----
Available Information.................2
Prospectus Summary....................3
Risk Factors..........................7
Price Range of Common Stock and
  Dividend Policy....................15              ------------------
Selected Financial Data..............16                  PROSPECTUS
Management's Discussion and Analysis                 ------------------
 of Financial Condition  and Results
 of Operations.......................17
Business.............................23
Management...........................36
Executive Compensation...............38
Principal Stockholders...............45
Description of Securities............47
Description of Debentures............52
Selling Shareholders and Plan of
 Distribution........................58
Legal Matters........................60
Experts..............................60              February 14, 1996
Index to Financial Statements.......F-1

----------------------------------------  --------------------------------------
========================================  ======================================